Registration No. 333-___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KL Energy Corporation
(Name of registrant as specified in its charter)

NEVADA	8700	39-2052941
(State of Incorporation)	(Primary Standard Industrial	(I.R.S. Employer
	Classification Code Number)	Identification No.)

306 East Saint Joseph Street, Suite 200
Rapid City, South Dakota 57701
(605) 718-0372
(Address and telephone number of principal executive offices and principal place of business)

Thomas Schueller
306 East Saint Joseph Street, Suite 200
Rapid City, South Dakota 57701
(605) 718-0372
(Name, address and telephone number of agent for service)

Copies to:
Amy Bowler, Esq.
Holland & Hart LLP
6380 S. Fiddlers Green Circle, Suite 500
Greenwood Village, Colorado  80111
(303) 290-1086

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐       Accelerated filer ☐      Non-accelerated filer ☐     Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount to be	Offering Price per	Aggregate	Amount of
to be Registered	Registered(1)(2)	Share (2)	Offering Price	Registration Fee
common stock, $0.001 par value			$30,000,000	$2,139
(1)
Includes _____________ shares that the underwriter has the option to purchase to cover over-allotments, if any.  Includes common stock underlying warrants to purchase _____________ shares issued to the underwriter.  Unless otherwise indicated, all share amounts and prices assume the consummation of a reverse stock split, at a ratio of 1-to-___ to be effected prior to the effectiveness of the registration statement, with the exact timing of the reverse stock split to be determined by the Registrant’s Board of Directors.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE __, 2010

________ shares of common stock

This is a firm commitment public offering of ____________ shares of common stock, $.001 par value per share.  Our common stock is currently quoted on the OTC Bulletin Board under the symbol “KLEG”. Prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a reverse stock split anticipated to be on a 1-for-___ basis. Unless otherwise noted, the share amounts and prices set forth on the cover page of this prospectus assume consummation of the reverse split. On May 31, 2010, the closing bid price of our common stock was $20.00 ($_____ giving effect to the contemplated 1-for-___ reverse stock split).

	Per Share	Total
Public offering price	$	$
Underwriting discount and commission	$	$
Proceeds to us, before expenses	$	$

 We have granted the underwriter a 45 day option to purchase up to ________ additional shares of common stock at the same price, and on the same terms, solely to cover over-allotments, if any.  If the underwriter exercises its right to purchase shares to cover the over-allotment, we estimate that we will receive gross proceeds of $___________ and net proceeds of $___________.

In connection with this offering, we have agreed to issue to the underwriter a warrant to purchase up to ____% of the shares sold pursuant to the offering (excluding the over-allotment) at $_______ per share, commencing one year from the date of this prospectus and expiring four years thereafter.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.

SEE "RISK FACTORS" BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.  The underwriter expects to deliver the common stock to purchasers against payment on or about [________] , 2010, subject to customary closing conditions.

The date of this prospectus is June 18, 2010.

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Table of Contents

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This registration statement includes certain forward-looking statements.  Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact.  Forward-looking statements may be identified by the use of forward-looking terminology such as, “may,” “shall,” “could,” “expect,” “estimate,” “anticipate,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms.  The forward-looking statements specified in the following information have been compiled by us and are considered by us to be reasonable.  Our future operating results, however, are impossible to predict; the reader should infer no representation, guaranty or warranty from those forward-looking statements. The assumptions we used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances, including without limitation matters identified in the “Risk Factors” described below.  As a result, our identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require us to exercise judgment.  To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results.  We cannot assure that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.  You should read the following discussion and analysis in conjunction with our financial statements and the related notes included elsewhere in this registration statement.

When used in this registration statement, the terms the "Company," "KL Energy", "we," "us," "ours," and similar terms refer to KL Energy Corporation, a Nevada corporation, and its subsidiaries.

ii

PROSPECTUS SUMMARY

This summary highlights selected information elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the common stock. You should pay special attention to the "Risk Factors" section of this prospectus beginning on page 7 to determine whether an investment in the common stock is appropriate for you.

Unless otherwise indicated, all share amounts and prices assume the consummation of the Reverse Stock Split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, with the exact timing of the Reverse Stock Split and the ratio to be determined by our Board of Directors.

Our Business

Business

While we have historically provided engineering, construction, operating and ethanol marketing services, for first generation grain based ethanol (“1st Gen” or “GBE”) our focus is now on owning and operating cellulose based ethanol ("CBE") second generation (“2nd Gen”) integrated facilities that utilize our proprietary technology, and designing these facilities for, and licensing our proprietary process technology to, third-parties seeking to participate in the renewable energy and advanced biofuel markets.

Initially, we created expansion and optimization programs for 1st Gen facilities. The experience in the design and operation of these GBE’s has given our company a significant advantage in the development and future operations of 2nd Gen facilities. While we are able to offer design and engineering services to optimize existing GBE facilities, our emphasis in the future will be on integrated CBE facilities.

The majority of 1st Gen ethanol is currently produced from sugar cane or grain-based feedstocks, predominantly corn in the United States, however it can also be produced from cellulose. The growth of first generation ethanol is limited due to the widespread opposition to using land and crops that can be used for food or feed, for the production of fuels. This is especially relevant now that technology has provided a solution that uses widely available cellulose as a feedstock for ethanol production.  Cellulose is the primary component of plant cell walls and is one of the most abundant organic compounds available. Advanced biofuels produced from cellulosic materials draws on non-food related and waste feedstock sources and has been proven to substantially reduce carbon dioxide emissions and improve engine efficiency.

Our scientists and engineers continue to optimize our technology both independently and in cooperation with the South Dakota School of Mines and Technology in Rapid City, South Dakota. Based on laboratory data, we have shown our process is capable of producing up to 90 gallons of ethanol from every dry metric ton of certain biomass feedstock. Using pretreated sugarcane bagasse and eucalyptus, we currently are achieving up to 75 gallons per dry metric ton at our bench scale facility.

A key part of our business model is the design of scalable, custom-designed fully integrated CBE plants, preferably with integrated Combined Heat and Power (CHP) and Bio-Lignin production, tailored to a project’s geographic area and locally available feedstock. Through Western Biomass Energy, LLC (“WBE”), a majority-owned subsidiary of ours, we have designed, constructed and operated what we believe to be one of the first second generation CBE demonstration plants in the United States. This plant was constructed to both facilitate research and validate our technology at a demonstration scale. This allows us to continue to research, and refine our cellulose conversion technology, while also demonstrating the commercial viability for this type of technology.

A key part of our business model is the design of scalable, custom-designed fully integrated CBE plants, preferably with integrated Combined Heat and Power (CHP) and Bio-Lignin production, tailored to a project’s geographic area and locally available feedstock. Through Western Biomass Energy, LLC (“WBE”), a majority-owned subsidiary of ours, we have designed, constructed and operated what we believe to be one of the first CBE demonstration plants in the United States. This allows us to continue to research, and refine our cellulose conversion technology, while also demonstrating the commercial viability for this type of technology.

Business Strategies

During the current year, we plan to continue to optimize our technology and to design our first, and possibly second, CBE facility. In addition, we intend to license our technology and contract our design engineering to third parties. We will focus on developing cellulosic ethanol projects integrated to CHP plants, together with partners that will help us accelerate the commercialization of our cellulosic technology and expand our global market presence. These strategic partners and alliances provide an important advantage in realizing success in commercializing our process technologies. Key elements of our business strategy are:

  · Developing and supplying the technologies for commercial production of cellulosic ethanol from certain biomass feedstocks like sugarcane bagasse, eucalyptus and other hard woods, soft woods and agricultural waste. The design and production strategy involves developing scalable facilities preferably with integrated Combined Heat and Power (CHP) and Bio-Lignin production, based on available feedstock supplies and providing a commercially viable alternative for local energy and economic needs.

  ·Owning and operating our own CBE facilities. We intend to (co-)own and operate fully integrated CHP/CBE facilities that utilize our proprietary technology. When feasible, we intend to co-locate plants with other industrial operations such as pulp and paper industries, first generation ethanol and sugar plants that provide synergistic opportunities.

  ·Developing national and international strategic partnerships and strategic alliances.  We intend to develop our projects together with partners that will help accelerate the commercialization of our cellulosic technology and expand our global market presence.  These strategic partners and alliances will be important in accelerating the commercialization of our process technologies.

  ·Improving existing ethanol production through KL CapacitySM.  KL CapacitySM is a service that provides existing grain-based ethanol plants with specialized engineering enhancements that improve the efficiency of ethanol production and potential for increased profitability. KL CapacitySM was developed to respond to rapidly changing market conditions in grain-based ethanol plants in the US and sugar-based ethanol plants in Brazil.

We currently do not sell a material amount of ethanol and/or bio-lignin. Our WBE plant currently does not run on a full time basis. Our WBE facility is currently designed to gather data for process enhancements, provide input to the design of commercial-scale projects and validate our technology as part of the feasibility studies.

Challenges

KL Energy’s success depends on the ability to develop multiple projects while also enhancing our process technology. This strategy places increased demand on our limited human resources and requires us to substantially expand the capabilities of our operational staff. The ability to attract, train, manage and retain qualified management, technical, and engineering personnel presents our greatest challenge.  Other significant challenges are:

●
A significant portion of our business is in the process of scaling-up to commercial operations, causing us to rely on outside sources of funding, rather than supporting ourselves from our own operations.

●	We may be unable to raise debt or equity funding, upon which we will be highly dependent, in the near term.
●	Our poor liquidity may deter existing or potential vendors, suppliers or customers from engaging in transactions with us.
●
We depend on enzymes some of which are in the research and development phase and currently represent a significant and volatile expense in the CBE production process. Recent developments have demonstrated that these costs should continue to drop rapidly over the next two years.

●	Our industry continues to develop both existing and emerging competitors and competitive technologies.

Corporate Information

Our principal offices are located at 306 East Saint Joseph Street, Suite 200 Rapid City, South Dakota 57701 and our telephone number is (605) 718-0372.  Our website address is www.klenergycorp.com.  Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

The Offering

Common stock offered by us	______________ shares, $.001 par value (or ______________ shares if the underwriter exercises its over-allotment option to purchase additional shares).

Common stock to be outstanding after the offering	______________ shares (or ______________ shares if the underwriter exercises its over-allotment option to purchase additional shares).

Over-allotment option	We granted the underwriter an option to purchase up to an additional _____________ shares of common stock, within 45 days after the date of this prospectus, in order to cover over-allotments, if any.

Purchase option
We granted the underwriter an option to purchase, for its own account, up to an additional _____________ shares of common stock which are exercisable, in whole or in part commencing on a date which is one year after the date of this prospectus and expiring on the five-year anniversary of this prospectus, at an initial exercise price per Share of $[__________], which is equal to [____]% of the initial public offering price of the shares.

Offering price	$________ per share.

Net proceeds
The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the common stock offered hereby will be approximately $_______ million.  (If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $_______ million.)

Use of proceeds
We intend to use the proceeds of the offering to provide the equity portion of our investments in our first two or three commercial projects together with supporting general corporate purposes including overhead during the pre-revenue, construction and commissioning phases of these projects.

Risk Factors	See “Risk Factors” starting on page 8 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Market	Our common stock is quoted on the OTC Bulletin Board under the symbol “KLEG”

The above information is based on 47,151,106 shares of common stock outstanding as of May 31, 2010.

Summary Consolidated Financial Data

The following table sets forth a summary of our historical consolidated financial data for the periods ended or as of the dates indicated. We have derived the consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 from our audited consolidated financial statements appearing elsewhere in this prospectus. You should read this table together with our consolidated financial statements and the accompanying notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary consolidated financial data in this section is not intended to replace our consolidated financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

				Three Months Ended
	Year Ended December 31,			March 31,
	2007	2008	2009	2009	2010
				(unaudited)	(unaudited)
Revenue
Engineering and management contracts	$4,310,615	$4,009,825	$-	$-	$-
Biofuel income				-	120,000
Total Revenue	4,310,615	4,009,825	-	-	120,000

Operating Expenses
Cost of engineering and management contracts	2,904,619	1,959,202	-	-	-
Biofuel costs	-	-	-	-	60,000
General and administrative	2,261,198	4,344,651	4,647,240	2,074,766	914,836
Research and development	1,706,293	2,704,717	3,324,980	901,266	881,096
Total Operating Expenses	6,872,110	9,008,570	7,972,220	2,976,032	1,855,932

Loss from Operations	(2,561,495)	(4,998,745)	(7,972,220)	(2,976,032)	(1,735,932)

Other Income (Expense):
Other income (expense)	3,428	(165,723)	(116,289)	(17,522)	(21,984)
Interest income	-	(6,954)	48,522	42,587	718
Interest expense	(298,497)	(1,914,187)	(194,679)	(74,930)	(40,313)
Total Other Expense, Net	(295,069)	(2,086,864)	(262,446)	(49,865)	(61,579)

Loss From Continuing Operations and Before
Net Loss Attributable to Noncontrolling Interest	(2,856,564)	(7,085,608)	(8,234,666)	(3,025,897)	(1,797,511)

Net loss (income) attributable to noncontrolling interests	638,770	99,591	1,251,855	290,502	294,149

Loss From Continuing Operations	(2,217,794)	(6,986,017)	(6,982,811)	(2,735,395)	(1,503,362)

Income (loss) from discontinued operations	825,966	(406,815)	(12,000)	(11,980)	25,832

Net Loss	$(1,391,828)	$(7,392,832)	$(6,994,811)	$(2,747,375)	$(1,477,530)

Net (Loss) Income Per Share, basic and diluted:
Continuing operations	$(0.22)	$(0.62)	$(0.19)	$(0.11)	$(0.03)
Discontinued operations	0.08	(0.04)	(0.00)	(0.00)	0.00
Total	$(0.14)	$(0.65)	$(0.19)	$(0.11)	$(0.03)

Weighted Average Common Shares Outstanding-Basic and Diluted	9,900,266	11,342,967	36,618,280	24,107,801	46,073,328

Net loss used in computing pro forma net loss per share of common stock, basic and diluted (unaudited)	$(1,391,828)	$(7,392,832)	$(6,994,811)	$(2,747,375)	$(1,477,530)
Pro forma net loss per share of common stock, basic and diluted (unaudited)	$(0.14)	$(0.65)	$(0.19)	$(0.11)	$(0.03)
Weighted average common shares used in computing pro forma net loss per share of common stock, basic and diluted (unaudited)	9,900,266	11,342,967	36,618,280	24,107,801	46,073,328

The following table sets forth summary unaudited pro forma and pro forma as adjusted consolidated financial data, which gives effect to the transactions described in the footnotes to the table. The unaudited pro forma and pro forma as adjusted consolidated financial data is presented for informational purposes only and does not purport to represent what our consolidated results of operations or financial position actually would have been had the transactions reflected occurred on the dates indicated or to project our financial condition as of any future date or results of operations for any future period.

	As of March 31, 2010
	Actual	Pro-Forma (1)	Pro-Forma As Adjusted (2) (3)
Cash and cash equivalents	$370,785
Current assets	787,563
Total assets	3,870,680
Current debt obligations	2,181,596
Other current liabilities	4,666,909
Long-term debt	172,005
Common stock	46,788
Additional paid-in capital	8,900,902
Total stockholders' (deficit) equity	(3,149,830)

(1) The pro forma consolidated balance sheet data gives effect to the conversion of all of our warrants for redeemable common stock.
(2) The pro forma as adjusted consolidated balance sheet data gives effect to the sale of ___________ shares of common stock in this offering at an assumed initial public offering price of $_____ per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(3) Each $1.00 increase or decrease in the assumed initial public offering price of $_____ per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, our pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders’ equity by approximately $_____ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this report in evaluating our company and its business. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

There is no assurance that we will operate profitably or will generate positive cash flow in the future.

If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. In particular, additional capital may be required in the event that:

-	The US federal government reduces nationwide fuel standards
-	The price of ethanol and co-products drop below that necessary to have profitable operations
-	We are unable to obtain contracts from third parties for our technology and services

The occurrence of any of these events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued development of our company. Such outside capital may include the sale of additional stock and/or commercial borrowing. The issuance of additional equity securities by us would result in dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new projects and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

As of May 31, 2010, there were 9 individuals and entities, representing our officers, directors and existing stockholders who hold at least 5% of our stock, that together control approximately 83% of our outstanding common stock. Current KL management owns approximately 10% of outstanding common stock.  Since the Merger, less than 600 (out of over 47 million outstanding) shares have been traded which makes KL a very thinly traded stock.  If these officers, directors, and principal stockholders or a group of our principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and control matters requiring stockholder approval, including the election of directors and approval of mergers or other business combination transactions. The interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. For instance, officers, directors, and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of our company otherwise favored by our other stockholders. This concentration of ownership could depress our stock price.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

Our company has a limited operating history and must be considered in the development stage. The success of the company is significantly dependent on successful implementation of our business plan. Our company’s operations will be subject to all of the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to operate on a profitable basis.  A significant portion of our business efforts are focused on technology development and potential investors should be aware of the difficulties normally encountered by this type of enterprise. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Due to the nature of our business and the early stage of our development, our securities must be considered highly speculative. Our future business will include licensing technology and designing facilities relating to the production of ethanol from cellulosic feedstock and there is no assurance that we will realize any profits in the short or medium term. Any profitability our cellulosic ethanol production business does realize will also be dependent upon the successful commercialization or licensing of our core technology, which itself is subject to numerous risk factors as set forth herein.

 Need for ongoing financing.

We will need additional capital to continue operations and will endeavor to raise funds through the sale of equity shares and revenues from operations. There can be no assurance that our company will generate revenues from operations or obtain sufficient capital on acceptable terms, if at all. Failure to obtain such capital or generate such operating revenues would have an adverse impact on financial position and results of operations and ability to continue as a going concern. Operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for our services and products. There can be no assurance that additional private or public financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences, or privileges that are senior to those of our outstanding common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on operating flexibility. Our company’s failure to successfully obtain additional future funding may jeopardize the ability to continue our business and operations. If we can raise additional funds by issuing equity securities, existing stockholders may experience a dilution in their ownership. In addition, as a condition to giving additional funds, future investors may demand, and may be granted, rights superior to those of existing stockholders.

Specifically, we will need to raise additional funds to:

•	Build cellulosic based ethanol plants

•	Support our anticipated growth and carry out our business plan

•	Continue our research and development programs

•	Protect our intellectual property

•	Hire top quality personnel for all areas of our business

•	Address and take advantage of competing technological and market developments

•	Establish additional collaborative relationships

•	Successfully obtain federal grants and loan guarantees

•	Take advantage of subsidies and federal tax credits

The global financial crisis may have impacts on our business and financial condition that we currently cannot predict.

The continued credit crisis and related turmoil in the global financial system has had, and may continue to have, an impact on our business and our financial condition. We may face significant challenges if conditions in the financial markets do not improve.  Our ability to access the capital markets may be severely restricted at a time when we would like, or need, to raise capital, which could have an adverse impact on our ability to meet our capital commitments and flexibility to react to changing economic and business conditions.  The credit crisis could have a negative impact on our lenders or our customers, causing them to fail to meet their obligations to us.  Additionally, demand for our services and products depends on activity and expenditure levels in the ethanol industry, which are negatively impacted by reduced availability of credit and private or public financing alternatives, lack of consumer confidence and falling oil and gas prices.

We face risks associated with our international business.

Our business plan calls for significant portions of our future operations to be conducted outside of the United States.  International business operations are subject to a variety of risks, including:

•	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products or repatriate profits to the United States;
•	the imposition of tariffs;
•	the imposition of limitations on, or increase of, withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;
•	the imposition of limitations on genetically-engineered products or processes and the production or sale of those products or processes in foreign countries;
•	currency exchange rate fluctuations;
•	uncertainties relating to foreign laws and legal proceedings including tax and exchange control laws;
•	the availability of government subsidies or other incentives that benefit competitors in their local markets that are not available to us;
•	economic or political instability in foreign countries;
•	difficulties in staffing and managing foreign operations; and
•	the need to comply with a variety of U.S. laws applicable to the conduct of overseas operations, including export control laws and the Foreign Corrupt Practices Act.

Our cellulose-to-ethanol technologies, although tested at our WBE demonstration plant, are unproven on a fully scaled-up commercial basis and performance could fail to meet projections which could have a detrimental effect on the long-term capital appreciation of our stock.

While production of ethanol from corn, sugars, and starches is a mature technology, newer technologies for production of ethanol from cellulose biomass have not been built at large commercial scales. The technologies being utilized by us for ethanol production from biomass have not been demonstrated on a large commercial scale. All of the tests conducted to date by us with respect to our enzymatic hydrolysis have been performed on limited quantities of feedstocks, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to larger-scale commercialization. Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or at all.

Our business employs technology which may be difficult to protect and may infringe on the intellectual property rights of third parties.

We may lose our competitiveness if we are not able to protect our proprietary technology and intellectual property rights against infringement, and any related litigation may be time-consuming and costly. Our success and ability to compete depends to a significant degree on our proprietary technology. If any of our competitors copy or otherwise gain access to our proprietary technology or develop similar technologies independently, we may not be able to compete as effectively. The measures we have implemented to protect our proprietary technology and other intellectual property rights are primarily based upon trade secrets. These measures, however, may not be adequate to prevent the unauthorized use of our proprietary technology and our other intellectual property rights. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, may result in substantial costs and a diversion of our company's resources. In addition, notwithstanding our rights to our intellectual property, other persons may bring claims against us alleging that we have infringed on their intellectual property rights or claims that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our business or require us to make changes to our technology.

Confidentiality agreements with employees and others may not adequately prevent disclosures of trade secrets and other proprietary information.

We rely in part on trade secret protection to protect our confidential and proprietary information and processes. However, trade secrets are difficult to protect. We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. We require new employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Nevertheless, our proprietary information may be disclosed, third parties could reverse engineer our biocatalysts and others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Our business prospects will be impacted by corn supply and the corn based ethanol industry.

Our ethanol will be produced from cellulose.  However globally, currently most ethanol is produced from sugar cane, sugar beet, corn, or other grain crops which are affected by weather, governmental policy, disease and other conditions. A significant increase in the availability of these feedstocks, and resulting reduction in their price, may decrease the price of ethanol and harm our business.

If ethanol and gasoline prices drop significantly, we will also be forced to reduce our prices, which potentially may lead to further losses.

Usually following oil prices, prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price of ethanol has some correlation to the price of gasoline. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure you that we will be able to sell our ethanol profitably, or at all.  Third parties will be less likely to license our technology if there are prolonged periods of low ethanol prices.

Increased ethanol production from cellulose could increase the demand and price of feedstocks, reducing our profitability.

New ethanol plants that utilize cellulose as their feedstock may be under construction or in the planning stages in our key markets. This increased ethanol production could increase cellulose demand and prices, resulting in higher production costs and lower profits.

Price increases or interruptions in needed energy supplies could cause loss of customers and impair our profitability.

Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our ethanol production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

Our business plan calls for extensive amounts of funding to construct and operate our biorefinery/energy center projects and we may not be able to obtain such funding which could adversely affect our business, operations, and financial condition.

Our business plan depends on the completion of our proposed projects. Although each facility will have specific funding requirements, our proposed non integrated cellulosic based ethanol facilities will require approximately $35-$50 million each to fund. This figure will increase if the projects include Combined Heat & Power (“CHP”) as a 15MW CHP plant will cost approximately an additional $20-$40 million. We will be relying on additional financing, and would benefit from funding from such sources as The Energy Policy Act grants and loan guarantee programs. We are currently in discussions with potential sources of financing but no definitive agreements are in place. If we cannot achieve the requisite financing or complete the projects as anticipated, this could adversely affect our business, the results of our operations, prospects and financial condition.

Because we are smaller and currently have fewer financial resources than many larger ethanol producers, we may not be able to successfully compete in the very competitive ethanol industry.

There is significant competition among ethanol producers. Our business faces competition from larger 1st Gen ethanol plants, and from other companies proposing plants using cellulose. Our ethanol plants will be in direct competition with other ethanol producers, many of which have greater resources than we currently have. While our competitive position will come from our projected lower production costs because we are using cheaper feedstock and lower transportation costs because our production facilities will be located closer to the urban markets for ethanol, the large ethanol producers are capable of producing a significantly greater amount of ethanol than we can and expect to produce initially.

Our inability to complete our technology development activities may severely limit our ability to operate and finance operations.

Commercial scale-up of any new process technology carries significant risk and ours is no different. We may not be able to effectively scale-up the technology to produce the yields experienced at the laboratory, pilot and demonstration level, or successfully market it in a timely and cost effective manner. We, and any of our potential collaborators, may encounter problems and delays relating to research and development, regulatory approval and intellectual property rights relating to our technology. Any delays in the commercialization could potentially adversely affect our financial condition.

If we fail to effectively manage the growth of our company and the commercialization or licensing of our technology, our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the development of our technology and the expansion of our marketing and commercialization potential business, and fail to manage growth effectively, this could have a material adverse effect on our business and financial condition. We expect to experience significant growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts, and perform finance and accounting functions. We anticipate that we will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our operations could have a detrimental effect.

Our quarterly operating results are subject to fluctuation.

Our company’s quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside its control, including the demand for services, seasonal trends in purchasing, the amount and timing of capital expenditures, price competition or pricing changes in the industry, technical difficulties or system downtime, general economic conditions, and economic conditions specific to the industry. The quarterly results may also be significantly impacted by the impact of the accounting treatment of acquisitions, financing transactions or other matters. Due to the foregoing factors, among others, it is likely that the operating results will fall below expectations or those of investors in some future quarter.

Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards, or NOLs, to offset future taxable income. If the Internal Revenue Service challenges our analysis that our existing NOLs are not subject to limitations arising from previous ownership changes, or if we undergo an ownership change in connection with or after this public offering, our ability to utilize NOLs could be limited by Section 382 of the Internal Revenue Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. For these reasons, we may not be able to utilize a material portion of our NOLs even if we attain profitability.

We rely heavily on key personnel and loss of the services of one or more of its key executives or a significant portion of any prospective local management personnel could weaken the management team adversely affecting the operations.

Our success depends on the skills, experience, and efforts of our senior management and engineering staff. Operations will also be dependent on the efforts, ability, and experience of key members of the prospective local project and plant management staff. The loss of services of one or more members of the senior management or of a significant portion of any of local management staff could significantly weaken management expertise. We do not maintain key man life insurance policies for all of our officers.

We are subject to contractual payment disputes and refund requests.

As described in Note 7 to the Financial Statements, certain contractual payments made to us may have to be returned to one customer.  Billings for this customer are estimated to exceed costs and estimated earnings by approximately $1,640,588.  Although vigorously defending this claim, the Company may be liable to return any excess billings.

Any change to government regulation or administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies, or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate, and/or on our profitability.

Costs of compliance with burdensome or changing environmental and operational safety regulations could cause our focus to be diverted away from our business and our results of operations to suffer.

Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. The production facilities that we will build may discharge water into the environment. As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the states where our plants may be located. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our ethanol plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plants arising from air or water discharges. Ethanol production has been known to produce an odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

Our proposed new ethanol plants will also be subject to federal and state laws regarding occupational safety.

Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plants could reduce the amount of cash that would otherwise be available to further enhance our business.

Implementation of Carbon Dioxide Emissions Reduction Strategy

In an effort to respond to concerns over climate change, the U.S. Congress is considering various proposals to reduce emissions of greenhouse gases, including carbon dioxide. Several bills have been introduced in Congress that would mandate greenhouse gas emission reductions and presently there are no federal mandatory greenhouse gas requirements. While it is possible that Congress will adopt some form of mandatory greenhouse gas emission reductions legislation in the future, the timing and specific requirements of any such legislation are uncertain. The United States Environmental Protection Agency (”EPA”) found that greenhouse gases are harmful pollutants, and therefore are subject to regulation under the Clean Air Act. The EPA has stated that it therefore intends to issue regulations governing the emission of greenhouse gases.

The greenhouse gas policy of the United States currently favors voluntary actions to reduce emissions and continued research and technology development over near-term mandatory greenhouse gas emission reduction requirements. In line with this policy, we are focused on initiatives to reduce greenhouse gas emissions, particularly carbon dioxide.

In the event that these legislative or regulatory initiatives increase the economic cost of emitting greenhouse gases, our businesses could be materially affected. Our existing and future plants are emitters of greenhouse gases. The net effect on any plant from such initiatives would depend on the baseline level of allowed emissions in any new carbon regulation regime, and their impact could result in significant costs for our plants. Our biomass energy projects are designed to produce low-carbon fuels and power, and they may benefit from carbon regulation. We expect that our projects will have lifecycle carbon footprints better than those of petroleum-based fuels. Therefore, we expect that the impact of carbon regulation on our projects may be neutral to positive.

Our charter documents contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our charter documents provide for indemnification of our directors and certain officers for liabilities and expenses that they may incur in such capacities. In general, our directors and certain officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. In the event that an officer or director seeks indemnification under such provisions, the Company may incur significant legal and other costs.

Our charter documents do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of our company.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our charter documents. The lack of specific anti-takeover provisions makes a change in control of our Company easier to accomplish.

Trading of our stock may be restricted by the SEC's "Penny Stock" regulations which may limit a stockholder's ability to buy and sell our stock.

The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. These rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Interpretations of these rules suggest that there is a high probability that speculative low priced securities will not be suitable for at least some customers. These requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading in our common shares on the OTC Bulletin Board is limited and sporadic making it difficult for our stockholders to sell their shares or liquidate their investments.

Our common shares are currently quoted on the OTC Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. Trading prices of our common shares may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

There is no guarantee that our shares will be listed on the Nasdaq Capital Market.

We have applied to have our common stock listed on the Nasdaq Capital Market. After the consummation of this offering, we believe that we satisfy the listing requirements and expect that our common stock will be listed on Nasdaq. Such listing, however, is not guaranteed. If our listing application is not approved, the shares of our common stock will continue to be quoted on the OTC Bulletin Board. Our underwriter is not obligated to make a market in our securities and, even after making a market, can discontinue market making at any time without notice. We cannot provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

Our common stock may be delisted from the Nasdaq Capital Market which could negatively impact the price of our common stock and our ability to access the capital markets.

The listing standards of the Nasdaq Capital Market provide that a company, in order to qualify for continued listing, must maintain a minimum stock price of $1.00 and satisfy standards relative to minimum shareholders’ equity, minimum market value of publicly held shares and various additional requirements. If we fail to comply with all listing standards, our common stock may be delisted. If our common stock is delisted, it could reduce the price of our common stock and the levels of liquidity available to our shareholders. In addition, the delisting of our common stock could materially adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of our common stock could materially adversely affect our ability to raise capital. Delisting from Nasdaq could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

If we effect a reverse stock split, the liquidity of our common stock and market capitalization could be adversely affected.

Our amended articles of incorporation give the board of directors authorization to effect a reverse stock split at a ratio ranging from 1-for-2 to 1-for-20  A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our price per share and overall market capitalization.  If the per share market price does not increase proportionately as a result of the reverse split, then our value as measured by our market capitalization will be reduced, perhaps significantly.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results.

It may be time consuming, difficult, and costly for us to develop and implement the additional internal controls, processes, and reporting procedures required by the Sarbanes-Oxley Act. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

You could be diluted from the issuance of additional common stock and/or preferred stock.

As of May 31, 2010, we had 47,151,106 shares of common stock outstanding and no shares of preferred stock outstanding. We are currently authorized to issue up to 180,000,000 shares of common stock, par value $.001 and 20,000,000 shares of preferred stock, par value $.001.  Our Board of Directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future may reduce your proportionate ownership. Further, such issuance may result in a change of control of our corporation.

The Company received a going concern paragraph in the report from its auditors.

In their report dated March 8, 2010, the Company’s auditors indicated there was substantial doubt about the Company’s ability to continue as a going concern without additional fund-raising. Accordingly, unless we raise additional working capital, project financing and/or revenues grow to support our business plan we may be unable to remain in business.

USE OF PROCEEDS

We intend to use the proceeds of this offering to provide the equity portion of our investments in our first two or three commercial projects together with supporting general corporate purposes including overhead during the pre-revenue, construction and commissioning phases of these projects.

MARKET FOR COMMON EQUITY SECURITIES AND DIVIDENDS

Common Stock

Our common stock is currently traded on the OTC Bulletin Board under the symbol "KLEG".

The following table sets forth the range of high and low bid quotations for our common stock, as reported on the OTC Bulletin Board at the end of each calendar quarter since September 30, 2008, the date of the Merger.

	High	Low
September 30, 2008	$0.43	$0.43
December 31, 2008	$4.52	$4.52
March 31, 2009	$1.60	$1.60
June 30, 2009	$1.60	$1.60
September 30, 2009	$1.60	$1.60
December 31, 2009	$20.00	$20.00
March 31, 2010	$20.00	$20.00

As of the date of this report, approximately 83% ownership of KLEG stock is concentrated in 9 individuals and entities (including approximately 10% of outstanding common stock owned by current KLE management.)  Since the Merger, less than 600 shares (out of over 47 million shares outstanding) have been traded.  Because its stock is thinly traded, the Company does not believe that these quotations, particularly at December 31, 2009, are indicative of the market value of the business.  Recent private placement transactions by the Company have been at $1.10 per share.

Nonetheless, on May 31, 2010, the closing sale price for our common shares, as reported by the OTC Bulletin Board, was $20.00 per share which reflected the last public transaction that occurred in December 2009.  As of that date, there were 47,151,106 shares of common stock outstanding and there were approximately 59 holders of record of our common stock.

Reverse Stock Split

Our Board has approved a proposal to grant discretionary authority to our Board to amend our Amended and Restated Articles of Incorporation to effect a reverse stock split of our issued and outstanding common stock at any time before [________], 2011 at any whole number ratio between a 1-for-2 reverse stock split and 1-for-20 reverse stock split, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board, without decreasing the number of our shares of authorized capital stock.  The majority of our stockholders approved, by written consent, of the amendment to the Amended and Restated Articles to effect the Reverse Stock Split on [__________], 2010.  The Reverse Stock Split will be effected simultaneously for all our then-existing common stock and the exchange ratio will be the same for all of our shares of issued and outstanding common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. If this occurs, we will pay a cash payment in lieu of issuing fractional shares. Shares of common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable. The information in the following table is based on 47,151,106 shares of common stock issued and outstanding as of May 31, 2010.

		Reverse Stock Split Ratio
	Pre-Split	1:2	1:5	1:10	1:15	1:20
Issued and outstanding shares	47,151,106	23,575,553	9,430,221	4,715,111	3,143,407	2,357,555
Reserved shares (1)	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
Authorized, unissued and unreserved shares	147,848,894	171,424,447	185,569,779	190,284,889	191,856,593	192,642,445
Total authorized shares	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000

(1) Reserved shares represent shares available to the KL Energy Corporation 2009 Equity Incentive Plan.

Dividend Policy

The Company has never paid any cash dividends on our capital stock and does not anticipate paying any cash dividends on the common shares in the foreseeable future. The Company intends to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

DETERMINATION OF OFFERING PRICE

The public offering price will be based on the negotiations with our underwriter immediately prior to the closing date of the offering, adjusted for the anticipated Reverse Stock Split, prior to the effectiveness of the registration statement of which this prospectus is a part. We intend to apply for listing of our common stock on the Nasdaq Capital Market.  No assurance can be given that our application will be approved. If the application is not approved, the shares of our common stock will continue to be traded on the OTC Bulletin Board.

 The principal factors considered in determining the public offering price of the shares include:

● the information in this prospectus and otherwise available to the underwriters;
● the history and the prospects for the industry in which we will compete;
● the current stock price;
● the stock price in the recent private placements of the Company;
● our current financial condition and the prospects for our future cash flows and earnings;
● the general condition of the economy and the securities markets at the time of this offering;
● the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
● the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, bank debt, third-party loans and capitalization as of December 31, 2009 on an actual (without giving effect to the Reverse Stock Split) and on a pro forma as adjusted basis to give effect to the Reverse Stock Split and the sale and issuance of the common stock by us in this offering at an assumed public offering price of $[____] per share (the pro forma adjusted closing share price on May 31, 2010, giving effect to the Reverse Stock Split), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the estimated net proceeds of this offering as described under “Use of Proceeds.”

This table should be read in conjunction with our consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” and “Description of Capital Stock” appearing elsewhere in this prospectus.

	As of March 31, 2010
	Actual	Pro-Forma (1)	Pro-Forma As Adjusted (2) (3)
Cash and cash equivalents	$370,785
Note payable to bank with interest at 6.5%. The note is payable in twelve monthly installments of $17,560 of principal and interest beginning March 2010 with any remaining unpaid principal and interest due March 2011, with additional maturity extensions available. This note is secured by substantially all assets of WBE and guaranteed by the Company and certain WBE members.	1,362,704
Payable to Hermanson Egge to replace overdue payables for construction services with unsecured agreement, interest at 0% with payments of $70,000 in July 2009, $15,000 monthly from July 2009 to April 2010, $10,000 monthly from May 2010 to August 2010, $20,000 monthly for September 2010 to November 2010 and $15,000 in December 2010.	115,000
Note payable to Lansing Securities Corp., interest at 10%. The maturity date has passed and has been temporarily waived by the note holder until further notice.	250,000
Note payable to Universal Premium Acceptance Corp. for payment of insurance premiums, interest at 9.24%, payable in monthly principal and interest installments of $5,239.	15,479
Note payable to Shimadzu for lab equipment of $32,114, payable in monthly principal and interest installments of $1,072, including interest at 13.6% secured by equipment.	17,372
Note payable to First Insurance Funding Corporation for payment of director and officer insurance premiums, payable in monthly installments of $3,692, including interest at 9.1%.	56,585
Subordinated note payable to Randy Kramer and assigned to First National Bank, interest at 5.0%, secured by accounts receivable of the Company, payable in monthly installments of $10,000 per month plus interest beginning September 2009 and 5% of equity financings after February 2009.	536,461

Stockholders' Deficit
Common stock, $0.001 par value; 150,000,000 actual shares authorized, 46,787,469 actual shares issued and outstanding; __________ pro-forma shares issued and outstanding, ___________ pro forma as adjusted shares issued and outstanding	46,788
Additional paid-in capital	8,900,902
Accumulated deficit	(10,744,915)
Noncontrolling interests	(1,352,605)
Total Stockholders' (Deficit) Equity	(3,149,830)

Total Capitalization	$(425,444)

(1) The pro forma consolidated balance sheet data gives effect to the conversion of all of our warrants for redeemable common stock.
(2) The pro forma as adjusted consolidated balance sheet data gives effect to the sale of ___________ shares of common stock in this offering at an assumed initial public offering price of $_____ per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(3) Each $1.00 increase or decrease in the assumed initial public offering price of $_____ per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, our pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders’ equity by approximately $_____ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of common stock you pay and the as adjusted net tangible book value per share of our common stock after this offering. Our net tangible book value as of March 31, 2010 was ($1,797,225) or ($0.04) per share of common stock (giving effect to the anticipated Reverse Stock Split). We calculate net tangible book value per share by calculating the total assets less goodwill and other intangible assets and total liabilities, and dividing by the number of shares of common stock outstanding.

Net tangible book value dilution per share represents the difference between the amount per share paid by new investors who purchase shares in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. As of _______________, after giving effect to

•
the sale by us of shares in this offering at an assumed public offering price of $_____ per share and the application of the estimated net proceeds to us in this offering as described under “Use of Proceeds”; and

•	the estimated underwriting discounts and commissions and offering expenses payable by us,

our pro forma net tangible book value would have been $___________, or $_____ per share. The assumed public offering price of $______ per share exceeds $_____ per share, which is the per share pro forma value of total tangible assets less total liabilities after this offering. This represents an immediate increase in net tangible book value of $_____ per share to existing stockholders, and an immediate dilution in net tangible book value of $______ per share to new investors in the offering.  The following table summarizes as of _______________, on a pro forma basis to reflect the same adjustments described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and new investors.  The calculations are based upon total consideration given by new and existing stockholders, before any deduction of estimated underwriting discounts and commissions and offering expenses.

	Shares Purchased	Percent	Total Consideration	Percent	Average Price Per Share
Existing Stockholders
New Investors
Total

The above table excludes an aggregate of up to ____________ additional shares of common stock reserved and available for future issuance upon the exercise of all outstanding warrants to purchase common stock.

BUSINESS

Background

KL Energy Corporation (“KL”, formerly known as Revive-it Corp.) was incorporated on February 26, 2007, in the State of Nevada, to engage in the development of skin care and cosmetic products. On September 30, 2008, we entered into an Agreement and Plan of Merger with KL Process Design Group, Inc. (“KLPDG”), which provided for the merger of KLPDG with and into our Company (the “Merger”).  As a result of the Merger, our Company acquired all of the assets and liabilities of KLPDG.

For accounting purposes, the Merger was treated as a reverse acquisition with KLPDG as the acquirer and the Company as the acquired party. As a result, the business and financial information included in this report is the business and financial information of KLPDG. KLPDG was a South Dakota corporation that was organized in April 2003, and commenced business operations in January 2006.

The Company, through its majority-owned Western Biomass Energy, LLC (“WBE”), has designed, built, and operated a cellulose-based ethanol (“CBE”) plant based on KL’s proprietary technology.  The plant is located in Upton, Wyoming and is designed to convert biomass into ethanol.  The WBE plant serves as a demonstration and research and development facility and could operate as a commercial plant pending added investment.   .

The Company also distributed ethanol blended fuel, through its majority-owned Patriot Motor Fuels, LLC (Patriot).  As a result of pricing and competitive factors, the Patriot business was discontinued in January 2009.  In June 2009, the Company also discontinued two additional businesses in which it held a majority interest:  KL Management LLC, which managed ethanol facilities for third parties, and KLHC LLC (formerly known as KL Energy LLC) which sold wholesale ethanol.  Both businesses were discontinued as a result of the severe change in the economics of the ethanol industry but especially due to the Company’s re-focus on cellulosic ethanol commercialization efforts.

Our principal offices are located at 306 East Saint Joseph Street, Suite 200 Rapid City, South Dakota 57701 and our telephone number is (605) 718-0372.  Our website address is www.klenergycorp.com.

Business

While we have historically provided engineering, construction, operating and ethanol marketing services, for first generation grain based ethanol (“1St Gen” or “GBE”) our focus is now on owning and operating cellulose based ethanol ("CBE") second generation (“2nd Gen”) facilities that utilize our proprietary technology, and designing CBE facilities for, and licensing our proprietary CBE technology to, third-party participants in the CBE industry.

Initially, we created expansion and optimization programs for GBE facilities. The experience in the design and operation of these GBE’s has given our company a significant advantage in the development and future operations of CBE facilities. While we are able to offer design and engineering services to optimize existing GBE facilities, our emphasis in the future will be on CBE facilities.

The majority of 1St Gen ethanol is currently produced from sugar cane or grain-based feedstocks, predominantly corn in the United States; however, it can also be produced from cellulose. The growth of 1St Gen ethanol is limited due the widespread opposition to using land and crops that can be used for food or feed, for the production of fuels. This is especially relevant now that technology has provided a solution that uses widely available cellulose as a feedstock for ethanol production.  Cellulose is the primary component of plant cell walls and is one of the most abundant organic compounds available. Renewable fuel produced from cellulosic materials draws on non-food related and waste feedstock sources and has been proven to substantially reduce carbon dioxide emissions and improve engine efficiency.

Industry Challenges

There are currently several hurdles for the CBE industry to overcome in order to compete economically with GBE and other renewable fuels.  In order to produce ‘cellulosic’ ethanol, the cellulose in the plant walls must first be broken down into sugars which can then be converted via fermentation into alcohols, in a process similar to that of grain-based ethanol.  Historically, breaking down the cellulose has proven more difficult, and thus more costly, than the mature and optimized processes used to convert starches to ethanol. The commercial supply of enzymes and yeasts used in biomass conversion has historically been very limited, but recent advances have seen substantial improvements in both performance and economics with further advances predicted in the next two to three years.  In essence, enzyme and yeast suppliers although still in the early stages of the commercialization curve are already producing next stage commercial products.  We are currently working with, developing, and testing the products of several enzyme and yeast providers who are at various stages of their development, including several different types of technologies that we could integrate into our process.

While the collective CBE industry, including KL Energy, believes the economic breakthrough is close, recent announcements from the developers of enzymes and yeasts have seen the cost per gallon drop dramatically but more is needed. If these expected gains are not achieved in the next few years, then our process design may have to be modified. Other developers of cellulosic technology have struggled to achieve yields that would allow CBE to compete economically in the fuel sector. Additionally, many industry participants appear to be focused on large volume production facilities that are highly dependent on significant quantities of biomass feedstock gathered from long distances. Transporting feedstock over great distances further reduces the cost-effectiveness of CBE production.

KL Energy’s Solutions

We believe we have developed solutions to certain of these problems facing our industry. Our core process technology is based on an environmentally friendly, thermal-mechanical, enzymatic or biochemical pathway to biomass conversion. We believe this approach offers the best long-term promise in overall energy efficiency, reduced carbon footprint, and the potential for achieving the lowest long-term capital and operating costs. Our basic technology platform is designed around the conversion of most available sugars – both five-carbon and six-carbon sugars found in cellulose and hemicellulose, further increasing yields and enhancing the energy and carbon balance of production. Finally, our technology takes full advantage of the remaining lignin. The enriched bio-lignin co-product is relatively pure and therefore a good raw material for many applications. It is also an excellent fuel, since bio-lignin yields more energy (higher BTU) when burned than wood pellets or raw wood. The value added provides opportunities for complementary businesses and flexibility to adapt to changing market conditions to mitigate risk. This is a substantial advantage for KLE, as it allows commercial viability at today’s raw material costs and product values in certain locations.

 Our scientists and engineers continue to optimize our technology both independently and in cooperation with the South Dakota School of Mines and Technology in Rapid City, South Dakota. Based on laboratory data, we have shown our process is capable of producing up to 90 gallons/dry metric ton of certain biomass feedstock. Using pretreated sugarcane bagasse and eucalyptus we currently are achieving up to 75 gallons of ethanol per dry metric ton at our pilot facility.

A key part of our business model is the smaller but scalable and profitable, custom-designed CBE plants. Engineered to meet the requirements of a project’s geographic area and locally available feedstock, we believe KLE plants can demonstrate profitability from a processing capacity of 100,000 dry metric tons per year and up. We designed, constructed and operated WBE which we believe to be one of the first demonstration plants built in the United States. This flexible design concept allows us to continue to research and refine our conversion technology while also demonstrating the commercial potential for our technology.

Biomass, unlike corn, includes all plants and plant-derived materials and is more evenly distributed among regions of the world.  The quantity of biomass available for a CBE plant can come from many different sources, including fuel wood harvesting, wood processing residue, urban wood residue, fuel treatment operations, municipal solid waste, crop residue, like corn stalk or sugar cane bagasse and perennial crops. The extensive biomass distribution facilitates co-locating CBE plants closer to plant feedstock, reducing transportation costs relating to feedstock. Locating CBE facilities near blending facilities and retail fuel outlets will reduce transportation costs related to the sale of ethanol. This has the potential to create a truly local and commercially viable energy source.  We believe that our CBE facilities provide a commercially viable alternative that may contribute to solving local communities’ energy and economic needs.

Future Synergistic Projects

Our design also offers us better access to synergistic opportunities, such as co-locating CBE facilities with pulp and paper industries, CHP plants, first generation ethanol and sugar plants wishing to increase their capacity using waste biomass streams from their own process or from other local sources.

As a natural consequence of converting the fermentable portion of the biomass feedstock to ethanol, the solid co-product left behind is rich in lignin, a high energy solid fuel component.  Using a conventional wood pellet mill, this co-product can be formed into pellets that are more dense and durable than the typical wood pellet marketed today.  Our process minimizes chemical biomass pretreatment because the lignin co-product chemistry is unaltered. This results in a clean-burning, high-energy premium bio-lignin wood pellet product.

We have identified several potential projects and locations for plants using our technology and they are currently conducting multiple pre-feasibility studies.

Production Processes

Several technologies have been developed to produce ethanol from biomass.  Generally speaking, efforts to convert cellulose into ethanol follow one of two main processes:

•
Thermochemical conversion of biomass into synthesis gas or “syngas” (a process often referred to as “gasification”), followed by catalytic conversion of the syngas into mixed alcohols that include ethanol and/or alkaline via modified chemistry; or

•	Biomechanical conversion, which is the enzymatic or chemical breakdown of biomass into component sugars, followed by biological fermentation of the sugars into ethanol.

 We have selected the enzymatic breakdown of biomass for producing ethanol from cellulose alternative because we believe it has distinct advantages over the thermochemical/gasification methods. Gasification methods present a number of challenges, including the capital intensity of the process, selectivity of the syngas conversion to ethanol, and alcohol tolerance of the organisms capable of converting syngas to ethanol. Furthermore, unlike other cellulosic ethanol technology, we use only very small amounts of acid (up to 0.3%) in our process, eliminating the environmental hazards that result with acid, and producing valuable by-products from the resulting lignin. Our process has significantly reduced process water discharge. Other technologies discharge waste water back into local streams or municipal waste water systems.

In terms of reduction of greenhouse gases, cellulosic ethanol represents a significant advance over grain-based ethanol.  According to a report by Argonne National Laboratory, grain ethanol reduces greenhouse gas by 18% to 29% per vehicle mile traveled as compared to gasoline, while cellulosic ethanol reduces greenhouse gas emissions by approximately 85% per vehicle mile traveled. Other advantages may include additional revenues through the sale of carbon credits, federal and state tax incentives and other measures that result from governmental support of cellulosic ethanol.

Business Strategies

During the current year, we plan to continue to optimize our technology and to design our first, and possibly second, CBE facility. In addition, we intend to license our technology and contract our design engineering to third parties.  We will also pursue developing cellulosic ethanol projects integrated to CHP plants, together with partners that will help us accelerate the commercialization of our cellulosic technology and expand our global market presence.  These strategic partners and alliances provide an important advantage in realizing success in commercializing our process technologies.  Key elements of our business strategy are:

  ·Developing and supplying the technologies for commercial application to produce cellulosic ethanol from wood waste or other feedstocks .  The design and production strategy involves developing scalable facilities preferably with integrated Combined Heat and Power (CHP) and Bio-Lignin production, based on available feedstock supplies and providing a commercially viable alternative for local energy and economic needs.

 ·Owning and operating our own CBE facilities. We intend to (co-)own and operate fully integrated CHP/CBE facilities that utilize our proprietary technology. When feasible, we intend to co-locate plants with other industrial operations such as pulp and paper industries and first generation ethanol and sugar plants that provide synergistic opportunities.

  ·Developing national and international strategic partnerships and strategic alliances.  We intend to develop our projects together with partners that will help accelerate the commercialization of our cellulosic technology and expand our global market presence.  These strategic partners and alliances will be important in accelerating the commercialization of our process technologies.

  ·Improving existing ethanol production through KL CapacitySM.  KL CapacitySM is a service that provides existing grain-based ethanol plants with specialized engineering enhancements that improve the efficiency of ethanol production and potential for increased profitability. KL CapacitySM was developed to respond to rapidly changing market conditions in grain-based ethanol plants in the US and sugar-based ethanol plants in Brazil.

We currently do not sell a material amount of ethanol.  Our WBE plant currently does not run on a full time basis. All operations currently are meant to gather data for process enhancements and provide input to the design of current commercial-scale projects.

Challenges

KL Energy’s success depends on the ability to develop multiple projects while also enhancing our process technology. This strategy places increased demand on our limited human resources and requires us to substantially expand the capabilities of our operational staff. The ability to attract, train, manage and retain qualified management, technical, and engineering personnel presents our greatest challenge.  Other significant challenges are:

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A significant portion of our business is in the process of scaling-up to commercial operations, causing us to rely on outside sources of funding, rather than supporting ourselves from our own operations.

●	We may be unable to raise debt or equity funding, upon which we will be highly dependent, in the near term.
●	Our poor liquidity may deter existing or potential vendors, suppliers or customers from engaging in transactions with us.
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We depend on enzymes some of which are in the research and development phase and currently represent a significant and volatile expense in the CBE production process. Recent developments have demonstrated that these costs should continue to drop rapidly over the next two years.

●	Our industry continues to develop both existing and emerging competitors and competitive technologies.

Certain Federal Incentives

Industry and Plants

Energy Independence and Security Act of 2007

The Energy Independence and Security Act (“EISA”) became law in December 2007. This law, among other things, creates incentives to increase use of advanced biofuels (liquid fuels derived from agricultural and other natural or renewable sources), including cellulosic ethanol. The EISA modified an earlier Renewable Portfolio Standard (RPS) mandating that a minimum of 9 billion gallons of ethanol be used in 2008. Other targets for renewable fuels use are 20.5 billion gallons by 2015, and 36 billion gallons by 2022 of which 21 billion gallons has to be from cellulosic ethanol.  Through the RFS2, the U.S. Environmental Protection Agency revised the National Renewable Fuel Standard program implementing  the requirements of the Energy Independence and Security Act of 2007 (EISA). EISA made significant changes to both the structure and the magnitude of the renewable fuel program created by the Energy Policy Act of 2005.

The EISA’s long-term plan for ethanol use fosters growth that will spur commercialization of cellulosic feedstocks to include forest waste, native grasses, crop residues, and many other biological sources apart from corn. The EISA uses the combination of corn and cellulosic-based ethanol to meet its goals of reducing dependence on fossil fuel-based gasoline. The EISA used four separate categories of ethanol feedstock: 1) Renewable fuel - fuel that is produced from renewable biomass to include  derived from corn; 2) Advanced biofuel - renewable fuel, other than ethanol derived from cornstarch that has lifecycle greenhouse gas emissions that are at least 50 percent less than baseline lifecycle greenhouse gas emissions; 3) Cellulosic biofuels – fuel derived from cellulose, hemicellulose or lignin that achieves a 60% reduction in green house gases;  4) Biomass-based diesel - renewable fuel that has lifecycle greenhouse gas emissions that are at least 50 percent less than baseline lifecycle greenhouse gas emissions; is a transportation fuel, transportation fuel additive, heating oil, or jet fuel; and meets the definition of either biodiesel or non-ester renewable diesel.  The desired result is that ethanol will contribute to greater than 10 percent of the U.S. fuel supply. Additionally, the EISA increases the likelihood that higher ethanol blends will be more commonly marketed – blends such as E20, E30, and E85.

The EISA provides incentives for retailers to transition existing fueling equipment, or to purchase and install new equipment to dispense alternative blends.  Furthermore the law authorized a program to install blender pumps during 2008 to 2014 and committed $200 million for this effort.

The US exceeded its 2008 RPS goal of using 9 billion gallons of ethanol. The goal and use was essentially all ethanol derived from corn. The 2009 goal called for the first contributions from advanced biofuel. This presents a significant opportunity for the competitive, advanced biofuel companies.

In February 2010, the EPA revised the EISA biofuels regulations.  These new renewable fuel standards, referred to as “RFS2” made several noteworthy changes to the cellulosic ethanol provisions of the EISA law. Some of the meaningful changes, identified in the Renewable Fuels Association’s 2010 Ethanol Industry Outlook, are discussed below:

☐
2010 Standard: Based on the Energy Information Administration (EIA) projections and industry information, the EPA set the 2010 renewable volume obligation for cellulosic ethanol at 0.004%. This percentage is based on expected available supply of 5.04 million gallons. Because EPA expects 2.09 million of these gallons to come from cellulosic diesel and bio-crude with higher relative energy content, the agency often refers to the 5.04 million gallons as “6.5 million ethanol equivalent gallons.”

☐
Cellulosic Waiver Credits: Cellulosic waiver credits (no longer called “allowances”) will only be available for the current compliance year for which the EPA has waived some portion of the cellulosic biofuel standard, they will only be available to obligated parties, and they will be nontransferable and nonrefundable. Further, obligated parties may only purchase waiver credits up to the level of their cellulosic biofuel RVO less the number of cellulosic biofuel Renewable Identification Numbers (“RINs”) that they own. A company owning cellulosic biofuel RINs and cellulosic waiver credits may use both types of credits if desired to meet their Renewable Volume Obligation (RVOs), but unlike RINs obligated parties will not be able to carry waiver credits over to the next calendar year. For the 2010 compliance period, since the cellulosic standard is lower than the level otherwise required by EISA, the EPA is making cellulosic waiver credits available to obligated parties for end-of-year compliance should they need them at a price of $1.56 per gallon-RIN.

The figure below details the RFS2 mandated United States consumption of biofuels as provided for by the EISA.

Figure 1: EISA Renewable Fuel Volume Requirements (billion gallons)
Year	Cellulosic biofuel requirement	Biomass-based diesel requirement	Advanced biofuel requirement	Total renewable fuel requirement

2008	n/a	n/a	n/a	9.00
2009	n/a	0.50	0.60	11.10
2010	0.10	0.65	0.95	12.95
2011	0.25	0.80	1.35	13.95
2012	0.50	1.00	2.00	15.20
2013	1.00	a	2.75	16.55
2014	1.75	a	3.75	18.15
2015	3.00	a	5.50	20.50
2016	4.25	a	7.25	22.25
2017	5.50	a	9.00	24.00
2018	7.00	a	11.00	26.00
2019	8.50	a	13.00	28.00
2020	10.50	a	15.00	30.00
2021	13.50	a	18.00	33.00
2022	16.00	a	21.00	36.00
2023+	b	b	b	b

a To be determined by EPA through a future rulemaking, but no less than 1.0 billion gallons.

b To be determined by EPA through a future rulemaking.

SOURCE:  EPA web site (http://www.epa.gov/otaq/renewablefuels/420f10007.htm#2)

Food, Conservation, and Energy Act of 2008 (2008 Farm Bill)
The Food, Conservation, and Energy Act, also known as the 2008 Farm Bill, became law in May 2008. Provisions in the five-year farm bill package for the development of biofuels include: $320 million in mandatory funding for loan guarantees for commercial scale biorefineries; $35 million in mandatory funding for grants to support repowering existing biorefineries with biomass energy systems; $300 million in mandatory funding for payments to support the production of advanced biofuels, including biodiesel and cellulosic biofuels; and $1 million/yr for competitive grants to educate the public about effective biodiesel use and the benefits of the biofuel.

Agency Actions
In addition to the previously described acts, agencies periodically exercise authority to extend grants and loan guarantees to incentivize cellulose ethanol projects. These agencies include without limitation the Department of Energy, the National Science Foundation, the Department of Agriculture, and the Department of Interior.

Tax Relief and Health Care Act of 2006
A new cellulosic biomass ethanol depreciation allowance of 50% depreciation on cellulosic ethanol property was established in 2006. This depreciation window applies to cellulosic ethanol plant property put in service after December 20, 2006 and before January 1, 2013. The law allows an additional first year depreciation deduction equal to 50% of the adjusted basis of the qualified property. The 50% allowance, when coupled with other depreciation techniques could lead to 60% of a facility being depreciated in year one. This provision may significantly improve a plant’s cash position during its first two years of operation.

Sales Incentives

Volumetric Ethanol Excise Tax Credit (VEETC) – The Blender’s Credit
This tax credit originated in the 2005 American Jobs Creation Act of 2004, Section 301 of Public Law 108-357, and was amended by the 2008 Farm Bill. The credit is now $0.45 per gallon of ethanol, until December 31, 2010 when this credit is currently scheduled to expire, and is available to suppliers and marketers who blend ethanol with gasoline.

Volumetric Ethanol Excise Tax Credit for Cellulosic Ethanol
This tax credit is found in the 2008 Farm Bill and is an approximate $1.01 per gallon of cellulosic ethanol produced. This credit is offset from the VEETC ($0.45). It is an income tax credit and is offset against the producers’ income tax liability. Unused credits may be carried forward. The credit is estimated since it is currently unclear how the statutory language will be applied.

Less Than Minimum Renewable Portfolio Standard (RPS) Volume Waiver Cellulosic Biofuels Credit
The 2007 Energy Bill created this credit to incentivize early cellulosic ethanol plants. The credit is valued at an estimated $0.25 per gallon of cellulosic ethanol. The EPA Administrator has discretion to use this credit beginning in 2010 when and if volumes of cellulosic ethanol do not meet volumes mandated by the RFS. The credit is computed using a formula. The credit has an estimated value since it remains to be seen exactly how the EPA Administrator will apply the statutory language.

Small Ethanol Producer Tax Credit
This credit began in the Omnibus Budget Reconciliation Act of 1990. It was extended by the American Jobs Creation Act of 2004 and expanded by the Energy Policy Act of 2005. Cellulose production plants receive the full $0.10 per gallon credit for all of their production. This credit expires at the end of 2010.

American Recovery and Reinvestment Act of 2009
The “stimulus” act made $18.8 billion available for renewable energy and energy efficiency. The stimulus also extended some production tax credits through 2013.  The stimulus allocated over $800 million for projects related to biomass as part of a $2.5 billion allocation for research and development; $150 million for rural business loans and grants which support the larger $3.01 billion rural business loan and grant program; a $6 billion Innovative Technology Loan Guarantee Program; and $515 million for hazardous fuel reduction projects on federal lands.

Biomass Crop Assistance Program (BCAP)
BCAP is a United States Department of Agriculture (USDA) program, created under the 2008 Farm Bill, which provides reimbursement of up to $45/dry ton of biomass.

KL Energy will pursue incentives offered by federal, state and local authorities, but its business plan is intended to achieve success without the need to rely on such grants, subsidies or tax rebates.

Renewable Fuel Overview

Renewable fuels are liquid fuels derived from agricultural and other natural or renewable biomass. These fuels are used to complement the world’s supply of petroleum and other fossil fuels. A variety of factors contributes to an increasing awareness of, and demand for, renewable fuels including, but not limited to, the following:

•
Macroeconomic factors affecting the global supply of, and demand for and price of oil, including significantly increased demand for oil from developing countries whose economies are growing at high rates, such as China and India, coupled with uncertain supplies of oil from sources throughout the world;

•
Policies and initiatives developed across the world aimed at reducing dependence on imported sources of oil, particularly from countries and regions that have exhibited the greatest level of instability;

•	Increasing awareness and incorporation of Flexible Fuel Vehicles (“FFVs”), into the world auto supply that are capable of operating on various blends of gasoline and ethanol;

•	Broadening development of the required infrastructure to support FFVs, including expansion of distribution channels and retrofitting wholesale and retail points of distribution.

Of all of the renewable fuels, or biofuels, that are sold or are being developed, the most significant market is for fuel ethanol due to the fact that all gasoline engines can run on at least 10% ethanol. Within the fuel ethanol market, the most attractive current or future business opportunities are for fuel ethanol derived from cellulosic biomass.

Fuel Ethanol

The market for ethanol, or ethyl alcohol, for use as a motor fuel is both large and well-established in the United States. According to the Renewable Fuels Association, or RFA, the national trade association for the United States ethanol industry, as of January 1, 2009, there were 170 ethanol plants in the United States having a combined production capacity of more than 10.5 billion gallons of ethanol per year. In addition, there were 24 ethanol plants and 7 plant expansions under construction that are anticipated to add more than 2.1 billion gallons of new annual production capacity, of which more than 1.5 billion gallons in annual production capacity is expected to come on line by the end of 2008. In 2008, the United States ethanol industry produced 9.0 billion gallons of fuel ethanol, representing an increase of more than 38% since 2007.

We believe ethanol’s role in the United States is gradually shifting from that of an oxygenate/gasoline additive to a true gasoline complement/alternative. Most fuel ethanol currently produced in the United States is blended with gasoline to at a 10/90 ration and marketed as E10. In this role ethanol is an octane boosting oxygenate aiding the fuel to burn better and cleaner. Automakers in the United States have been accelerating their work with flex fuel vehicles (“FFV”) programs, according to the National Ethanol Vehicle Coalition (“NEVC”), resulting in an expanded fleet of vehicles capable of using a fuel blend of 85% ethanol and 15% gasoline, or E85. Future widespread adoption of FFVs could significantly increase ethanol demand and reduce the consumption of gasoline as it has in Brazil; however, widespread use of E85 in the United States is currently constrained by the lack of a broad distribution infrastructure and limited availability of FFVs. While, according to the NEVC, approximately 7.0 million United States vehicles are equipped to run on E85, there are only approximately 2,000 service stations of the approximately 170,000 nationwide which are capable of dispensing E85. However, according to the DOE (EIA) Annual Energy Outlook 2008, sales of FFVs capable of using E85 are expected to reach 2.7 million per year in 2030, or 10% of total sales of new light-duty vehicles, as federal fuel economy incentives are expected to continue to support the industry’s development. If more vehicles and service stations become E85 capable, this could increase ethanol consumption in the United States significantly.

The pricing model for ethanol hinges largely on the commodity market for gasoline. The price of ethanol is tracked by various information service providers in the petroleum industry such as Axis Petroleum, the NYMEX, or the Chicago Board of Trade. Marketing managers negotiate the spot sale of ethanol using rack rates published by information services such as Axis Petroleum. Longer term contracts are normally negotiated using a combination of fixed prices or basis contracts depending on the profit margins at that time. Contract pricing can be negotiated as a flat rate per gallon or a price computed off a basis such as one of these information services. The government provides an incentive to blenders (Volumetric Ethanol Excise Tax Credit, VEETC) in the form of a waiver of $0.45 in excise taxes per blended gallon of renewable fuels such as ethanol. Because blending 10% ethanol in gasoline enables the blender to save $0.45 per ethanol blended gallon, it has the effect of adding $0.45 of value to each gallon of fuel ethanol.

We currently do not sell a material amount of ethanol.  We expect our future sales of ethanol, if any, to be pursuant to long term off-take contracts versus spot sales.

The graph below shows historic United States fuel ethanol production from 1984 to 2008.

Many industry experts, including the RFA, believe corn-based ethanol production growth will not exceed 12 to 15 billion gallons in annual production. As a result, alternative fuel mandates must be met with non-corn ethanol.  United States-based demand for ethanol is expected to meet, if not exceed, this production supply for reasons that include the following:

•	Strong legislative and government policy support—the EISA mandates minimum annual usage renewable fuel of 36 billion gallons per year by 2022.

•
Expansion of gasoline supply—By blending ethanol into gasoline, refiners can expand the volume of fuel available for sale especially when refinery capacity and octane sources are limited. According to the Department of Energy, or DOE, between 1985 and 2005, petroleum refining capacity in the United States increased only 9.7%, while domestic petroleum demand increased by 32% during the same period. We believe that increased pressure on domestic fuel refining capacity will result in greater demand for ethanol.

•	Favorable tax treatment—There are several tax incentives for ethanol production and distribution, especially for those cellulosic ethanol plants using the enzymatic hydrolysis method.

•
Environmental benefits—Ethanol, as an oxygenate, reduces tailpipe emissions when added to gasoline. The additional oxygen in the ethanol results in a more complete combustion of the fuel in engine cylinders, resulting in reduced carbon monoxide and nitrogen oxide emissions. Prior federal programs that mandated the use of oxygenated gasoline in areas with high levels of air pollution spurred widespread use of ethanol in the United States.

•
Geopolitical concerns—The United States currently imports approximately 60% of its oil needs, a dependency that is expected to continue to increase. Political unrest and attacks on oil infrastructure in the major oil-producing nations, particularly in the Middle East, have periodically disrupted the flow of oil, which has added a “risk premium” to world oil prices. At the same time, developing nations such as China and India have substantially increased their demand for oil. Oil prices currently exceed $70 per barrel and exceeded $140 per barrel in 2008. As a domestic, renewable source of energy, ethanol can help to reduce American dependence on foreign oil.

•
Ethanol as a gasoline substitute—Ethanol’s role in the United States is gradually shifting from that of an oxygenate/gasoline additive to a true gasoline complement/replacement. Most ethanol currently produced in the United States is a fuel blend of 10% ethanol and 90% gasoline called E10, which is used as an oxygenate/fuel additive. Automakers in the United States have been accelerating their work with FFV programs, according to the NEVC, resulting in an expanded fleet of vehicles capable of using a fuel blend of 85% ethanol and 15% gasoline, or E85. Future widespread adoption of FFV’s could significantly increase ethanol demand and reduce the consumption of gasoline.

Fuel ethanol has historically been produced commercially in the United States by processing sugars derived from the starch within a grain source, such as corn kernels, and then fermenting these sugars into ethanol. While the growth in the production of ethanol from corn is expected to grow substantially from its current levels, recent studies suggest that, even if all United States corn production were dedicated to ethanol production, this would meet less than 20% of total gasoline demand. Other studies and news articles suggest that, well before this level of production could be achieved; the price of corn would begin to negatively impact the costs of animal feed and food based on corn. This has led to an active, public debate of the relative merits of additional corn-based production of fuel ethanol. We believe that this debate will encourage production of ethanol from alternative sources, including cellulosic biomass.

Cellulosic Ethanol

An alternative that seeks to meet the need for additional sources of liquid fuels while addressing many of the challenges presented by corn-based ethanol involves the production of fuel ethanol from cellulosic biomass, or cellulosic ethanol. Cellulosic biomass, either agricultural waste or crop residues, such as plant stalks, stems, or leaves, or crops grown specifically for their energy content rather than for their use as food or feed sources, presents an abundant alternative source of sugars that can be converted into ethanol. The production of ethanol from cellulosic biomass offers expected advantages over corn-based ethanol production including:

•
Low-cost, abundant sources of feedstocks that have no competitive food use—According to a joint report of the DOE and the United States Department of Agriculture, or USDA, issued in 2005, land resources in the United States are capable of producing a sustainable supply of 1.3 billion tons per year of cellulosic biomass. The same report concluded that 1 billion tons of cellulosic biomass would be sufficient to displace 30% or more of the present petroleum consumption in the United States. In addition, according to an analysis by the Natural Resources Defense Council published in 2004, cellulosic biofuels could supply more than half of current transportation fuel needs in the United States by 2050, without decreasing the production of food and animal feed.

•
Reduced susceptibility to volatile commodity price risks—We believe that most biomass feedstocks can be obtained at lower cost and on more favorable contractual terms compared to the cost of corn feedstock. In addition, many cellulosic feedstocks contain lignin (the high energy component of plant biomass) which could be used to reduce operating costs by eliminating or reducing the use of natural gas and other external fuel sources. With our enzymatic hydrolysis technology, the lignin by-product is an additional revenue source. This is unlike cellulosic technology firms that use acid in their technology process or use gasification. We also expect that cellulosic ethanol production will have much less exposure to market and commodity volatility than corn, natural gas, transportation, and corn by-products.

•
Superior carbon emissions profile that benefits the environment—Cellulosic ethanol is expected to produce less harmful greenhouse gas emissions than corn ethanol and gasoline. According to a report by Argonne National Laboratory, corn ethanol reduces greenhouse gas by 18% to 29% per vehicle mile traveled as compared to gasoline, while cellulosic ethanol reduces greenhouse gas emissions by approximately 85% per vehicle mile traveled. Other advantages may include additional revenues through the sale of carbon credits.

•	Proximity to end-user markets— Unlike grain-based ethanol facilities, cellulosic ethanol production facilities will be located closer to end-user markets, potentially reducing transportation costs.

Competitors

The ethanol industry is highly competitive. We compete with numerous individuals and companies, including many other energy companies, which have substantially greater technical, financial and operational resources and staffs. Many companies compete with us in various steps throughout our technology process.  These companies may develop technologies that are better alternatives to our process technologies. Our competitors may also be more effective at implementing their technologies.  Not only do we compete operationally, but there is a high degree of competition for third-party funds necessary for development companies to become profitable.

The United States ethanol market is highly competitive, as well as highly fragmented. According to the Renewable Fuels Association, the United States ethanol industry trade association, world ethanol production was 17.3 billion gallons in 2008, of which approximately 52% was produced in the United States. The United States and Brazil are the world’s largest producers of ethanol. The ethanol industry in the United States consists of more than 170 production facilities and is primarily corn-based, while Brazilian ethanol production is primarily from sugar cane.

In addition to grain based ethanol producers, we expect to compete with other cellulosic ethanol producers using different technology platforms, as well as other providers of alternative and renewable fuels.

Several competitors, as well as academic, research and government institutions, are developing or may develop technologies for, and are competing or may compete with us in, the production of ethanol from cellulosic biomass or other feedstocks, such as algae, municipal waste, production of cellulosic ethanol or other fuels using alternative steps of production, such as acid hydrolysis and/or gasification, and/or the production of alternative fuels or biofuels, such as biobutanol that would displace ethanol.

Our ability to successfully compete depends on our ability to continue developing proprietary process technologies that rapidly reach the market and are technologically superior (greater yield, more efficient and at less cost per volume) than other products offered on the market. Several competitors may develop process technologies that are more effective than ours. Our process technologies may be surpassed as obsolete or uneconomical by the technological advances or better approaches developed by anyone of our competitors. Our competitors existing approaches or new approaches or technology developed by our competitors may be more effective than those we developed and are developing.

Governmental Regulations

Our cellulosic based ethanol plants are subject to various United States federal, state, and local governmental regulations relating to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination or emissions, have not been significant in relation to the results of operations of our company. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Research and Development

Our business plan is focused on a strategy for maximizing the medium-term development and utilization of our technology, process and design engineering, and plant operation experience for both company owned cellulosic based ethanol plants and third party plants. To date, execution of our business plan has largely focused on developing our technology and providing process and design engineering services to third parties.  Our future will focus increasingly on being a technology provider to third party cellulosic projects and developing our own plants.  In developing our CBE technology, we will maximize the potential for market penetration of our technology by license agreements, using the business network of our investor partners to license technology on a worldwide basis.  We have re-focused our human and financial resources towards the goal of becoming a leading technology provider in the cellulosic ethanol industry as well as developing our projects.  We intend to continue this focus to optimize the efficiency of our operations and become more efficient in the process.

Employees

As of May 31, 2010, we employed 17 full-time employees (including 5 WBE employees), 2 part-time employees and 7 full-time consultants (including three officers). We also outsource some of our engineering services as needed. We believe our relations with all of our employees and independent consultants are good. We are subject to the minimum wage and hour laws and provide usual and customary employee benefits such as vacation, sick leave and health and dental insurance.

Intellectual Property

We currently have patent pending status for certain aspects of our technology.  Additionally, we protect the intellectual property we have developed as a trade secret.  We have in place procedures requiring, among other things, confidentiality agreements with potential partners, customers, and employees to protect our valuable trade secrets.

Real Property

We lease our office space and the total rent expense under our office lease obligation was approximately $16,500 and $15,000 for the three months ended March 31, 2010 and 2009, respectively. We have office lease obligations, that expire September 30, 2011, of approximately $67,000 for 2010 and $52,000 for 2011. The Company also has various, primarily small equipment, leases which aggregated $7,793 and $7,532 in rent expense for the three months ended March 31, 2010 and 2009, respectively.  Future commitments under these leases are approximately $21,000 for 2010, $9,300 for 2011, $9,300 for 2012, $8,400 for 2013, and $6,000 for 2014.

WBE leases approximately 30 acres of land in Upton, WY.  On March 4, 2009, WBE signed a lease for the same property with a 2 year term and an option to extend the lease to 2013.  The lease requires payments of $30,000 per year. Total rent expense under this agreement was approximately $7,500 and $31,030 for the three months ended March 31, 2010 and 2009, respectively.

LEGAL PROCEEDINGS

The Company is named in a personal injury lawsuit relating to an employee of a subcontractor performing acid cleaning services of a grain based ethanol plant boiler.  The Company was also performing services at the grain based ethanol plant in 2006. The amount of liability, if any, is not determinable but the Company plans to vigorously defend its position. The insurance company for the grain based ethanol plant is defending the Company employee.  The jury trial, originally scheduled for March 2010, is now expected to take place in the fourth quarter of 2010 or later.

The Company is named in a pending action, which is captioned Dakota Supply Group, Inc. (“DSG”) v. KL Process Design Group, LLC (“KL”), and Midwest Renewable Energy, LLC, (“MRE”).  The action was commenced in 2008 for the collection of a debt of approximately $524,000 plus interest for electrical supplies and materials furnished by DSG to MRE.  DSG alleges that KL and MRE are responsible for the debt because KL executed the purchase order without clarifying that the debt was the responsibility of MRE and that credit was extended directly to KL rather than MRE.  Depositions have taken place between all parties. At this time, the Company is unable to predict the outcome of the case but plans to vigorously defend its position.

The Company provided construction management and engineering services for the construction of a new biofuels production facility in Iowa in 2007 for Willmark Energy, Inc. (“Willmark”). The Company believes that it would have provided services of approximately $800,000, including approximately $350,000 of services actually performed, for which it was not paid and filed a lien on the Willmark property.  Willmark refused to pay the Company for the unpaid services and subsequently filed a request for arbitration, counter-claiming that the Company failed to perform its design and project management duties under the construction contract and was seeking approximately $1.5 million in damages and the release of liens the Company has placed on Willmark assets.  In February 2010, in view of legal costs and especially management time, the Company accepted a settlement offer which required that Willmark pay $35,000 to the Company and the Company release its lien on the Willmark property.

On June 30, 2009, a lawsuit was brought against the Company, certain subsidiaries, and certain current and past officers in the District Court of Lincoln County, Nebraska.  The plaintiff is Midwest Renewable Energy, LLC, a Nebraska limited liability company ("MRE").  MRE previously engaged the Company to manage its existing ethanol facility, oversee its expansion construction and market the ethanol produced at its facilities.  The plaintiff alleges, among other things, that the named individuals and entities engaged in breaches of fiduciary duties owed to MRE, breaches of contract, fraud, interference with contract, conversion and negligence relating to the management and expansion of its corn-based ethanol facilities in Nebraska.

In August 2009, Company filed a motion to compel MRE to arbitrate its claims, and also separately filed three arbitration demands for claims relating to the three agreements between the Company and its affiliates and MRE that were at issue in the lawsuit.  In November 2009, the Court ruled for the Company and issued an order to compel arbitration. The arbitration proceedings for two of the three arbitrations have begun and are expected to conclude in the fourth quarter of 2010. The Company and MRE recently received the third arbitration claim and demand to begin.

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes resolution of such general litigation matters will not have a material adverse effect on the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be reviewed in conjunction with our unaudited quarterly financial statements and accompanying notes included in this report for the period ended March 31, 2010 and our audited financial statements and accompanying notes included in this report for the years ended December 31, 2009 and 2008.

Critical Accounting Policies and Estimates:

Trade Receivables

Trade receivables are carried at original invoice less an estimate made for doubtful receivables based on a periodic review of all outstanding amounts.  Management of the Company has established an allowance for doubtful accounts based on their estimate of uncollectible accounts and is established based on historical performance that is tracked by the Company on an ongoing basis.  Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Long-Lived Assets

The Company assesses the realizable value of long-lived assets for potential impairment at least annually or when events and circumstances warrant such a review.  The net carrying value of a long-lived asset is considered impaired when the anticipated fair value is less than its carrying value.  Approximately 96% of the Company’s property, plant and equipment is attributable to the WBE  facility in Upton, WY which was completed in August 2007.

In assessing the recoverability of our long-lived assets, we must make assumptions regarding estimated future cash flows, useful lives and other factors to determine the fair value of the respective assets.  Since the construction and equipment costs paid to complete this facility were incurred approximately two years ago, the Company believes that the net carrying value of this facility and equipment approximates its fair value.  This facility is used for developing new, or refining old, cellulosic ethanol technology.  It is the Company’s intent that this facility’s future use will involve the production and sale of small but commercial quality volumes of ethanol and lignin and currently there are no indicators that the Company will be unable to execute its business plan.  This future use is expected to generate positive cash flow in subsequent years.

As of December 31, 2009, we evaluated our long-lived assets for potential impairment.  Based on our evaluation, no impairment charge was recognized.

Revenue and Cost Recognition

Revenue from fixed price contracts is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract.  This method is used because management considers expended costs to be the best available measure of progress on these contracts.  Due to uncertainties inherent in the estimation process, it is at least reasonably possible that the completion costs for contracts in progress at March 31, 2010 and December 31, 2009 will be revised significantly in the near term.

Contract costs include all direct material, subcontract and labor costs, and those indirect costs related to contract performance, such as labor, supply, tool, and depreciation costs.  Operating costs are charged to expense as incurred.  Revenue is reported net of sales tax collected.  Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed.  The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenue recognized.

Patriot provided blended fuel on consignment to service stations.  Revenue related to the sale of blended fuel by Patriot was recorded when the ethanol was sold by the service station to the end customer.  This operation was discontinued in January 2009.

Income Taxes

The Company accounts for income taxes under the liability method, which requires an entity to recognize deferred tax assets and liabilities.  Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. An income tax valuation allowance has been established to reduce the Company’s deferred tax asset to the amount that is expected to be realized in the future. KL Energy, LLC (KLHC), KL Management, LLC (KLM), Western Biomass Energy, LLC (WBE), and Patriot Motor Fuels, LLC (Patriot) are Limited Liability Companies for income tax purposes. Accordingly, taxable income or losses of these companies are reported on the income tax returns of the members.

Share Based Compensation

We follow the guidance in FASB Topic 718 related to share-based payments to recognize all grants of stock options in our financial statements based upon their respective grant date fair values.  Under this standard, the fair value of each employee stock option is estimated on the date of grant using an option pricing model that meets certain requirements.  We currently use the Black-Scholes option pricing model to estimate the fair value of our stock options.  The Black-Scholes model meets the requirements of FASB Topic 718 but the fair values generated by the model may not be indicative of the actual fair values of our equity awards as it does not consider certain factors important to those awards to employees, such as continued employment and periodic vesting requirements.  The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by our stock price and a number of assumptions, including expected volatility, expected life and risk-free interest rate.  We use a historical volatility rate on our stock options.  The fair value of our common stock is based on recent private placement transactions by the Company, as of the date of the grant, which have been at $1.10 per share.  Because its stock is thinly traded, the Company does not believe that quotations for our common stock, as reported on the OTC Bulletin Board particularly at December 31, 2009, are indicative of the market value of the business.  If there are any modifications or cancellations of the underlying securities, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense.  To the extent that we grant additional equity securities to employees, our stock-based compensation expense will be increased by the additional unearned compensation resulting from those additional grants.

Derivative Instruments

The Company also uses various types of financing arrangements to fund its business capital requirements, including convertible debt indexed to the price per share in the private placement (Note 8) of the Company’s common stock. The Company evaluates these contracts to determine whether derivative features embedded in host contracts require bifurcation and fair value measurement or, in the case of free-standing derivatives (principally warrants), whether certain conditions for equity classification have been achieved. In instances where derivative financial instruments require liability classification, the Company initially and subsequently measures such instruments at estimated fair value. Accordingly, the Company adjusts the estimated fair value of these derivative components at each reporting period through earnings until such time as the instruments are exercised, expired or permitted to be classified in stockholders’ equity.

Liquidity and Capital Resources

At March 31, 2010, the Company had approximately $788,000 of total current assets which primarily consisted of $371,000 in cash and cash equivalents, approximately $251,000 of prepaid insurance and legal expenses and $90,000 of deferred issuance costs.  In addition, we had approximately $3.1 million of net property, plant and equipment.  Our total assets as of March 31, 2010 were approximately $3.9 million.   With $6.8 million of total current liabilities, the Company had negative working capital of approximately $6.1 million at March 31, 2010.  We received additional capital of approximately $1.5 million and $500,000 in gross proceeds in January 2010 and March 2010, respectively, to fund operating activities and allow long-term borrowing commitments to remain current. These transactions are described in Note 3 and Note 13 of the Notes to Consolidated Financial Statements. In early May 2010, the Company received additional capital of approximately $600,000 in gross proceeds.

At December 31, 2009, we had approximately $65,000 of cash and cash equivalents, $139,000 of prepaid expenses and $135,000 of deferred issuance costs.  Our total current assets at December 31, 2009 were approximately $390,000. As of that date, we also had non-current assets, consisting of net property, plant and equipment, of approximately $3,501,000.  Our total assets as of December 31, 2009 were approximately $3,891,000.  During 2009, we received additional capital of approximately $6.85 million before expenses to fund operating activities and allow long-term borrowing commitments to remain current.

The Company expects to rely on funds raised from these recent private placements, as well as future equity and debt offerings to implement our growth plan and meet our liquidity needs going forward. While we continue to seek additional financing, there are currently no specific arrangements for any external financing of debt or equity and we are not certain whether any such financing would be available on terms acceptable to us, if at all. We believe that cash on hand and the recent capital infusion in March 2010 (described in “Subsequent Developments” below) and other commitments, as further described in notes to the consolidated financial statements, will adequately provide for the operating activities of the Company through December 2010.

In their report dated March 8, 2010, the Company’s auditors indicated there was substantial doubt about the Company’s ability to continue as a going concern without any adequate fund-raising. Accordingly, unless we raise additional working capital, project financing and/or revenues grow to support our business plan, we may be unable to remain in business.

Line of Credit; Loans

We are a guarantor for and making payments with respect to a note payable by WBE to Security National Bank of $1,394,044 at December 31, 2009.  A principal payment of $500,000 was made in February 2009.  Pursuant to an amendment executed during the first quarter of 2009, principal and interest payments of $17,560 are due to be made from March 2009 until the maturity date of March 2010, which may be extended on an annual basis if the Company is in compliance with the note terms. A 12 month extension was granted on March 27th, 2010. This note bears interest at 6.5% and is secured by substantially all of the assets of WBE and guaranteed by certain WBE members and the Company.

We had a line of credit with Wells Fargo for borrowings up to $250,000 with an interest rate of the prime rate used by Wells Fargo plus 0.5%. This line of credit was personally guaranteed by certain officers of the Company.  At December 31, 2009 this line of credit has matured and was paid off in 2009 by a Company payment of $175,000 (plus interest) and by the proceeds from a line of credit of $75,000 extended to us, by a current stockholder and officer of the Company, which was paid in full in June 2009.  The interest rate with respect to borrowed amounts was the prime rate used by Wells Fargo plus 0.5%. This line of credit was personally guaranteed by certain officers of the Company.

We had a subordinated unsecured note payable to a current stockholder and former officer of the Company totaling $560,000 and $600,000 at December 31, 2009 and 2008, respectively.  This note has a variable interest rate, which was 5% at December 31, 2009 and 2008, respectively, with interest paid quarterly.  This note was unsecured and did not have a specified due date. In February 2009, the note was modified to require principal payments of $10,000 per month, beginning September 2009, over a 60 month term. The principal payments are scheduled to be $120,000 in each of 2010, 2011, 2012, 2013, and $80,000 in 2014.  As security for our obligations under this note, we granted to the lender a security interest in our current and future accounts receivable. In addition, if the Company receives additional equity financing, we are obligated to pay 5% of such proceeds towards principal payments on this note.  As of December 31, 2009, this obligation amounted to $142,500 and is included in current maturities of subordinated debt-related party in the consolidated balance sheets.

We also have a secured promissory note payable to Lansing Securities Corp. in the amount of $250,000 at 10% interest. The maturity date of this loan has passed and has been temporarily waived by Lansing Securities until further notice.

We had total current liabilities of approximately $6,805,000 at December 31, 2009, which included short-term borrowings of $250,000, current maturities of long-term debt of approximately $1,601,000 and current maturities of subordinated debt – related party of $262,000, billings in excess of costs and estimated earnings on uncompleted contracts of $1,641,000, accounts payable of $1,672,000, accrued payroll of approximately $203,000, other liabilities of $770,000 (primarily professional fees payable to Niton Capital of an estimated $420,000 and legal and audit fees of $97,000) as well as current liabilities of discontinued operations of approximately $357,000.

We had total long-term liabilities of approximately $307,000 at December 31, 2009, which included long-term debt of approximately $9,000 and long-term subordinated debt - related party of $298,000.  Our total liabilities were approximately $7,112,000 as of December 31, 2009.

On October 9, 2008, we entered into a term loan agreement (“O2D Loan”) with O2Diesel Corporation (“O2D”), formerly a publically traded company, pursuant to which we agreed to provide O2D with up to $1,000,000 for O2D’s working capital purposes.  O2D is a commercial developer of cleaner-burning diesel fuel alternatives, including O2Diesel™, an ethanol-diesel additive.  We previously licensed certain technology to O2D under a Technology License and Services Agreement, dated March 6, 2008 (the "License Agreement"). The O2D Loan provided an initial loan of $250,000 in the form of a secured promissory note (the “Note”) with an annual interest rate of 10%.   As of March 31, 2009, O2D defaulted on this Note and, due to O2Diesel’s financial condition, the Company determined it would not make any additional loans to O2D and reserved for the entire amount of the Note.   The Company sold this Note at face value to a third party (the "Note Purchaser") in April 2009.  Subsequently, O2D declared bankruptcy and the Note Purchaser acquired O2D out of bankruptcy.  The Company acquired the License Agreement from the Note Purchaser in exchange for a payment of $150,000 in October 2009 and the Company's agreement to negotiate a new license for limited territories with the Note Purchaser.

We have provided substantial funding for WBE, a 64% owned subsidiary of ours, relating to the demonstration of our cellulosic technology.  As of December 31, 2009, WBE owed us approximately $8,821,000, with such debt being represented by a senior secured note which includes the Company’s payments on the Security National Bank loan of $1,984,949 to WBE (with a balance of $1,394,043 as of December 31, 2009).  There is currently no specific repayment schedule for these debts owed to the Company by WBE.

Contractual Obligations
The following table lists our continuing operations' significant contractual obligations and their future payments at March 31, 2010:

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Note payable to bank (1)	$1,362,704	$1,362,704	$-	$-	$-
Payable to supplier (2)	115,000	110,495	4,505	-	-
Note payable to third party (3)	250,000	250,000	-	-	-
Equpment and insurance financings (4)	89,436	89,436	-	-	-
Subordinated note payable (5)	536,461	368,961	167,500	-	-
Operating leases	60,534	21,426	27,108	12,000	-
Total	$2,414,135	$2,203,022	$199,113	$12,000	$-

(1) Note payable to bank with interest at 6.5%. The note is payable in twelve monthly installments of $17,560 of principal and interest beginning March 2010 with any remaining unpaid principal and interest due March 2011, with additional maturity extensions available. This note is secured by substantially all assets of WBE and guaranteed by the Company and certain WBE members.

(2) Payable to Hermanson Egge to replace overdue payables for construction services with unsecured agreement, interest at 0% with payments of $70,000 in July 2009, $15,000 monthly from July 2009 to April 2010, $10,000 monthly from May 2010 to August 2010, $20,000 monthly for September 2010 to November 2010 and $15,000 in December 2010.

(3) Note payable to Lansing Securities Corp., interest at 10%. The maturity date has passed and has been temporarily waived by the note holder until further notice.
(4) Note payable to Universal Premium Acceptance Corp. for payment of insurance premiums, interest at 9.24%, payable in monthly principal and interest installments of $5,239; Note payable to Shimadzu for lab equipment of $32,114, payable in monthly principal and interest installments of $1,072, including interest at 13.6% secured by equipment; Note payable to First Insurance Funding Corporation for payment of director and officer insurance premiums, payable in monthly installments of $3,692, including interest at 9.1%.

(5) Subordinated note payable to Randy Kramer and assigned to First National Bank, interest at 5.0%, secured by accounts receivable of the Company, payable in monthly installments of $10,000 per month plus interest beginning September 2009 and 5% of equity financings after February 2009.

Net Cash from Continuing Operations – Operating Activities

During the period from our inception to March 31, 2010, we have incurred significant net losses. Our cash flow from operations has been negative since the inception of the company. We do not anticipate that we will have a positive cash flow from operations in 2010. Whether we have positive cash flow in 2010 depends on whether we are able to realize engineering design and licensing revenue from new CBE projects (expected to start as early as the last quarter of 2010) and any facility improvement contracts for GBE plants and other operational revenue.  A significant piece of our business is still in the research and development phase and we expect to continue to incur losses until our technology achieves the CBE yields that allow us to produce ethanol at a cost that can compete with other alternative fuels.

We are in the process of implementing cost control measures that should help us reach our technology and business goals more efficiently. We have implemented a strict budgetary and financial control process.  We have also re-focused our human and financial resources towards the goal of being a technology provider and owner/operator of CBE plants and eliminated positions that are not critical to this business mission.

For the Three Months Ended March 31, 2010 and 2009

During the three months ended March 31, 2010, our operating activities used a net of approximately $1.2 million of cash. This reflected a loss of approximately $1.5 million from continuing and discontinued operations, a net loss attributable to noncontrolling interests ($294,000), increases in prepaid expenses and other current assets ($32,000) and decreases in accounts payable ($5,000) and current liabilities of discontinued operations ($26,000) which were largely offset by approximately $619,000 in cash flows provided by depreciation ($483,000), stock compensation  ($88,000), deferred issuance cost amortization ($45,000) and accrued payroll and other liabilities ($7,000).

During the three months ended March 31, 2009, our operating activities used a net of approximately $963,000 of cash. This primarily reflected a net loss of approximately $2.7 million from continuing and discontinued operations, a net loss attributable to noncontrolling interests of approximately $291,000, a decrease in accounts payable ($130,000), and an increase in trade receivables of $19,000, which were largely offset by $486,000 of depreciation, an increase of $435,000 in the allowance for doubtful accounts and increases in accrued payroll and other liabilities by $886,000, current liabilities of discontinued operations $12,000, and decreases in prepaid expenses and other current assets ($350,000 – primarily the $185,000 reduction in deferred issuance costs) and a decrease in inventories of approximately $37,000.

For the Twelve Months Ended December 31, 2009 and 2008

At December 31, 2009 and December 31, 2008, we had negative working capital (i.e. current assets less current liabilities) of approximately $6.4 million and $5.3 million, respectively. Total liabilities exceeded total assets by approximately $3.2 million and $2.0 million at December 31, 2009 and 2008, respectively.

During the year ended December 31, 2009, our operating activities used a net of approximately $5.0 million of cash. This reflected a loss of approximately $7.0 million from continuing and discontinued operations and decreases in noncontrolling interests ($1.3 million), accounts payable ($390,000) and current liabilities of discontinued operations ($13,000) which were largely offset by depreciation of approximately $2.0 million, allowances for doubtful accounts of approximately $438,000, a decrease of approximately $432,000 in prepaid expenses and other current assets (primarily deferred issuance costs of $320,000) and an increase of approximately $1.1 million in accrued payroll and other liabilities (of which an estimated $420,000 was attributable to Niton Capital consulting fees).

During the year ended December 31, 2008, our operating activities used a net of $4,114,000 of cash. This reflected a loss of $7,493,000 before noncontrolling interests, which was increased by a decrease in accounts payable of $932,000, a decrease in billings in excess of costs and estimated earnings on uncompleted contracts of $811,000, offset by depreciation of $1,792,000, amortization of derivative liability of $1,150,000, amortization of debt issuance costs of $305,000, a decrease in net trade receivables of $1,042,000, an increase in accrued payroll and other liabilities of $369,000, a decrease in costs and estimated earnings in excess of billings on uncompleted contracts of $169,000, a decrease in inventories of $104,000, and a decrease in prepaid expenses and other assets of $150,000, and a loss on the sale of fixed assets of $40,000.

Net Cash from Continuing Operations - Investing Activities

For the Three Months Ended March 31, 2010 and 2009

Net cash used in investing activities during the three months ended March 31, 2010 of approximately $65,000 decreased by approximately $56,000 over investing activities in the three months ended March 31, 2009.  This decrease was the result of approximately $56,000 lower purchases of property, plant, and equipment, primarily related to the WBE plant.

For the Twelve Months Ended December 31, 2009 and 2008

Net cash used in investing activities of approximately $252,000 for the year ended December 31, 2009.  These funds were primarily used for the purchase of property, plant, and equipment for the WBE facility.  For the year ended December 31, 2008, net cash used in investing activities was $156,000.  These funds were used primarily for approximately $845,000 in WBE plant improvements offset by the sale of our airplane and other equipment that netted $689,000.

Net Cash from Continuing Operations – Financing Activities

For the Three Months Ended March 31, 2010 and 2009

Net cash provided by our financing activities was approximately $1.6 million for the three months ended March 31, 2010. During this period, we received $2.0 million in gross proceeds from the private placement of common stock offset by $245,000 in legal, professional and placement fees and approximately $147,000 of reductions in short-term borrowings and long-term debt.  Net cash provided by our financing activities for the three months ended March 31, 2009 was approximately $2.5 million. During this period, we received $4.0 million in gross proceeds from the private placement of common stock offset by $750,000 in legal, professional and placement fees and approximately $716,000 of net reductions in short-term borrowings and long-term debt.

For the Twelve Months Ended December 31, 2009 and 2008

Net cash provided by our financing activities was approximately $4.6 million for the year ended December 31, 2009. During this period, we received approximately $5.8 million in net proceeds from the private placement of common stock offset by approximately $1.2 million of reductions in short-term borrowings and long-term debt.

Net cash provided by our financing activities was $4,777,000 for the year ended December 31, 2008. During this period, we received $6,100,000 in convertible debt that was converted into common stock in connection with the Merger. In addition, we received $250,000 in notes payable and $25,000 in proceeds of a common stock private placement.  These amounts were reduced by debt issuance costs for convertible debt of $612,000, payments on long-term debt principle of $856,000 and net payments on lines of credit and short-term borrowings of $130,000.

Results of Operations

For the Three Months Ended March 31, 2010 and 2009

Revenue

In the three months ended March 31, 2010, the Company recognized $120,000 in biofuel income from several feedstock testing programs.  The Company did not record any revenue for the three months ended March 31, 2009 which was primarily due to the discontinuance and/or work stoppage on existing contracts in the grain based ethanol business in the latter half of 2008 and it also reflects our focus on research and the enhancement of our CBE technology.

Operating Expenses

Operating expenses of approximately $1.8 million, in the three months ended March 31, 2010, were approximately $1.2 million lower than the comparable period in the prior year.  The primary reason for this decrease was an approximately $1.2 million decrease in general and administrative expenses, and $20,000 decrease in research and development costs offset by $60,000 of higher biofuel costs.  These decreases were primarily a result of lower wages and salaries expense due to personnel reductions in the first quarter of 2009.

Biofuel costs of $60,000 in the three months ended March 31, 2010 compared to $0 costs in the comparable period in the prior year.  This increase is attributable to several feedstock testing programs.

General and Administrative expense of approximately $915,000 decreased approximately $1.2 million (or 56%) in the three months ended March 31, 2010 compared to the $2.1 million in the three months ended March 31, 2009.  This decrease was primarily attributable to the approximate $375,000 decrease in wages and salaries, and $372,000 of professional fees and expenses (mainly related to the absence of $510,000 Niton consulting fees in the first quarter of 2010), $34,000 of O2D contract costs and $83,000 of consultant, lobbyist and other advisor costs.

Research and Development expense of approximately $881,000 decreased approximately $20,000 (or 2%) in the three months ended March 31, 2010 compared to approximately $901,000 in the three months ended March 31, 2009.  The decrease is primarily related to a reduction in plant utilities ($35,000), inventory expenses ($10,000), land rent ($23,000) and equipment repairs and supplies ($34,000) offset by an increase in salaries and benefits ($50,000) and lab expenses ($32,000).

Other Income (Expense)

Other expense of approximately $22,000 for the three months ended March 31, 2010, primarily consisting of WBE property taxes of approximately $18,000, which was approximately $4,000 unfavorable when compared to approximately $18,000 of other expense for the three months ended March 31, 2009.

Interest income of approximately $718 for the three months ended March 31, 2010 was approximately $42,000 lower than the comparable period in 2009 primarily as a result of an absence of chargeable interest earned on overdue customer balances and a lower level of investable cash.

Interest expense of approximately $40,000 decreased approximately $35,000 in the three months ended March 31, 2010 compared to approximately $75,000 in the three months ended March 31, 2009. This decrease was primarily due to the absence of $40,000 in interest fees on past due vendor balances and approximately $2,000 interest paid on the line of credit the Company held in the first quarter of 2009, offset by interest paid on additional notes issued to the Company in the first quarter of 2010.

For the Twelve Months Ended December 31, 2009 and 2008

Revenue

There was no revenue recorded for the year ended December 31, 2009 compared to $4.0 million of revenue from engineering and management contracts in the prior year.  This decrease in revenue is attributable to the completion of all contracts in 2008 and our focus on research and enhancement of our CBE technology.

Engineering and Management Contract Expenses

There was no engineering and contract management expense recorded for the year ended December 31, 2009 compared to approximately $2.0 million in the prior year. This decrease in revenue is attributable to the completion of all contracts in 2008 and our focus on research and enhancement of our CBE technology.

General and Administrative Expenses

General and administrative expenses increased from $4.3 million to $5.0 million for the year ended December 31, 2009 compared to the year ended December 31, 2008, an increase 16%.  This increase was primarily attributable to approximately $1.8 million increase in professional, consulting, accounting, auditing and legal fees (of which approximately $930,000 was attributable to Niton Capital), $80,000 in travel and fund raising costs compared to nominal expenses in 2008, a $211,000 decrease in bad debts reserve, a $24,000 increase in laboratory research costs, and a $7,000 increase in advertising and promotion costs, offset by a decrease of $927,000 in wages and salaries, and an absence of aircraft and its operating costs amounting to approximately $205,000.

Research and Development Expenses

Research and development expense increased approximately $620,000 to $3.3 million for the year ended December 31, 2009 compared to the year ended December 31, 2008, an increase of 23%.  The increase is primarily related to our efforts at enhancing technology and process improvements at the WBE plant and includes increases in equipment repairs ($91,000), utilities ($60,000), enzymes and other feedstocks ($137,000), depreciation ($156,000), rental equipment ($101,000) and employee benefits ($28,000).

Other Income and Expense

Other income was approximately $136,000 for the year ended December 31, 2009 compared to approximately $2.1 million in other expense for the year ended December 31, 2008. This $2.2 million improvement was primarily due to the absence of approximately $1.9 million in amortization of debt issuance costs and debt discounts in 2009.  In addition, the Company recorded approximately $433,000 of other income in 2009 resulting from the settlement of the Willmark arbitration.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our Board currently has five (5) member positions. The Directors’ terms continue until the next annual meeting of stockholders or until their successors are duly elected and qualified.  Nominations to our Board are governed by our bylaws.

There are no members of the Board that are believed by the Board to be an independent director as defined in the listing standards for the Nasdaq Global Market (“Nasdaq Listing Standards”).  As a smaller reporting company traded on the Over-the-Counter-Bulletin-Board, our directors are not required to be independent. There are no family relationships among our directors and executive officers.

The Company is managed by a Chief Executive Officer that is separate from the Chairman of the Company’s Board.  The Company’s Board is actively involved in overseeing all material risks that face the Company.  The Board administers its oversight functions by regularly reviewing the operations of the Company and the executive officers’ management of the Company.

The following table describes: (1) our current directors; (2) information regarding their principal occupations and directorships with other public companies during at least the last five years; and (3) a summary of the experience, qualifications, attributes or skills that led the Board to conclude that such person should serve as a director as of the date of the filing of this prospectus.

Directors

Name	Age	Position and Experience

Thomas Schueller	57
Mr. Schueller has extensive business experience, including 10 years as a CPA with Arthur Andersen. Mr. Schueller was a financial officer of RPM Pizza, Inc. and developed and owned several businesses in Europe and the US. He was also the national President of Pizza World GmbH, and has 17 years of ownership of real estate development and financial companies in the United States.  From 1992 until 2008, Mr. Schueller owned and operated Equimax Properties LLC and Buyer’s Resource Realty. Mr. Schueller received his MBA in Finance from Michigan State University.  Mr. Schueller currently provides management consulting services to the Company pursuant to a consulting agreement described below. During his career, Mr. Schueller acquired managerial and financial experience relevant to his service as the financial expert on the Company's Audit Committee.

Alan Rae	51
Mr. Rae has over twenty-five years of diverse experience in the automotive, financial and service industries as a consultant, business owner, and manager. Mr. Rae was a founder and served as CEO of O2Diesel Corp. and its preceding companies since 1997.  O2Diesel Corp. filed for Chapter 11 bankruptcy and was sold out of bankruptcy in 2009.  Mr. Rae had also been CEO of World Class Driving until it was sold in 2010.  Mr. Rae is currently a paid consultant to Pelly Management and the Company.  Mr. Rae has also been a Director of Reostar Energy since 2007.  Mr. Rae studied Mechanical Engineering at Paisley College of Technology (now the University of the West of Scotland), Scotland. Mr. Rae brings to the Board his significant managerial, financial, corporate governance and international business experience.

Alain Vignon	40
Mr. Vignon is a managing partner of Niton Capital Partners SA, a corporate finance and investment company active mostly in the Energy and Infrastructure industries. Prior to joining the group in 2007, Mr. Vignon headed the Corporate Finance division at LCF Rothschild in Geneva from 2002 to 2007. He advised several large companies (private or public) and private equity firms in sectors such infrastructure, energy, industrial and telecommunication mainly in Europe and Africa. Before joining LCF Rothschild, Mr. Vignon worked at JPMorgan and UBS Warburg in the Investment Banking division, in London and Zurich, in structured and acquisition finance from 1994 to 2001. Mr. Vignon brings to the Board his significant financial and investment banking experience.

Pedro de Boeck	46
Mr. de Boeck has dedicated 20 years of his career in the management consulting business. Until the end of 2007, Mr. de Boeck was a partner of McKinsey & Company, an international consulting firm. During his 15 years at McKinsey, he has advised Senior Executives around the world, with a special focus on telecom and postal companies. He also was the worldwide leader of the postal practice of McKinsey & Company. From 1986 to 1990 he worked for Strategic Planning Associates, and was based in London and in Singapore. Mr. de Boeck is now an active investor, and currently sits on the Board of Directors of Briarde SA, Warcoing Sucre SA and Pajelima bvba.  During 2007 and 2008, Mr. de Boeck sat on the Board of Directors of McKinsey & Company, Iscal Sugar SA  and Cospaia SA .  Mr. de Boeck graduated in 1986 from the Solvay business school of the Free University of Brussels (Magna Cum Laude) and holds an MBA degree from INSEAD (1991).  Mr. de Boeck brings to the Board his significant consulting and investment advisor experience.

Alain P. Poncelet	41
Mr. Poncelet is a founding partner of Pluris Sustainable Investments SA, an Investment Management company focused on investing in sectors and opportunities at the forefront of the green and/or sustainable development. Mr. Poncelet started his career in Brussels in agricultural products trading. He moved to Mexico in 1993, where he specialized in coffee trading, ultimately taking responsibility for the Mexican coffee operation of a multinational group. He then joined the Starbucks Coffee Company, Switzerland in 2003 where, as Managing Director and Vice President, Coffee & Tea, he was responsible for the global coffee and tea procurement worldwide and the management of the company's Farmer Support Centers in Central America and Africa. Mr. Poncelet brings to the Board his significant investment advisor and international operations experience.

Executive Officers

Name	Age	Position and Experience

Thomas Schueller	57	Executive Chairman of the Board See biographical information in “Directors” above.
Peter Gross	41
Chief Executive Officer, President and Treasurer
Mr. Gross has 15 years of international experience in the specialty chemical and biofuels industry as a project, business and marketing manager, consultant, business owner and investor.  Mr. Gross founded, and since 2004 has served as managing partner of, add blue Consultoria Ltda., a consulting company established to develop business opportunities in the renewable energy and biofuels markets.  From 2007 through 2008, he was involved in the sourcing, developing and managing of greenfield sugarcane projects for Alterna Agri-Energy Ltda.  From 2006 through 2007, he engaged in general management and business development relating to renewable energies including biofuels for Conergy Group and from 2004 through 2007 he provided general management and business development services to 02Diesel Ltda.  Mr. Gross speaks Portuguese, German, English and French and holds a degree in Business Administration from Bayreuth University in Germany.

David Litzen	50
Vice President of Engineering & Chief Technology Officer

Mr. Litzen has served in his current position since January 2006.  From 2004 to 2006, Mr. Litzen served as a consultant to the biofuels and petrochemical industries under the company name of Virtual Ideality, Inc.  On January 1st, 2006 he became employed by KL Process Design Group, a company which he also co-founded, as Vice President of Engineering. He has 28 years experience in the petrochemical industry, including 20 years as a Shell Oil senior process engineer and consultant. He has extensive background and experience in process simulation, plant process design, and process de-bottlenecking. Mr. Litzen is a registered Professional Engineer and holds a B.S. degree in chemical engineering.

Effective March 2, 2010, David Litzen resigned as a Director of the Company.  Mr. Litzen served as a Director of the Company since October 1, 2008 and was a member of the Nominating Committee.

Dennis Harstad	50
Vice President of Plant Operations and Secretary
Mr. Harstad has served in his current position since January 2006.  He was the Plant Manager and Construction Manager for Midwest Renewable Energy from 2004 to 2006 and member of the board of directors from 2004 to 2007. He also served as a manager of WBE since 2006.  Mr. Harstad has over 28 years experience in agricultural and renewable energy business.

Thomas Bolan	59
Acting Chief Financial Officer
Mr. Bolan has served in his current position since April 2009.  From October 2007 through December 2008, he was the Corporate Controller for O2Diesel Corporation. Prior to that, from 2002 through 2007, he was a consultant with Resources Connection, a publicly-traded international professional services firm.  Mr. Bolan earned his CPA certificate in 1978 and holds a Masters Degree in Finance/Economics from the University of Connecticut.

Code of Ethics

The Company has adopted a Code of Ethics applicable to all employees, including the Company’s principal executive officer, principal financial officer and to directors.  The Code concerns, among other things, compliance with applicable law, the avoidance of conflicts of interest, no trading by a person if the person is aware of information that may be considered material, a prohibition on taking corporate opportunities, competing fairly and honestly, the Company’s efforts to provide a safe and healthful work environment, recordkeeping, confidentiality, proper use of Company assets and payments to government personnel. A stockholder can request a free copy of the Code of Ethics by writing to the Secretary, at the corporate office of KL Energy at 306 East Saint Joseph Street, Suite 200, Rapid City, South Dakota, 57701, or obtain a copy of this document from our website http://www.klenergycorp.com/investors.htm.

EXECUTIVE COMPENSATION

Overview and Objectives of the Compensation Program

The Company’s compensation packages to its executive officers, as determined by the Compensation Committee, are designed to enable the Company to recruit, retain and motivate a talented and diverse group of people who contribute to our success.  The packages are also intended to synchronize executive compensation with the Company’s performance, motivate executive officers to achieve our business objectives and provide strong performance incentives.  The Company’s Chief Executive Officer provides input on determining and recommending compensation packages to executive officers other than for himself. The goal of the Compensation Committee is to ensure that the packages are fair, reasonable and competitive with other companies in our industry similar in size to the Company.

In addressing compensation, the Compensation Committee attempts to balance the short term and long term components, to properly encourage and reward retention as well as to align executive pay with that of executives at comparable companies in the industry.  The Compensation Committee also focuses on aligning individual incentives with the Company's strategic and financial goals. Key incentive-based components in executive compensation packages are the annual individual performance-based incentive bonuses.

Elements of Executive Compensation Packages

Compensation packages awarded to the Company’s executive officers are comprised of base salary and annual cash bonus awards.  The Board and stockholders have approved an equity compensation plan.  No awards were made under such plan during 2009.

Salary ranges for the Chief Executive Officer and other executives are based on an individual’s experience and prior performance, as well as the Company’s operating performance and the attainment of planned financial and strategic goals.  In addition, the Compensation Committee reviews compensation levels of similarly situated executives at companies in our industry similar in size to the Company when determining the target range of salary payable to the executive officers.  In determining their salaries and salaries for other officers, the Compensation Committee subjectively evaluates the experience, performance and attainment of initiatives, and no particular weight is given to any particular factor.  Annual salaries for the named executive officers are subject to the provisions of their respective employment agreements described below under the heading “Compensation of Executive Officers and Directors - Summary of Executive Employment Agreements”.

Bonus Determination

The Company may pay annual incentive bonuses.  Employment agreements contain maximum percentages of base salary that may be paid as annual bonuses.  Based on the Company’s performance in 2009 and the general state of the industry, the Compensation Committee determined there would be no 2009 bonus payments to executive officers.

Perquisites and Other Benefits

All Company executives are also entitled, subject to meeting certain eligibility requirements, to participate in the Company’s benefit programs, including the Company’s SIMPLE IRA plan and its medical, dental and other benefits plans.

Chief Executive Officer Compensation

The provisions of our Chief Executive Officer (“CEO”) employment agreement and related agreements, which have been approved by the Board, determined the salary paid to him during fiscal year 2009.  In approving the compensation levels contained in the CEO’s employment agreements, the Board reviewed and considered the expected value of the leadership that he would bring to the Company.  The Board then set his compensation during the term of his employment agreement in levels that reflected his potential achievements and quality of the Company under his leadership.

Until February 11, 2009, our CEO was Mr. Kramer.  On February 11, 2009, Mr. Corcoran became our CEO and replaced Mr. Kramer. Effective March 2, 2010, Mr. Corcoran resigned as President and CEO. He was replaced, effective March 9, 2010, by Mr. Gross.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code and IRS Notice 2007-49, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid per year to its chief executive officer and its three most highly compensated officers (other than its CEO and CFO) who are employed by the Company at year-end.  The Committee believes that it is generally in the Company’s best interest to satisfy the requirements for deductibility under Internal Revenue Code Section 162(m).  Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards.  However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Internal Revenue Code Section 162(m).

The Internal Revenue Code exempts qualifying performance-based compensation from the deduction limit if certain conditions are met.  One of the conditions is stockholder approval of the performance-based compensation provisions.

Summary Compensation Table

The following table summarizes the cash and non-cash compensation earned in 2009 and awarded to or earned by individuals who served as our Chief Executive Officer and two other most highly compensated executive officers serving during and/or at the end of 2009 (each, a “named executive officer, collectively, the “named executive officers”). The Company’s Executive Chairman and Chief Financial Officer are not employees but have been serving in those capacities, under consulting agreements, since February 2009 and April 2009, respectively.

Name and Principal Position	Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensa- tion ($) (3)	Changes in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($) (3)	All Other Compensa- tion($) (4)	Total ($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven Corcoran (1)	2009	$134,546	$-	$-	$-	$-	$-	$2,329	$136,875
President and CEO	2008	$115,136	$-	$-	$-	$-	$-	$2,861	$117,997

David Litzen	2009	$135,426	$-	$-	$-	$-	$-	$9,161	$144,586
Vice President of Engineering	2008	$129,246	$-	$-	$-	$-	$-	$3,184	$132,430

Dennis Harstad	2009	$126,485	$-	$-	$-	$-	$-	$7,328	$133,812
Vice President of Operations	2008	$118,997	$-	$-	$-	$-	$-	$2,941	$121,938

Randy Kramer (1)	2009	$144,794	$-	$-	$-	$-	$-	$557	$145,352
President and CEO	2008	$127,723	$-	$-	$-	$-	$-	$3,160	$130,883

(1)   Mr. Corcoran became President and Chief Executive Officer on February 11, 2009, which was the same date as Mr. Kramer’s departure, and resigned on March 2, 2010.
(2)  Employment agreements effective February 15, 2010 called for annual salaries of $147,019, $139,725 and $130,500 for Messrs. Corcoran, Litzen and Harstad, respectively.   However, the Company implemented a broad-based 10% reduction in salary which may be lifted in the Board’s discretion.
(3)  There were no bonuses, stock awards, option awards, non-equity plan compensation payments or changes in pension value and non-qualified deferred compensation earnings for any Company employee in 2009.
(4)  Represents the Company's 2009 contributions to a SIMPLE IRA, as well as payments of health, dental and life insurance premiums, on behalf of the named executive.

Summary of Employment Agreements with Named Executive Officers

Each named executive officer’s employment agreement includes an annual base as noted in the table above and has a term of 3 years.  The annual salaries of Mr. Litzen and Mr. Harstad may be increased by approximately 10%, to the salary level prior to the Company-wide 10% pay adjustment in November 2008, in the event of the Company signing a service contract for the pending feedstock testing for an international company. In addition, each person is eligible to receive a cash bonus of 100% of their base salary each year, in the Board’s discretion.  The named executive officers are entitled to receive reimbursement for reasonable expenses and are eligible to receive benefits generally available to employees.

If the executive is terminated for cause, the Company must pay salary earned up to the termination date and reimburse the executive for reasonable expenses and unused vacation.  If terminated without cause or if the executive terminates his employment for good reason, the Company must continue to pay the base salary and reimburse medical and dental premiums for a severance period of 4 months, pay the executive a prorated portion of any bonus the executive would otherwise be entitled to, reimburse the executive for reasonable expenses and cause any unvested options to vest and be exercisable.

If, during the term, the executive dies or the executive’s employment is terminated because the executive has become disabled, the executive will be eligible to receive (1) six (6) months of severance and (2), at the sole discretion of the Board of Directors (as to both amount of and payment date for), a bonus for the calendar year in which the termination date occurs, pro-rated to reflect the portion of the calendar year for which the executive was employed by the Company.

Under the employment agreements, executives must maintain the confidentiality of the Company’s confidential information and assign any rights to inventions or other intellectual property developed while the executive was employed by the Company.  The employment agreements contain provisions preventing an executive whose employment is terminated from competing with the Company or soliciting the Company’s employees for a period of 12 months following the employment termination.

Consulting Agreements

In 2009, the Company entered into a consulting contract with each of Thomas Schueller for the position of Executive Chairman and Thomas Bolan for the position of Acting Chief Financial Officer.  Mr. Schueller’s contract calls for an unspecified term and monthly payments of $12,102 plus travel costs and a $25 per diem expense reimbursement.  This contract may be terminated at any time by the Board or upon 10 days notice by Mr. Schueller.  Mr. Bolan’s contract is on a month-to-month basis for an unspecified period, at a rate of $75 per hour plus travel costs.  This contract may be terminated at any time upon 30 days notice by the Board or Mr. Bolan.

Mr. Rae received consulting fees of $95,000 and $120,000 in 2009 and 2008, respectively, from Pelly Management for services he performed from time to time for that firm. He also has a consulting contract with the Company. In February 2010, the Company amended its consulting contract with Mr. Rae, pursuant to which Mr. Rae provides general management and financial advisory consulting services to the Company. Mr. Rae’s contract calls for an unspecified term and monthly payments of $14,000 plus travel costs and a $25 per diem expense reimbursement. This contract may be terminated at any time by the Board or upon 10 days notice by Mr. Rae.

Recent Developments Relating to CEO and President

Effective March 2, 2010, Mr. Corcoran resigned his position as the Company’s CEO and President and terminated his employment agreement with the Company.  As of the same date, Mr. Corcoran entered into a consulting agreement with the Company, pursuant to which he will continue to provide certain services relating to the Company’s general U.S. operations.  During the first four months of service under his consulting agreement, Mr. Corcoran will receive $12,251 per month.  Thereafter, he will receive a base of $3,000 per month and reimbursement of reasonable expenses.  The Company also: (i) issued to Mr. Corcoran an option to purchase 83,333 shares of the Company’s common stock at an exercise price of $1.10, exercisable for three years; and (ii) agreed to release 594,046 shares of common stock from the lock-up agreement between Mr. Corcoran and the Company dated September 30, 2008. The consulting agreement may be terminated by the Company at any time following the expiration of the first four months of the agreement and by Mr. Corcoran upon 10 days notice.

The Company has entered into a consulting agreement with add blue Consultoria Ltda., a Brazilian consulting company, for the provision of certain executive services.  Pursuant to this agreement, the services of CEO and President of the Company and its subsidiaries have been performed by Peter Gross beginning March 9, 2010.  The Company’s Brazilian subsidiary, KLE Brazil Ltda., when formed, will fund the payment obligations under the consulting agreement.  An initial payment of $24,000 U.S. was paid to add blue Consultoria Ltda. in March 2010, and thereafter the monthly fee will be $16,000 U.S.  The consulting agreement may be terminated upon 90 days notice by either party.  It is anticipated that initially, until his appropriate immigration benefits have been secured, substantially all of Mr. Gross services will be performed at the Company’s Brazilian office.

Summary of Potential Termination or Change-in-Control Payments

The table below reflects the dollar amount of compensation to each named executive officer in the event of termination of such individual’s employment prior to the expiration of the employment agreements.  The amounts shown assume that the termination was effective December 31, 2009.

Benefits and Payments Upon Termination	Voluntary Termination On 12/31/09($)(1)	Termination for Cause on 12/31/09($)	Involuntary Termination without Cause on 12/31/09($)(1)	Retirement at “Normal Retirement Age” on 12/31/09($)	Disability on 12/31/09($)(2)	Death on 12/31/09($)(2)
Steven Corcoran
Compensation - Salary	$-	$-	$49,006	$-	$30,000	$30,000
Compensation - Bonus	$-	$-	$-	$-	$-	$-
Incentives and Benefits	$-	$-	$1,218	$-	$-	$-

David Litzen
Compensation - Salary	$-	$-	$46,575	$-	$30,000	$30,000
Compensation - Bonus	$-	$-	$-	$-	$-	$-
Incentives and Benefits	$-	$-	$3,788	$-	$-	$-

Dennis Harstad
Compensation - Salary	$-	$-	$43,500	$-	$30,000	$30,000
Compensation - Bonus	$-	$-	$-	$-	$-	$-
Incentives and Benefits	$-	$-	$1,730	$-	$-	$-

Randy Kramer
Compensation - Salary	$-	$-	$225,000	$-	$30,000	$30,000
Compensation - Bonus	$-	$-	$-	$-	$-	$-
Incentives and Benefits	$-	$-	$1,518	$-	$-	$-

(1) Effective February 15, 2010, each named executive had a 3-year employment agreement commencing January 1, 2010. Each agreement called for the executive's annual salary and medical and dental premiums to be paid for 4 months in the event of employment termination for other than cause and 6 months in the event of death or disability.
(2) Each named executive was covered by a $30,000 AD&D insurance policy.

In connection with his departure as the President, Chief Executive Officer, and Chief Financial Officer of the Company on February 11, 2009, Mr. Kramer entered into a settlement agreement with the Company which, among other things, provided for compensation as set forth in his separation agreement with the Company, a broad release of the Company, a release of Mr. Kramer’s shares of the Company from an escrow agreement, repayment by the Company of a loan from Mr. Kramer, and an indemnification by the Company up to the amount of Mr. Kramer’s liabilities for certain personal loan guarantees with respect to Company debt.  Mr. Kramer’s departure resulted from a difference of vision between Mr. Kramer and the Company’s Board.

Director Compensation

Other than as described below, we generally do not compensate Directors for their services as directors.  All directors receive reimbursement of expenses incurred in connection with participation in Board meetings.   There were no fees, bonuses, equity awards or other compensation paid to directors in 2009 for their services as a director on the Board.

As approved by the Board of Directors on March 2, 2010, a Director’s fee of $18,000 per annum will be awarded to all serving Non-Executive and Non-Consulting directors.  However, payment of such fees will be deferred until approved by the Board. As of the date of this report, Alain Vignon was the only Non-Executive, Non-Consulting director and $30,000 has been accrued for his services from his appointment in October 2008 through May 2010.

Bonus Plan

The Board of Directors adopted a cash bonus plan for the executive officers in the event that the Company consummates a transaction with a certain potential licensor of the Company’s technology.  Up to $125,000 of cash may be allocated among the officers and employees of the Company, at the Compensation Committee of the Board of Directors’ discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of May 31, 2010 with respect to beneficial ownership of our common stock by each of the named executive officer (defined above), each director, each holder of more than 5% of our common stock, and all current directors and executive officers as a group.

Except as indicated in the footnotes to this table, the persons named each have sole voting and investment power over the shares shown as owned by them.  The percentage of beneficial ownership is based on 47,151,106 shares of our common stock outstanding as of May 31, 2010.

Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner (1)	Common Stock	% of Class
5% Stockholders:
Niton	9,695,568	20.0%
Green Fund	9,590,341	19.8%
Pedro de Boeck (4)	5,227,272	10.8%
Randy Kramer	4,356,337	9.0%
Warcoing Sucre SA (4)	2,954,545	6.1%
Pelly Management	2,886,364	6.0%

	34,710,427	71.7%

Directors and Named Executive Officers (defined above):
David Litzen	4,356,337	9.0%
Steven Corcoran (2)	594,046	1.2%
Dennis Harstad	594,046	1.2%
Peter Gross (2)	-	0.0%
Thomas Schueller	-	0.0%
Thomas Bolan	-	0.0%
Alain Vignon	-	0.0%
Alan Rae	-	0.0%

All directors and executive officers as a group (8 persons)	5,544,429	11.5%

(1) Pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship, or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days from May 31, 2010. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which the person has the right to acquire voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of common stock owned as of May 31, 2009 by the person indicated.
(2) Mr. Corcoran resigned as President and CEO on March 2, 2010 and Mr. Gross was named President and CEO effective March 9, 2010.
(3) Mr. Corcoran was issued an option to purchase 83,333 shares of the Company’s common stock at an exercise price of $1.10 which became fully vested on April 2, 2010 and is exercisable for three years.
(4) Mr. de Boeck is also Managing Director of Warcoing Sucre SA

On February 24, 2009, the company sold approximately 18,181,818 shares of its voting securities, or approximately 54% of its outstanding shares, to certain purchasers under the Purchase Agreement, described in the “Certain Relationships and Related Transactions” section below.  Certain of the purchasers (Niton Capital and Green Fund) were existing shareholders of the Company immediately prior to the transaction, and Pedro de Boeck became a new shareholder upon closing of the Purchase Agreement.  The current ownership of these parties is reflected in the Table of Beneficial Ownership above.

TRANSACTIONS WITH RELATED PERSONS

The following summary descriptions of agreements to which we are a party are qualified in their entirety by reference to the agreement to which each summary description relates, each of which we have filed with the SEC.

In general, the Company does not have a formal policy or procedures for the review, approval or ratification of related party transactions.  The Audit Committee, under its charter, has been delegated by the Board the authority to review and approve related party transactions. Management generally seeks approval of related party transactions from the Audit Committee.

Western Biomass Energy

The Company enters into numerous transactions with WBE throughout the year.  Mr. Gross, Mr. Bolan and Mr. Harstad serve as managers of WBE, and the Company holds an approximate 64% ownership interest in WBE.  (Mr. Corcoran also served as a manager of WBE until his resignation on March 2, 2010.) WBE owns our main cellulose-based ethanol facility.   The most common type of transaction we enter into with WBE is to provide engineering services as well as funding for operating and capital expenditures.  As of December 31, 2009, WBE owed us approximately $8.8 million.  Although a Promissory Note, bearing an interest rate of 7.5%, has been created to memorialize this related party indebtedness, there is currently no specific repayment schedule for these debts owed to the Company by WBE.

Other Subsidiaries

The Company has informal, unwritten agreements with its subsidiaries, Western Biomass Energy LLC, KL Management LLC, KLHC LLC (formerly known as KL Energy LLC) and Patriot Motor Fuels LLC regarding the funding of their operations. Effective in June 2009, KL Management LLC and KLHC LLC were effectively discontinued as a result of the severe change in the economics of the ethanol industry but especially due to the Company’s re-focus on cellulosic ethanol commercialization efforts

Midwest Renewable Energy (“MRE”)

A stockholder and former officer of the Company was also a member of the board of directors for, and held an ownership interest in, MRE.  The Company provided construction management and engineering services for the construction of an addition to MRE’s existing facility for a total estimated cost to the customer of $5,600,000.  Due to MRE’s inability to meet contractual obligations, the Company issued a stop work order on the construction project in March, 2008. MRE has not committed to completing the project and has taken no action to cure the stop work order. This matter, among others, is subject to the arbitrations described in “Legal Proceedings” above.

Security National Bank Loan

On March 27, 2009, Security National Bank of Omaha loaned $1,480,047 to WBE.  We are a guarantor with respect to this loan and are providing funds for WBE to make payments on this loan. The terms of this loan are described in “Liquidity and Capital Resources” above.

O2Diesel Corporation

Mr. Rae served as Chief Executive Officer of O2Diesel Corporation (“O2D”) until October 2009, when O2D was purchased out of Chapter 11 by a third-party. O2D was a commercial developer of cleaner-burning diesel fuel alternatives, including O2Diesel™, an ethanol-diesel additive. The Company had several agreements with O2D:  a Technology License and Services Agreement (dated March 2008, “License Agreement”), a Term Loan Agreement (dated October 2008, “Loan Agreement”) and a Supply and Distribution Agreement (dated October 2008, “Supply Agreement”).  The Supply Agreement was for the joint development of the market for O2Diesel™ in the United States and Canada during a three year period. The Loan Agreement was to provide O2D with up to $1.0 million, at an annual interest rate of 10%, for its working capital purposes.  In March 2009, O2D defaulted on its loan of $250,000 and this loan was sold at face value in April 2009 to a third party (“Note Purchaser”).  The Note Purchaser acquired O2D out of bankruptcy in late 2009.  The License Agreement provided O2D with the Company’s technology for several non-U.S. countries.  Subsequent to the O2D bankruptcy, the Company acquired the License Agreement from the Note Purchaser in exchange for a payment of $150,000 in October 2009 and the Company's agreement to negotiate a new license for limited territories with the Note Purchaser.  All of these agreements have been cancelled by mutual consent of both parties in February 2009 and there are no remaining agreements between the Company and O2D.

Escrow Agreement

In connection with the Merger, the Company entered into a Performance Escrow Agreement with certain of its officers (Mr. Kramer, Mr. Litzen, Mr. Corcoran and Mr. Harstad). The agreement provides that the 9,900,765 shares of common stock issued to such officers in connection with the Merger be deposited into escrow, with up to 20% of the escrowed shares subject to cancellation if certain performance milestones by the Company are not achieved. In connection with their departure, the Company agreed to release shares, belonging to Mr. Kramer and Mr. Corcoran, from this Escrow Agreement. As a result, only the 4,950,383 shares held by Mr. Litzen and Mr. Harstad remain subject to the Escrow Agreement.

Loan from Executive Officer

We had a subordinated unsecured note payable to Mr. Kramer totaling $600,000 at March 31, 2009. This note has a variable interest rate, which was 5.0% at March 31, 2009, with interest paid quarterly. This note was unsecured and did not have a specified due date. In February 2009, the note was modified to require principal payments of $10,000 per month beginning September 2009 over a 60 month term. The principal payments are scheduled to be $40,000 in 2009, $120,000 in each of 2010, 2011, 2012, 2013, and $80,000 in 2014. As security for our obligations under this note, we granted to the lender a security interest in our current and future accounts receivable. In addition, when we receive future equity financing, we are obligated to pay 5% of the proceeds towards principal payments on this note.

Purchase Agreement

On February 24, 2009, we consummated a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors listed on the signature pages of the Purchase Agreement who were existing investors in the Company prior to such Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the Company issued to these investors 18,181,818 shares of the Company’s common stock, at $.22 per share, for net proceeds to the Company of $3,600,000. The Company used the proceeds from the sale of shares to pay certain existing obligations and for general working capital purposes. A portion of the proceeds was used to satisfy certain loan obligations of the Company’s subsidiary, WBE, to Security National Bank of Omaha, including a one-time payment of $500,000.

Registrations Rights Agreement

Certain investors, including purchasers under the Purchase Agreement, have so called “piggyback” registration rights. In the event that we register shares on a registration statement filed with the SEC (other than a registration statement on Form S-8 or other form intended to register shares issued for compensatory purposes), such investors have the right to have their shares registered for re-sale, with certain limitations that may be imposed at the request of an underwriter of such a public sale of shares.

Voting Agreement

Certain of our stockholders entered into a Voting Agreement with Pelly Management, the financial adviser engaged by us with respect to private placement financing and investor relations services. The Voting Agreement required that the principal stockholders at that time (Mr. Kramer, Mr. Litzen, Mr. Harstad and Mr. Corcoran) agree to vote in favor of maintaining a five-member Board of Directors, of which two directors will be designated by Pelly Management and one will be nominated upon mutual agreement of Pelly Management and these stockholders.  At the time when the Voting Agreement was executed, such stockholders were our principal stockholders, collectively holding approximately 63% of our outstanding voting securities, and their collective holdings have been reduced to 21% as of the date of this registration statement.  The Voting Agreement will terminate upon, among other reasons, certain investors introduced to us by Pelly Management holding collectively less than 25% of our outstanding common stock held by non-affiliates.

Consulting Agreements

Mr. Rae received consulting fees of $95,000 and $120,000 in 2009 and 2008, respectively, from Pelly Management for services he performed from time to time for that firm. He also has a consulting contract with the Company described above under “Executive Compensation - Consulting Agreements”.

The Company has entered into a consulting agreement with add blue Consultoria Ltda., a Brazilian consulting company, for the provision of certain executive services. Pursuant to this agreement, the services of CEO and President of the Company and its subsidiaries will be performed by Peter Gross.  The terms of this agreement are described above under “Executive Compensation - Consulting Agreements”.

 On May 13, 2009, the Company approved the issuance of 2,886,364 shares of its common stock to Pelly Management (“PM”) in consideration of an aggregate of $635,000 in fees incurred by the Company for certain financial advisory services provided by PM since October 2008. However, in light of the Company’s cash flow demands, the Company and PM agreed that the common shares would be issued in lieu of cash. The shares were issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On May 13, 2009, the Company approved the issuance of 2,319,205 shares of its common stock to Niton Capital (“NC”) in consideration of an aggregate of $510,225 in fees incurred by the Company for certain consulting and engineering services provided by NC from July 2008 to March 2009.  However, in light of the Company’s cash flow demands, the Company and NC agreed that the common shares would be issued in lieu of cash. The shares were issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common Shares

We are currently authorized to issue up to 180,000,000 shares of common stock, par value $.001.  Our Board of Directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. As of May 31, 2010, there were 47,151,106 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the board of directors, out of funds legally available. In the event of our liquidation, dissolution or winding-up the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock.

Preferred Shares

We are currently authorized to issue up to 20,000,000 shares of preferred stock, par value $.001. The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors would be authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, is able to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Warrants

Contemporaneously with the closing of the Merger, the Company issued an aggregate of 3,125 units of its securities in a private placement, with each unit comprised of two shares of common stock, for a total of 6,250 shares, and a warrant to purchase one share of common stock pursuant to the terms of the Securities Purchase Agreement dated September 30, 2008 among the Company and certain investors. The purchase price per unit was $8.00 per unit for an aggregate price of $25,000.

Nevada Corporate Law

The Nevada Business Corporation Law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

   •     20 to 33 1/3%;

   •     33 1/3 to 50%; or

   •     more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.
The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation, which:

   •     has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

   •     does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having:

   •     an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

   •     an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

   •     representing 10 percent or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

   •     the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

   •     the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

   •     if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

Routh Stock Transfer, Inc. is the transfer agent and registrar for our securities.

PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated ___________, 2010, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, on a firm commitment basis the number of common shares offered in this offering, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriter is committed to purchase all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriter to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the common stock being registered and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

State Blue Sky Information

We intend to offer and sell the shares offered hereby to retail customers and institutional investors in all 50 states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (“FINRA”), at such price less a concession not in excess of $[ ___] per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $[___] per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of the shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The public offering price will be based on negotiations with our underwriter immediately prior to the closing date of the offering, adjusted for the anticipated Reverse Stock Split, prior to the effectiveness of the registration statement of which this prospectus is a part. We intend to apply for listing of our common stock on the Nasdaq Capital Market. No assurance can be given that our application will be approved. If the application is not approved, the shares of our common stock will continue to be traded on the OTC Bulletin Board.

The principal factors considered in determining the public offering price of the shares included:

● the information in this prospectus and otherwise available to the underwriters;
● the history and the prospects for the industry in which we will compete;

● the current stock price;
● the stock price in the recent private placements of the Company;
● our current financial condition and the prospects for our future cash flows and earnings;
● the general condition of the economy and the securities markets at the time of this offering;
● the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
● the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a [$____] offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

	Per Share	Total (without over- allotment)	Total (with over- allotment)
Price to public
Underwriting discount (1)
Proceeds to us, before expenses (2)

(1) Underwriting discount is [$0.___ ] per share ([___]% of the price of the shares sold in the offering).
(2) We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, are approximately $_________.

We agreed that, in addition to the filing fees and other general offering expenses, we will pay to the underwriter a non-accountable expense allowance equal to [___] percent (____%) of the gross proceeds received by the Company from the sale of the shares by deduction from the proceeds of the offering.

Over-allotment Option

We have granted a 45-day option to the underwriters to purchase [_________] additional shares of common stock solely to cover over-allotments, if any, at the same price as the initial shares. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to us will be $[______________], $[____________], and $[___________] respectively.

Lock-ups

All of our officers, directors and stockholders beneficially owning [__]% or more of our outstanding common stock have agreed that, for a period of 6 months from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the underwriter except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan.

We have also agreed that, without the prior written consent of the underwriter, we will not, for a period of 90 days from the effective date of this registration statement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

The restrictions contained above shall not apply to (i) the common stock to be sold hereunder, (ii) the issuance by the Company of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriter has been advised in writing or (iii) the issuance by the Company of option or shares of capital stock of the Company under any stock compensation plan of the Company.

The underwriters may consent to an early release from the lock-up periods if, in their opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Purchase Option

We have agreed to issue and sell to the underwriter (and/or its designees) an option for the purchase of an aggregate of [________] common shares [[___]% of the total shares offered to the public] for an aggregate purchase price of $[__________]. This purchase option shall be exercisable, in whole or in part, commencing on a date which is one year from the transaction closing date and expiring on the five-year anniversary of the transaction closing date at an initial exercise price per share of $[__________], which is equal to [____]% of the initial public offering price of the shares.

The purchase option and the [______] shares of common stock underlying the option have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this purchase option or the securities underlying this purchase option, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the purchase option may not be sold transferred, assigned, pledged or hypothecated for a one year period (including the foregoing 180 day period) following the effective date of the registration statement except to selected dealers participating in the offering and their bona fide officers or partners.

Registration Rights

Upon written demand of the holders of at least 51% of the purchase options and/or the underlying shares, we agreed to register, on one occasion and within 60 days of such demand, all or any portion of the shares underlying the purchase options. In addition to the demand right of registration, holders shall have the “piggy-back” right, for a period of [____] (__) years commencing ____ (___) year from the transaction closing date, to include the securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145 (a) promulgated under the Act or pursuant to Form S-8 or any equivalent form); provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of shares of common stock which may be included in the registration statement because, in such underwriter(s)' judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the securities with respect to which the holders requested inclusion hereunder as the underwriter shall reasonably permit.

These rights apply to all of the securities directly and indirectly issuable upon exercise of the purchase option. We will bear all fees and expenses attendant with registering the securities issuable on exercise of the purchase option, other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the purchase option exercise price will not be adjusted for issuances of common stock at prices below the warrant exercise price.

Stabilization

Until the distribution of the shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

● Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

● Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

● Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

● Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the OTC Bulletin Board or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby was passed upon for us by Holland & Hart LLP.

EXPERTS

Our audited financial statements included in the Registration Statement of which this prospectus is a part have been audited by Ehrhardt, Keefe, Steiner, & Hottman PC, an independent registered public accounting firm, for the periods and to the extent set forth in their report appearing in the Registration Statement of which this prospectus is a part. Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as an expert in auditing and accounting.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of KL Energy Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

Until July ___, 2010 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

KL Energy Corporation
Form 10-Q
For the Period Ended March 31, 2010

Table of Contents

PART 1:  FINANCIAL INFORMATION

Item 1. Financial Statements

KL Energy Corporation
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$370,785	$65,049
Trade receivables, net of allowance for doubtful accounts of $393,840 and $393,840, respectively	-	35,000
Accounts receivable - related parties	61,034	1,034
Inventories	14,975	14,975
Prepaid expenses and other assets	250,769	138,765
Deferred issuance costs	90,000	135,000
Total Current Assets	787,563	389,823

Non-Current Assets
Property, Plant and Equipment, Net	3,083,117	3,501,197

Total Assets	$3,870,680	$3,891,020

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Current maturities of long-term debt	$1,812,635	$1,851,389
Current maturities of subordinated debt-related party	368,961	262,500
Accounts payable	1,674,264	1,672,156
Accounts payable-related parties	40,753	48,234
Billings in excess of costs and estimated earnings on uncompleted contracts	1,640,588	1,640,588
Accrued payroll	148,593	203,161
Other liabilities	831,573	770,052
Current liabilities of discontinued operations	331,138	356,970
Total Current Liabilities	6,848,505	6,805,050

Long-term debt, less current maturities	4,505	9,121
Subordinated debt-related party	167,500	297,500
Total Long-Term Debt	172,005	306,621

Stockholders' Deficit
Common stock, $0.001 par value; 150,000,000 shares authorized; 46,787,469 and 45,029,894 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	46,788	45,029
Additional paid-in capital	8,900,902	7,060,161
Accumulated deficit	(10,744,915)	(9,267,385)
Noncontrolling interest	(1,352, 605)	(1,058,456)
Total Stockholders' Deficit	(3,149,830)	(3,220,651)

Total Liabilities and Stockholders' Deficit	$3,870,680	$3,891,020

See accompanying notes to consolidated financial statements.

KL Energy Corporation
Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2010	2009
		(Restated)
Revenue
Biofuel income	$120,000	$-

Total Revenue	120,000	-

Operating Expenses
Biofuel costs	60,000	-
General and administrative	914,836	2,074,766
Research and development	881,096	901,266
Total Operating Expenses	1,855,932	2,976,032

Loss from Operations	(1,735,932)	(2,976,032)

Other Income (Expense):
Other expense	(21,984)	(17,522)
Interest income	718	42,587
Interest expense	(40,313)	(74,930)
Total Other Expense, Net	(61,579)	(49,865)

Loss From Continuing Operations and Before Net Loss Attributable to Noncontrolling Interest	(1,797,511)	(3,025,897)

Net loss attributable to noncontrolling interests	294,149	290,502

Loss From Continuing Operations	(1,503,362)	(2,735,395)

Income (loss) from discontinued operations	25,832	(11,980)

Net Loss	$(1,477,530)	$ (2,747,375)

Net (Loss) Income Per Share, basic and diluted:
Continuing operations	$(0.03)	$(0.11)
Discontinued operations	0.00	0.00
Total	$(0.03)	$(0.11)

Weighted Average Common Shares Outstanding	46,073,328	24,107,801

See accompanying notes to consolidated financial statements.

KL Energy Corporation
Consolidated Statement of Stockholders' Deficit

			Additional			Total
	Common Stock		Paid-In	Accumulated	Noncontrolling	Stockholders'
	Shares	Amount	Capital	Deficit	Interest	Deficit

Balance - December 31, 2009	45,029,894	$45,029	$7,060,161	$(9,267,385)	$(1,058,456)	$(3,220,651)

Issuance of shares in private placement - Jan. 2010	1,000,000	1,000	1,499,000			1,500,000
Legal, professional and placement fees			(165,000)			(165,000)
Additional shares issued at $1.10 per share	303,030	303	(303)			-
Issuance of shares in private placement at $1.10 per share	454,545	456	499,544			500,000
Legal, professional and placement fees			(80,000)			(80,000)
Stock based compensation			87,500			87,500
Net loss attributed to noncontrolling interests					(294,149)	(294,149)
Net loss				(1,477,530)		(1,477,530)

Balance - March 31, 2010	46,787,469	$46,788	$8,900,902	$(10,744,915)	$(1,352,605)	$(3,149,830)

See accompanying notes to consolidated financial statements.

KL Energy Corporation
Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
	2010	2009
		(Restated)
Cash Flows From Operating Activities
Net loss from continuing operations	$(1,503,362)	$ (2,735,395)
Net (loss) income from discontinued operations	25,832	(11,980)
Adjustments to reconcile net loss by cash used in operating activities:
Depreciation	483,289	485,757
Allowance for doubtful accounts	-	453,463
Net loss attributable to noncontrolling interests	(294,149)	(290,502)
Gain on sale of property, plant and equipment	(533)	-
Stock based compensation expense	87,500	-
Amortization of deferred issuance cost	45,000	-

Changes in current assets and liabilities:
(Increase) decrease in:
Trade receivables	(25,000)	(18,928)
Inventories	-	36,978
Prepaid expenses and other assets	(32,004)	349,937
Current assets of discontinued operations	-	15
Increase (decrease) in:
Accounts payable	(5,373)	(130,047)
Accrued payroll and other current liabilities	6,953	886,060
Current liabilities of discontinued operations	(25,832)	11,966
Net Cash Used In Operating Activities	(1,237,679)	(962,676)

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(64,976)	(120,776)
Proceeds from the sale of property, plant and equipment	300	-
Net Cash Used in Investing Activities	(64,676)	(120,776)

Cash Flows From Financing Activities
Payments from lines of credit and short-term borrowings	-	(250,000)
Proceeds from subordinated debt – related parties, net	-	75,000
Payments on subordinated debt - related parties, net	(23,539)	-
Payments on long-term debt principal	(123,370)	(540,869)
Issuance costs	(245,000)	(750,000)
Proceeds from issuance of common stock	2,000,000	4,000,000
Net Cash Provided by Financing Activities	1,608,091	2,534,131

Net Increase in Cash and Cash Equivalents	305,736	1,450,679

Cash and cash equivalents at beginning of period	65,049	698,148
Cash and cash equivalents at end of period	$370,785	$2,148,827

Supplemental Disclosures of Cash Flow Information
Interest paid	$38,743	$75,237
Deferred issuance costs netted in equity	245,000	750,000
Insurance premium financed with debt	80,000	-

See accompanying notes to consolidated financial statements.

KL Energy Corporation
Notes to Consolidated Financial Statements
(unaudited)

Note 1 – Nature of Business and Significant Accounting Policies

Nature of Business

KL Energy Corporation (“KL”, formerly known as Revive-it Corp.) was incorporated on February 26, 2007, in the State of Nevada, to engage in the development of skin care and cosmetic products. On September 30, 2008, we entered into an Agreement and Plan of Merger with KL Process Design Group, Inc. (“KLPDG”), which provided for the merger of KLPDG with and into our Company (the “Merger”).  As a result of the Merger, our Company acquired all of the assets and liabilities of KLPDG.

For accounting purposes, the Merger was treated as a reverse acquisition with KLPDG as the acquirer and the Company as the acquired party. As a result, the business and financial information included in this report is the business and financial information of KLPDG. KLPDG was a South Dakota corporation that was organized in April 2003, and commenced business operations in January 2006.

While we have historically provided engineering, construction, operating and ethanol marketing services, our focus is now on owning and operating cellulose based ethanol ("CBE") facilities that utilize our proprietary technology, and designing CBE facilities for, and licensing our proprietary CBE technology to third-party participants in the CBE industry.  The Company, through its majority-owned Western Biomass Energy, LLC (“WBE”), has designed, built, and operates a cellulose-based ethanol (“CBE”) plant based on KL’s proprietary technology.    The plant is located in Upton, Wyoming and is designed to convert biomass into ethanol.  The WBE plant serves as a demonstration and research and development facility and could operate as a commercial plant pending added investment.

The Company also distributed ethanol blended fuel, through its majority-owned Patriot Motor Fuels, LLC.  As a result of pricing and competitive factors, the Patriot business was discontinued in January 2009.  In June 2009, the Company also discontinued two additional businesses in which it held a majority interest:  KL Management LLC, which managed ethanol facilities for third parties, and KLHC LLC (formerly known as KL Energy LLC) which sold wholesale ethanol.  Both businesses were discontinued as a result of the severe change in the economics of the first generation ethanol industry but especially due to the Company’s re-focus on cellulosic second generation ethanol commercialization.

The amounts reported in this Form 10-Q related to the quarter ended March 31, 2009 have been restated to correct a previous error and to be consistent with the Company’s presentation in its Annual Report on Form 10-K for the year ended December 31, 2009, by recording the net loss attributable to noncontrolling interests.  The effect of this error did not have an effect on any balance sheet period presented in this Form 10-Q.  The following table presents the effects of correctly recording the net loss attributable to noncontrolling interests for the quarter ended March 31, 2009:

	As Previously
	Reported	Adjustment	As Restated
Net loss attributable to noncontrolling interests	$-	$290,502	$290,502
Loss from continuing operations	$(3,025,897)	$290,502	$(2,735,395)
Net loss	$(3,037,877)	$290,502	$(2,747,375)
Net loss per share, basic and diluted	$(0.13)	$0.01	$(0.11)

Significant Accounting Policies

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  The following estimates are significant to the Company’s consolidated financial statements: costs to complete long-term contracts, useful lives of property, plant and equipment, impairment of long-lived assets, valuation of share based compensation, going concern analysis, valuation allowance on deferred tax assets and the allowance for doubtful accounts.

Principles of Consolidation

The accompanying consolidated financial statements include the results of operations and financial position of the Company, KL Energy Services LLC (“KLES”, a wholly-owned subsidiary, as well as its wholly-owned KLHC LLC (formerly known as KL Energy LLC, “KLHC”) and majority-owned KL Management, LLC (“KLM”), Patriot Motor Fuels LLC (“Patriot”) and Western Biomass Energy LLC (“WBE”).  Until September 30, 2008, KLHC and KLM were 53% owned by KLPDG and the remaining 47% was owned by three other individuals; Patriot was 50% owned by KLPDG and two other owners held the remaining 50% interest.   At September 30, 2008, the Company ownership interest increased to 75% for KLHC, KLM and Patriot. WBE is 64% owned by the Company and 36% owned by various unrelated investors.  All significant intercompany accounts and transactions have been eliminated in consolidation.

KL Energy Corporation
Notes to Consolidated Financial Statements
(unaudited)

Note 1 – Nature of Business and Significant Accounting Policies (continued)

Significant Accounting Policies (continued)

Basis of Presentation

The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Results for interim periods should not be considered indicative of results for a full year. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for interim periods have been included.

We have reclassified certain data in the financial statements of the prior period to conform to the current period presentation.

Recently Issued Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board, or FASB, issued guidance requiring additional fair value disclosures for significant transfers between levels of the fair value hierarchy and gross presentation of items within the Level 3 reconciliation. This guidance also clarifies that entities need to disclose fair value information for each class of asset and liability measured at fair value and that valuation techniques need to be provided for all non-market observable measurements. Our adoption of this guidance on January 1, 2010, did not impact our consolidated financial statements as we have no items classified as Level 3.

In August 2009, the FASB issued new accounting guidance to provide clarification on measuring liabilities at fair value when a quoted price in an active market is not available. This guidance became effective for us on October 1, 2009. The Company adopted this guidance on October 1, 2009, and it had no material impact on our consolidated financial statements.

KL Energy Corporation
Notes to Consolidated Financial Statements
(unaudited)

Note 1 – Nature of Business and Significant Accounting Policies (continued)

Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements (continued)

In April 2009, the FASB issued additional guidance regarding fair value measurements and impairments of securities which makes fair value measurements more consistent with fair value principles, enhances consistency in financial reporting by increasing the frequency of fair value disclosures, and provides greater clarity and consistency in accounting for and presenting impairment losses on securities.  The additional guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  The Company adopted the provisions for the period ending March 31, 2009.  The adoption did not have a material impact on our financial position or results of operations.

In April 2009, the FASB issued new accounting guidance related to interim disclosures about the fair values of financial instruments. This guidance requires disclosures about the fair value of financial instruments whenever a public company issues financial information for interim reporting periods. This guidance is effective for interim reporting periods ending after June 15, 2009. The Company adopted this guidance upon its issuance, and it had no material impact on our consolidated financial statements.

In March 2008, the FASB issued guidance requiring enhanced disclosures about our derivative and hedging activities that is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  We adopted the disclosure requirements beginning January 1, 2009.  The adoption did not have an impact on our financial position or results of operations.

Long-Lived Assets

The Company assesses the realizable value of long-lived assets for potential impairment at least annually or when events and circumstances warrant such a review.  The net carrying value of a long-lived asset is considered impaired when the anticipated fair value is less than its carrying value.  Approximately 96% of the Company’s property, plant and equipment is attributable to the WBE facility in Upton, WY.

In assessing the recoverability of our long-lived assets, we must make assumptions regarding estimated future cash flows, useful lives and other factors to determine the fair value of the respective assets.  Since the construction and equipment costs paid to complete this facility were incurred approximately two years ago, the Company believes that the net carrying value of this facility and equipment approximates its fair value.  This facility is currently used for developing new, or refining old, cellulosic ethanol technology.  It is the Company’s intent that this facility’s alternative future use will involve the production and sale of small but commercial quality volumes of ethanol and lignin and currently there are no indications that the Company will be unable to execute its business plan.  This alternative use is expected to generate positive cash flow in future years.
As of December 31, 2009, we evaluated our long-lived assets for potential impairment.  Based on our evaluation, no impairment charge was recognized.

KL Energy Corporation
Notes to Consolidated Financial Statements
(unaudited)

Note 2 - Property, Plant, and Equipment

Property, plant, and equipment consist of the following as of:

	March 31,	December 31,
	2010	2009
Plant and Plant Equipment	$7,402,634	$7,402,413
Office Furnishings and Equipment	333,454	274,103
Vehicles	51,698	51,698
	7,787,786	7,728,214
Less Accumulated Depreciation	(4,704,669)	(4,227,017)
Total Property, Plant, and Equipment, Net	$3,083,117	$3,501,197

Construction costs associated with the WBE demonstration plant are stated at cost (including direct construction costs, and capitalized interest).  The Company has also capitalized approximately $471,000 of professional engineering and construction services provided by the Company through March 31, 2010.

Note 3 - Financing

On March 30, 2010, the Company received the final installment of the December 2009 Securities Purchase Agreement with a certain Investor listed on the signature page of such Purchase Agreement.  Pursuant to the terms of the Purchase Agreement, the Company will issue to the Investor 454,545 shares of the Company’s common stock, at $1.10 per share, for net proceeds to the Company of $450,000.  The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On January 6, 2010, the Company entered into a Securities Purchase Agreement with a certain Investor.  Pursuant to the terms of the Purchase Agreement, the Company received $1.5 million before expenses on that date, representing 50% of the Investor’s commitment to purchase 2,000,000 shares of the Company’s common stock, and will pay the remaining $1.5 million within 14 days of receiving a written demand from the Company.  The pricing of these shares may be reduced based on certain subsequent events.  (See Note 15 for additional details.)  This Purchase Agreement provides for: (i) piggyback registration rights allowing the Investor to participate in registration statements filed by the Company and (ii) participation rights allowing the Investor to purchase its pro rata share of equity securities issued by the Company for cash, with certain exceptions including, without limitation, issuances relating to compensation, commercial credit arrangements, and strategic transactions involving ongoing business relationships. The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

Note 4 – Net Loss Per Common Share

Basic EPS includes no dilution and is computed by dividing income or (loss) applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS.   For the three months ended March 31, 2010 and 2009, stock warrants for 3,125 shares were not included in the computation of diluted loss per share because their effect was anti-dilutive.  For the three months ended March 31, 2010, stock options for 83,333 shares of common stock were not included in the computation of diluted loss per share because their effect was anti-dilutive.  There were no other stock warrants issued or outstanding, or stock options granted, for the three months ended March 31, 2010.

KL Energy Corporation
Notes to Consolidated Financial Statements
(unaudited)

Note 5 - Operations

Continuing Operations

During the period from its inception to March 31, 2010, the Company has incurred significant annual net losses and at March 31, 2010 and December 31, 2009, the Company had negative working capital (i.e. current assets less current liabilities) of approximately $6.1 million and $6.4 million, respectively.  At March 31, 2010, total liabilities exceeded total assets by approximately $3.1 million.  The corn ethanol industry, in which the Company has historically operated, continues to face new challenges including the rising cost of raw materials, increased construction costs, and a reduction in public and governmental support.

These factors, among others, indicate the Company may be unable to meet its current obligations and may be unable to continue as a going concern unless it raises additional capital.  Management is continuing its efforts to raise additional capital through various methods and is refocusing its business to cellulosic ethanol.

Discontinued Operations

In January 2009, the Company determined that its majority-owned subsidiary, Patriot Motor Fuels LLC (“Patriot”), should be discontinued as a result of pricing and other competitive factors.  Patriot distributed ethanol blended fuel.  In June 2009, the Company also discontinued two additional businesses in which it held a majority interest:  KL Management LLC (“KLM”), which managed ethanol facilities for third parties, and KLHC LLC (formerly known as KL Energy LLC, “KLHC”), which sold wholesale ethanol.  Both businesses were discontinued as a result of the severe change in the economics of the first generation ethanol industry but especially due to the Company’s re-focus on cellulosic second generation ethanol commercialization.

Operating results from discontinued operations were income of approximately $26,000 and a loss of approximately $12,000 during the three months ended March 31, 2010 and 2009, respectively.   The assets and liabilities associated with these discontinued businesses were as follows:

	March 31,	December 31,
	2010	2009
Current Assets
Cash	$-	$-
Total	$-	$-

Current Liabilities
Accounts payable	$331,138	$356,970
Total	$331,138	$356,970

KL Energy Corporation
Notes to Consolidated Financial Statements
(unaudited)

Note 6 –Debt

Short-Term Borrowing Arrangements

The Company had available a $250,000 revolving line of credit with Wells Fargo Bank, N.A. that was personally guaranteed by certain Company shareholders, and collateralized by their personal property, with accrued interest payable monthly at the prime rate plus 0.5% (3.75% at December 31, 2008). This line of credit matured and was paid off in June 2009.

In addition, the Company had approximately $41,000 and $44,000 in credit card liability at March 31, 2010 and December 31, 2009, respectively, which are also guaranteed by certain shareholders. These credit card liability balances are included in accounts payable in the accompanying consolidated balance sheets.

Subordinated Debt – Related Parties

The Company has a subordinated unsecured note payable to a Company shareholder totaling $536,461and $560,000 at March 31, 2010 and December 31, 2009, respectively.  This note includes interest at a variable rate, which was 5.0% at March 31, 2010 and December 31, 2009, respectively, with interest paid quarterly.  This note was unsecured and did not have a specified due date. In February 2009, the note was modified to include principal payments of $10,000 per month, beginning in September 2009, over a 60 month term. The principal payments are scheduled to be $120,000 in 2010, 2011, 2012, 2013, respectively, and $56,461 in 2014.  Payments of $120,000 are due on this note in the next twelve months and therefore have been classified as current at March 31, 2010.  As security for our obligations under this note, we granted to the lender a security interest in our current and future accounts receivable.  In addition, if the Company receives additional equity financing, the Company is obligated to pay 5% of the proceeds towards principal payments on this note.  Based on equity financing since February 2009, an additional $242,500 has been classified as currently payable. Total current maturities on this note as of March 31, 2010 were $368,961.

KL Energy Corporation
Notes to Consolidated Financial Statements
(unaudited)

Note 6 –Debt (continued)

Long-Term Debt

Long-term debt consists of the following as of:

	March 31,	December 31,
	2010	2009

Note payable to bank with interest at 6.5%. The note is payable in twelve monthly installments of $17,560 of principal and interest beginning March 2010 with any remaining unpaid principal and interest due March 2011, with additional maturity extensions available. This note is secured by substantially all assets of WBE and guaranteed by the Company and certain WBE members.	$1,362,704	$1,394,043

Payable to Hermanson Egge to replace overdue payables for construction services with unsecured agreement, interest at 0% with payments of $70,000 in July 2009, $15,000 monthly from July 2009 to April 2010, $10,000 monthly from May 2010 to August 2010, $20,000 monthly for September 2010 to November 2010 and $15,000 in December 2010.	115,000	160,000

Note payable to Lansing Securities Corp., interest at 10% and the maturity date has passed and has been temporarily waived by the note holder until further notice.	250,000	250,000

Note payable to Universal Premium Acceptance Corp. for payment of insurance premiums, interest at 9.24%, payable in monthly principal and interest installments of $5,239.	15,479	30,605

Note payable to Avid Solutions for centrifuge equipment of $195,000, payable in monthly principal and interest installments of $10,000, including interest at 10% secured by equipment.	-	6,767

Note payable to Shimadzu for lab equipment of $32,114, payable in monthly principal and interest installments of $1,072, including interest at 13.6% secured by equipment.	17,372	19,095

Note payable to First Insurance Funding Corporation for payment of director and officer insurance premiums, payable in monthly installments of $3,692, including interest at 9.1%.	56,585	-

Subordinated note payable to Randy Kramer and assigned to First National Bank, interest at 5.0%, secured by accounts receivable of the Company, payable in monthly installments of $10,000 per month plus interest beginning September 2009 and 5% of equity financings after February 2009.	536,461	560,000

Subtotal	$2,353,601	$2,420,510
Less current maturities of long-term debt	(2,181,596)	(2,113,889)
Total Long-Term Debt	$172,005	$306,621

KL Energy Corporation
Notes to Consolidated Financial Statements
(unaudited)

Note 7 – Common Stock Activity

Pursuant to the terms of two Securities Purchase Agreements consummated in November and December 2009, which Agreements required pricing of these shares to be reduced to $1.10 per share based on the absence of an investment by an additional institutional investor within 90 days after the date of the agreement, the Company issued to these Investors 303,030 shares of the Company’s common stock at $1.10 per share.  The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

Note 8 - Segment Information

As of March 31, 2010, the Company manages its business and aggregates its operational and financial information in accordance with two reportable segments. Its engineering and management contracts segment provides contracted engineering and project development to third party customers.  Despite the lack of activity in this segment during the first three months of 2010, during which time the Company focused its resources on biofuel research and development, management believes this will be a viable business segment in the near future.  The biofuel segment is focused on developing unique technical and operational capabilities designed to enable the production and commercialization of biofuel, in particular ethanol from cellulosic biomass, and is expected to begin operations starting in 2010.

Management assesses performance and allocates resources based on specific financial information for the business segments.  For the biofuel segment, performance is assessed based on total operating expenses and capital expenditures.  Operating expenses for each segment include direct costs of that segment.  Expenses and assets shared by the segments require the use of judgments and estimates in determining the allocation of expenses to the segments.  Different assumptions or allocation methods could result in materially different results by segment.

Financial information for the Company’s business segments was as follows (in thousands):

	As of March 31, 2010	As of December 31, 2009
Identifiable Fixed Assets:
Engineering and management contracts	$332	$326
Biofuel research and development	7,456	7,402
Total	7,788	7,728
Accumulated depreciation	(4,705)	(4,227)
Total Identifiable Fixed Assets	$3,083	$3,501

	For the Three Months Ended March 31,
	2010	2009
Revenues:
Engineering and management contracts	$-	$-
Biofuel research and development	120	-
Total Revenues	$120	$-

Depreciation:
Engineering and management contracts	$15	$16
Biofuel research and development	468	470
Total Depreciation	$483	$486

Interest Expense:
Engineering and management contracts	$18	$41
Biofuel research and development	22	34
Total Interest Expense	$40	$75

KL Energy Corporation
Notes to Consolidated Financial Statements
(unaudited)

Note 9 – Noncontrolling Interests

On January 1, 2009, the Company adopted changes issued by the FASB to consolidation accounting and reporting. These changes establish accounting and reporting for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. These changes require, among other items, that (a) noncontrolling interests to be included in the consolidated statement of financial position within equity separate from the parent’s equity, (b) consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of operations, and (c) if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary should be measured at fair value and a gain or loss be recognized in net income based on such fair value. Other than the change in presentation of noncontrolling interests, the adoption of these changes had no impact on the consolidated financial statements. The presentation and disclosure requirements of these changes were applied retrospectively.

Components of noncontrolling interests are as follows:

	March 31,	December 31,
	2010	2009
	(unaudited)
Beginning of period	$(1,058,456)	$193,399

Net loss attributable to noncontrolling interests	(294,149)	(1,251,855)

End of period	$(1,352,605)	$(1,058,456)

Note 10 - Commitments and Contingencies

Licensing Agreement

The Company had an agreement with the South Dakota School of Mines and Technology (“SDSM&T”) whereby SDSM&T granted the Company all intellectual property rights associated with joint discovery and development of any CBE technology in exchange for potential royalty payments.  No licenses have been sold to date and no amounts have been recorded in the consolidated financial statements related to this agreement.  In September 2009, the Company received confirmation from SDSM&T that the Company has no related current or future financial obligations and that this agreement has been terminated.  However, the Company and SDSM&T continue to collaborate on various technology projects.

Litigation

The Company is named in a personal injury lawsuit relating to an employee of a subcontractor performing acid cleaning services of a grain based ethanol plant boiler.  The Company was also performing services at the grain based ethanol plant in 2006. The amount of liability, if any, is not determinable but the Company plans to vigorously defend its position. The insurance company for the grain based ethanol plant is defending the Company employee.  The jury trial, originally scheduled for March 2010, is now expected to take place in the third quarter of 2010 or later.

The Company is named in a pending action, which is captioned Dakota Supply Group, Inc. (“DSG”) v. KL Process Design Group, LLC (“KL”), and Midwest Renewable Energy, LLC, (“MRE”).  The action was commenced in 2008 for the collection of a debt of approximately $524,000 plus interest for electrical supplies and materials furnished by DSG to MRE.  DSG alleges that KL and MRE are responsible for the debt because KL executed the purchase order without clarifying that the debt was the responsibility of MRE and that credit was extended directly to KL rather than MRE.  Depositions have taken place between all parties. At this time, the Company is unable to predict the outcome of the case but plans to vigorously defend its position.

The Company provided construction management and engineering services for the construction of a new biofuels production facility in Iowa in 2007 for Willmark Energy, Inc. (“Willmark”). The Company believes that it would have provided services of approximately $800,000, including approximately $350,000 of services actually performed, for which it was not paid and filed a lien on the Willmark property.  Willmark refused to pay the Company for the unpaid services and subsequently filed a request for arbitration, counter-claiming that the Company failed to perform its design and project management duties under the construction contract and was seeking approximately $1.5 million in damages and the release of liens the Company has placed on Willmark assets.  In February 2010, in view of legal costs and especially management time, the Company accepted a settlement offer which required that Willmark pay $35,000 to the Company and the Company release its lien on the Willmark property.

On June 30, 2009, a lawsuit was brought against the Company, certain subsidiaries, and certain current and past officers in the District Court of Lincoln County, Nebraska.  The plaintiff is Midwest Renewable Energy, LLC, a Nebraska limited liability company ("MRE").  MRE previously engaged the Company to manage its existing ethanol facility, oversee its expansion construction and market the ethanol produced at its facilities.  The plaintiff alleges, among other things, that the named individuals and entities engaged in breaches of fiduciary duties owed to MRE, breaches of contract, fraud, interference with contract, conversion and negligence relating to the management and expansion of its corn-based ethanol facilities in Nebraska.

In August 2009, Company filed a motion to compel MRE to arbitrate its claims, and also separately filed three arbitration demands for claims relating to the three agreements between the Company and its affiliates and MRE that were at issue in the lawsuit.  In November 2009, the Court ruled for the Company and issued an order to compel arbitration. The arbitration proceedings for two of the three arbitrations have begun and are expected to conclude in the fourth quarter of 2010. The Company and MRE are currently waiting for the third arbitration claim and demand to begin. At this time, the Company is unable to predict the outcome of the case but plans to vigorously defend its position.

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes resolution of such general litigation matters will not have a material adverse effect on the Company.

Note 11 – Related Parties

In February 2009 and April 2009, the Company entered into a consulting contract with Thomas Schueller, for the position of Executive Chairman of the Board, and Thomas Bolan, for the position of Chief Financial Officer, respectively.  In July 2009, the Company also entered into a consulting services contract with Alan Rae, a Director.  During the three months ended March 31, 2010 and 2009, fees paid to Messrs. Schueller, Bolan and Rae were approximately $36,000 and $20,000, $ 38,000 and $0, and $35,000 and $0, respectively.

KL Energy Corporation
Notes to Consolidated Financial Statements
(unaudited)

Note 12 – Share Based Compensation

On March 2, 2010, the Company issued to Mr. Corcoran an option to purchase 83,333 shares of the Company’s common stock at an exercise price of $1.10 which became fully vested on April 2, 2010 and is exercisable for three years.  The options were issued to Mr. Corcoran pursuant to Regulation D of the Securities Act of 1933, as amended.  The fair value of this option, based on volatility of 232%, and dividend and risk-free interest rates of 0% and 1.51%, respectively, was $87,500 and this amount is included in general and administrative expense in the consolidated statements of operations.  This is the only option awarded since the Merger.

The Company adopted accounting guidance that sets accounting requirements for share-based compensation to employees and non-employee directors and consultants, and requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation expensed over the requisite service and vesting period. For the purpose of determining the fair value of stock option awards, the Company uses the Black-Scholes option-pricing model. The estimation of forfeitures is required when recognizing compensation expense which is then adjusted over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment to compensation in the period of change.   As of March 31, 2010, the Company has not experienced any forfeitures.

The prescribed accounting guidance also requires tax benefits relating to excess stock-based compensation deductions to be prospectively presented in the statement of cash flows as financing cash inflows. As of March 31, 2010, the Company does not have any tax expense (benefits) resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes.

Note 13 – Subsequent Events

Effective April 6, 2010, pursuant to the terms of a Securities Purchase Agreement consummated on January 6, 2010 and which Agreement required pricing of these shares to be reduced to $1.10 per share based on the absence of an investment by an additional institutional investor within 90 days after the date of the agreement, the Company issued to this Investor an additional 363,636 shares of the Company’s common stock at $1.10 per share.  The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On May 3, 2010, the Company received the final installment of a Securities Purchase Agreement with a certain Investor listed on the signature page of such Purchase Agreement.  Pursuant to the terms of the Purchase Agreement, the Company issued to the Investors 545,455 shares of the Company’s common stock, at $1.10 per share, for net proceeds to the Company of $540,000.  The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

KL Energy Corporation

FINANCIAL STATEMENTS

with

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 31, 2009 and 2008

KL Energy Corporation
Financial Statements and Notes

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
KL Energy Corporation and Subsidiaries
Rapid City, South Dakota

We have audited the accompanying consolidated balance sheets of KL Energy Corporation and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over consolidated financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of KL Energy Corporation and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 18 to the consolidated financial statements, the Company has suffered recurring losses and has an accumulated deficit, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are also described in Note 18 to the consolidated financial statements.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ehrhardt Keefe Steiner & Hottman PC

March 8, 2010
Denver, Colorado

KL Energy Corporation
Consolidated Balance Sheets

	December 31,
	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$65,049	$698,101
Trade receivables, net of allowance for doubtful accounts of $393,840 and $381,681, respectively	35,000	470,322
Accounts receivable - related parties	1,034	-
Inventories	14,975	88,255
Prepaid expenses and other assets	138,765	101,180
Deferred issuance costs	135,000	320,000
Current assets of discontinued operations	-	427
Total Current Assets	389,823	1,678,285

Non-Current Assets
Property, Plant and Equipment, Net	3,501,197	5,253,916

Total Assets	$3,891,020	$6,932,201

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Lines of credit & short-term borrowings	$-	$250,000
Current maturities of long-term debt	1,851,389	1,015,482
Current maturities of subordinated debt-related party	262,500	40,000
Accounts payable	1,672,156	2,256,893
Accounts payable-related parties	48,234	186,270
Billings in excess of costs and estimated earnings
on uncompleted contracts	1,640,588	2,039,496
Accrued payroll	203,161	222,361
Other liabilities	770,052	307,314
Accrued issuance costs	-	320,000
Current liabilities of discontinued operations	356,970	369,812
Total Current Liabilities	6,805,050	7,007,627

Long-term debt, less current maturities	9,121	1,401,283
Long-term debt-subordinated-related party	297,500	560,000
Total Long-Term Debt	306,621	1,961,283

Stockholders' Deficit
Common stock, $0.001 par value; 150,000,000 shares authorized; 45,029,894 and 15,622,953 shares issued and outstanding as of December 31, 2009 and 2008, respectively	45,029	15,623
Additional paid-in capital	7,060,161	26,842
Accumulated deficit	(9,267,385)	(2,272,574)
Noncontrolling interests	(1,058,456)	193,399
Total Stockholders' Deficit	(3,220,651)	(2,036,710)

Total Liabilities and Stockholders' Deficit	$3,891,020	$6,932,201

See accompanying notes to consolidated financial statements.

KL Energy Corporation
Consolidated Statements of Operations

	Years Ended
	December 31,
	2009	2008

Revenue
Engineering and management contract	$-	$4,009,825

Total Revenue	-	4,009,825

Operating Expenses
Cost of engineering and management contract	-	1,959,202
General and administrative	4,647,240	4,344,651
Research and development	3,324,980	2,704,717
Total Operating Expenses	7,972,220	9,008,570

Loss from Operations	(7,972,220)	(4,998,744)

Other Income (Expense):
Other expense	(116,289)	(165,723)
Interest income	48,522	(6,954)
Interest expense	(194,679)	(1,914,187)
Total Other Expense, Net	(262,446)	(2,086,864)

Loss From Continuing Operations and Before
Net Loss Attributable to Noncontrolling Interest	(8,234,666)	(7,085,608)

Net loss attributable to noncontrolling interests	1,251,855	99,591

Loss From Continuing Operations	(6,982,811)	(6,986,017)

Loss from discontinued operations	(12,000)	(406,815)

Net Loss	$(6,994,811)	$(7,392,832)

Net Loss Per Share, basic and diluted:
Continuing operations	$(0.19)	$(0.62)
Discontinued operations	(0.00)	(0.03)
Total	$(0.19)	$(0.65)

Weighted Average Common Shares Outstanding-Proforma	36,618,280	11,342,697

See accompanying notes to consolidated financial statements.

KL Energy Corporation
Consolidated Statement of Stockholders' Deficit

				Additional			Total
	Common Stock		Stockholders'	Paid-In	Accumulated	Noncontrolling	Stockholders'
	Shares	Amount	Contributions	Capital	Deficit	Interest	Deficit

Balance - December 31, 2007	-	$-	$9,000	$-	$(1,916,219)	$292,990	$(1,614,229)

KL Process Design Group - post merger net loss – September 30, 2008	-	-	-	-	(5,120,258)		(5,120,258)
Consideration for pre-Merger shareholders	3,390,000	3,390					3,390
Conversion of equity in reverse merger acquisition	9,900,266	9,901	(9,000)	(7,040,768)	7,036,477		(3,390)

Conversion of debt to equity, net of unamortized debt discount	2,288,000	2,288	-	4,197,712	-		4,200,000
Equity payment to placement agent upon conversion of debt to equity	-	-	-	(305,000)	-		(305,000)
Conversion of derivative liability to equity	-	-	-	3,050,000	-		3,050,000
Shares issued for accrued interest on convertible debt	38,437	38	-	102,462	-		102,500
Issuance of shares in private placement (net of issuance costs of $2,557)	6,250	6	-	22,436	-		22,442
Net loss attributed to noncontrolling interests	-	-	-	-	-	(99,591)	(99,591)
KL Energy Corporation - net loss - 4th quarter 2008	-	-	-	-	(2,272,574)		(2,272,574)

Balance - December 31, 2008	15,622,953	$15,623	$-	$26,842	$(2,272,574)	$193,399	$(2,036,710)

Issuance of shares in private placement	18,181,818	18,182	-	3,981,818	-	-	4,000,000
Issuance of shares in settlement of payables	5,205,569	5,206	-	1,140,019	-	-	1,145,225
Issuance of shares in private placement	4,545,454	4,545	-	995,455			1,000,000
Issuance of shares in settlement of accrued liabilities	95,312	95		152,405			152,500
Issuance of shares in private placement at $1.50 per share	1,233,333	1,233	-	1,848,767			1,850,000
Additional shares issued at $1.10 per share	145,455	145		(145)			-
Legal, professional and placement fees	-	-	-	(1,085,000)			(1,085,000)
Net loss attributed to noncontrolling interests	-	-	-	-		(1,251,855)	(1,251,855)
Net loss	-	-	-	-	(6,994,811)	-	(6,994,811)

Balance - December 31, 2009	45,029,894	$45,029	$-	$7,060,161	$(9,267,385)	$(1,058,456)	$(3,220,651)

See accompanying notes to consolidated financial statements.

KL Energy Corporation
Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2009	2008

Cash Flows From Operating Activities
Net loss from continuing operations	$(6,982,811)	$(6,986,017)
Net (loss) income from discontinued operations	(12,000)	(406,815)
Adjustments to reconcile net loss by cash used in operating activities:
Depreciation	1,900,843	1,791,768
Allowance for doubtful accounts	12,159	147,171
Noncontrolling interest in net loss of subsidiaries	(1,251,855)	(99,591)
Loss on sale of assets	48,821	39,644
Amortization of debt issuance cost	-	305,000
Amortization of debt discount	-	1,150,000
Changes in current assets and liabilities:
(Increase) decrease in:
Trade receivables	422,129	853,533
Costs and estimated earnings in excess of billings on uncompleted contracts	-	168,890
Inventories	73,280	104,656
Prepaid expenses and other assets	21,150	149,626
Current assets of discontinued operations	427	41,774
Increase (decrease) in:
Accounts payable	(387,773)	(562,015)
Billings in excess of costs and estimated earnings on uncompleted contracts	(398,908)	(810,727)
Accrued payroll and other liabilities	1,106,263	369,057
Current liabilities of discontinued operations	(12,842)	(369,812)
Net Cash Provided by (Used In) Operating Activities	(5,461,117)	(4,113,858)

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(164,056)	(845,310)
Proceeds from the sale of fixed assets	(775)	689,080
Net Cash Provided by (Used in) Investing Activities	(164,831)	(156,230)

Cash Flows From Financing Activities
Proceeds (payments) from lines of credit and short-term borrowings	(250,000)	(130,000)
Proceeds from subordinated debt – related parties, net	-	250,000
Payments on subordinated debt - related parties, net	(40,000)	-
Payments on long-term debt principal	(982,104)	(855,553)
Proceeds from convertible debt	-	6,100,000
Issuance costs	(585,000)	(612,557)
Proceeds from issuance of common stock	6,850,000	25,000
Net Cash Provided by (Used in) Financing Activities	4,992,896	4,776,890

Net Increase (Decrease) in Cash and Cash Equivalents	(633,052)	506,802

Cash and cash equivalents at beginning of period	698,101	191,299
Cash and cash equivalents at end of period	$65,049	$698,101

Supplemental Disclosures of Cash Flow Information
Interest paid	$116,878	$463,673
Conversion of accounts payable and accrued liabilities to common stock	937,725	-
Conversion of deferred issuance costs liability to common stock	45,000	-
Deferred issuance costs netted in equity	185,000	-
Deferred issuance costs paid in common stock	315,000
Settlement of accounts payable with debt	335,000	-
Insurance premium financed with debt	58,735	78,496
Purchase of equipment with note payable	32,114	156,000
Return of asset for reduction in accounts payable	-	101,093
Debt converted to equity	-	6,100,000
Accrued interest converted to equity	-	102,500
Debt issuance costs for convertible debt	-	305,000
Accrued issuance costs	-	320,000

See accompanying notes to consolidated financial statements.

KL Energy Corporation
Notes to Consolidated Financial Statements

(1) Nature of Business and Significant Accounting Policies

Nature of Business

KL Energy Corporation (“KLE” or the “Company”), a Nevada corporation, was incorporated on February 26, 2007. On September 30, 2008, KL Energy Corporation entered into an Agreement and Plan of Merger (the “Merger”) with KL Process Design Group, Inc. (“KLPDG”), a South Dakota S corporation, which provided for the merger of KLPDG with and into the Company, and accordingly, the Company and KLPDG filed the Articles of Merger with the State of Nevada effecting the merger.

As a result of the merger, KLPDG merged with and into the Company, with the Company as the surviving corporation and the Company succeeded to and acquired all of the assets and liabilities of KLPDG, including all of the contractual rights and interests of KLPDG. For accounting purposes, the merger was treated as a reverse acquisition with KLPDG as the acquirer and the Company as the acquired party. As a result, the business and financial information included in this report is the business and financial information of KLPDG.  In accordance with Staff Accounting Bulletin 1 Topic 4, the accumulated deficit of KLPDG as of December 31, 2008, has been included in additional paid in capital.  Pro-forma information was not presented as the financial statements of KLE were insignificant.

The Company is a biofuels technology development, licensing, and engineering firm with experience rooted in grain-based and cellulose-based ethanol process design, expansion, operations and profit optimization.  In addition, the Company, through Western Biomass Energy, LLC (“WBE”), has designed, built, and operates a cellulose-based ethanol (“CBE”) plant.  Construction on the plant began during the year ended December 31, 2006 and was substantially completed in August 2007.  The plant is located in Upton, Wyoming and is designed to convert wood products and wood waste products into ethanol.  The WBE plant was built to serve as a demonstration and research and development facility and has the future potential, with additional capital investment, to operate commercially with a capacity of approximately 1.5 million gallons of CBE per year.  A commercially viable ethanol product was not produced during the year ended December 31, 2007.  During the years ended December 31, 2008 and 2009, a commercially viable grade of ethanol was developed but not produced in commercial quantities and has not yet been marketed to the public.

The Company also distributed ethanol blended fuel, through its majority-owned Patriot Motor Fuels, LLC (Patriot) to two service stations located in South Dakota and Nebraska.  As a result of pricing and competitive factors, the Patriot business was discontinued in January 2009.  In June 2009, the Company also discontinued two additional businesses in which it held a majority interest:  KL Management LLC, which managed ethanol facilities for third parties, and KLHC LLC (formerly known as KL Energy LLC) which sold wholesale ethanol.  Both businesses were discontinued as a result of the severe change in the economics of the grain-based ethanol industry but especially due to the Company’s re-focus on cellulosic ethanol commercialization efforts.

KL Energy Corporation
Notes to Consolidated Financial Statements

(1) Nature of Business and Significant Accounting Policies (continued)

Significant Accounting Policies

Financial Accounting Standards Board Issues Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FASB Statement No. 162,” (FASB Accounting Standards Codification (“FASB ASC” or the “Codification”) 105-10) which will become the source of authoritative United States generally accepted accounting principles (“US GAAP”) to be applied by nongovernmental entities superseding all pre-existing accounting and reporting standards other than the rules of the SEC. Updates to FASB ASC are being issued as Accounting Standards Updates. FASB ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. FASB ASC 105-10 is effective for the Company’s fiscal year ended September 30, 2009. In accordance with the Codification, citations to accounting literature in these financial statements are to the relevant Topic of the Codification or are presented in plain English. The adoption of FASB ASC 105-10 did not have a material impact on the Company’s consolidated financial position, results of operations or disclosures.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  The following estimates are significant to the Company’s consolidated financial statements: costs to complete long-term contracts, useful lives of property, plant and equipment, impairment of long-lived assets, going concern analysis, valuation allowance on deferred tax assets and the allowance for doubtful accounts.

Principles of Consolidation

The accompanying consolidated financial statements include the results of operations and financial position of the Company, KL Energy Services LLC (“KLES”, a wholly-owned subsidiary, as well as its wholly-owned KLHC LLC (formerly known as KL Energy LLC, “KLHC”) and majority-owned KL Management, LLC (“KLM”), Patriot Motor Fuels LLC (“Patriot”) and Western Biomass Energy LLC (“WBE”).  Until September 30, 2008, KLHC and KLM were 53% owned by KLPDG and the remaining 47% was owned by three other individuals; Patriot was 50% owned by KLPDG and two other owners held the remaining 50% interest.  At September 30, 2008, the Company ownership interest increased to 75% for KLHC, KLM and Patriot. WBE is 64% owned by the Company and 36% owned by various unrelated investors.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  The Company maintains its cash in bank deposit accounts, which at times exceed federally insured limits.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash. The Company held cash in excess of federally insured limits of approximately $0 and $419,000 as of December 31, 2009 and 2008, respectively.

Trade Receivables

Trade receivables are carried at original invoice less an estimate made for doubtful receivables based on a periodic review of all outstanding amounts.  Management of the Company has established an allowance for doubtful accounts based on their estimate of uncollectible accounts and is established based on historical performance that is tracked by the Company on an ongoing basis.  Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Concentration of Credit Risk

In calendar 2009, the Company did not record any sales.  The Company had three customers who accounted for approximately 69% of revenues for the year ended December 31, 2008.  At December 31, 2008, one customer accounted for approximately 79% of accounts receivable.

KL Energy Corporation
Notes to Consolidated Financial Statements

(1) Nature of Business and Significant Accounting Policies (continued)

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost.  Maintenance and repairs are charged to operations as incurred. Depreciation on property, plant and equipment is computed using the straight-line method based on the following estimated useful lives:

Years
Plant and Plant Equipment	5
Office Furnishings and Equipment	3-7
Vehicles	5-10

Long-Lived Assets

The Company assesses the realizable value of long-lived assets for potential impairment at least annually or when events and circumstances warrant such a review.  The net carrying value of a long-lived asset is considered impaired when the anticipated fair value is less than its carrying value.  Approximately 96% of the Company’s property, plant and equipment is attributable to the research and development facility in Upton, WY which was completed in August 2007.

In assessing the recoverability of our long-lived assets, we must make assumptions regarding estimated future cash flows, useful lives and other factors to determine the fair value of the respective assets.  Since the construction and equipment costs paid to complete this facility were incurred approximately two years ago, the Company believes that the net carrying value of this facility and equipment approximates its fair value.  This facility is used for developing new, or refining old, cellulosic ethanol technology.  It is the Company’s intent that this facility’s future use will involve the production and sale of small but commercial quality volumes of ethanol and lignin and currently there are no indicators that the Company will be unable to execute its business plan.  This future use is expected to generate positive cash flow in subsequent years.

As of December 31, 2009, we evaluated our long-lived assets for potential impairment.  Based on our evaluation, no impairment charge was recognized.

Deferred Issuance Costs

Deferred issuance costs represent placement agency fees and other direct expenses of raising financing.  Upon a successful financing, these costs are netted against the proceeds in equity. If the offering is not probable or aborted, any remaining capitalized costs are expensed.

Revenue and Cost Recognition

Revenue from fixed price contracts is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract.  This method is used because management considers expended costs to be the best available measure of progress on these contracts.  Due to uncertainties inherent in the estimation process, it is at least reasonably possible that the completion costs for contracts in progress at December 31, 2009 and 2008 will be revised significantly in the near term.

KL Energy Corporation
Notes to Consolidated Financial Statements

(1) Nature of Business and Significant Accounting Policies (continued)

Contract costs include all direct material, subcontract and labor costs, and those indirect costs related to contract performance, such as labor, supply, tool, and depreciation costs.  Operating costs are charged to expense as incurred.  Revenue is reported net of sales tax collected.  Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed.  The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents amounts billed in excess of revenue recognized.

Patriot provided blended fuel on consignment to service stations.  Revenue related to the sale of blended fuel by Patriot was recorded when the ethanol was sold by the service station to the end customer.  As a result of pricing and competitive factors, the Patriot business was discontinued in January 2009.

The Company had other long-term contracts whereby it is paid monthly for services provided. The Company recognized revenue when persuasive evidence of an arrangement existed, services have been provided, the price was fixed and determinable, and collectability was reasonably assured.

Research and Development Costs

Research and development costs include direct labor, depreciation, and other direct expenses including those incurred in the operations of the CBE plant in Upton, Wyoming and are expensed as incurred.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.  Included in operating expenses are advertising and promotion expenses of approximately $38,000 and $60,000 for the years ended December 31, 2009 and 2008, respectively.

Income Taxes

The Company uses the asset and liability method to account for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for future tax benefits for which realization is not considered more likely than not.

The Company recognizes in its consolidated financial statements only those tax positions that are “more-likely-than-not” of being sustained based on the technical merits of the position.  A comprehensive review of its material tax positions, in accordance with the applicable guidance, was performed by the Company.

KL Energy Corporation
Notes to Consolidated Financial Statements

(1) Nature of Business and Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The carrying amount of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximated fair value as of December 31, 2009 and 2008 due to the relatively short maturity of these instruments.

The carrying amount of subordinated debt and other debt outstanding also approximate their fair values as of December 31, 2009 and 2008 because interest rates on these instruments approximate the interest rate on debt with similar terms available to the Company.

Derivative Instruments

The Company also uses various types of financing arrangements to fund its business capital requirements, including convertible debt indexed to the price per share in the private placement (Note 8) of the Company’s common stock. The Company evaluates these contracts to determine whether derivative features embedded in host contracts require bifurcation and fair value measurement or, in the case of free-standing derivatives (principally warrants), whether certain conditions for equity classification have been achieved. In instances where derivative financial instruments require liability classification, the Company initially and subsequently measures such instruments at estimated fair value. Accordingly, the Company adjusts the estimated fair value of these derivative components at each reporting period through earnings until such time as the instruments are exercised, expired or permitted to be classified in stockholders’ equity.  As of December 31, 2009 and 2008, the Company had no derivative liabilities.

Warranty Costs

The Company provides warranties on the engineering and construction management services it provides.  The Company has not had to provide warranty services in the past, and management does not anticipate significant warranty liability for work performed through December 31, 2009.  Therefore, no allowance for warranty costs has been recorded.

Net Loss Per Common Share

SFAS No. 128, “Earnings Per Share” provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing income or (loss) applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share.

For the years ended December 31, 2009 and 2008, stock warrants for 3,125 shares were not included in the computation of diluted loss per share because their effect was anti-dilutive.

Reclassifications

Certain amounts in the 2008 financial statements have been reclassified to conform to the 2009 presentation.

KL Energy Corporation
Notes to Consolidated Financial Statements

(1) Nature of Business and Significant Accounting Policies (continued)

Segment Information

The Company follows established standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public.  It also establishes standards for disclosures regarding products and services, geographic areas, and major customers.  These standards define operating segments as components of a company about which discrete financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in accessing performance. Reference should be made to Note 21 for a further discussion of the Company’s business segments.

(2) Recently Issued Accounting Pronouncements

In December 2007, the FASB issued new accounting guidance related to the accounting for noncontrolling interests in consolidated financial statements. This guidance establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance requires that noncontrolling interests in subsidiaries be reported in the equity section of the controlling company’s balance sheet. It also changes the manner in which the net income of the subsidiary is reported and disclosed in the controlling company’s income statement. This guidance is effective for fiscal years beginning after December 15, 2008. We adopted this guidance on January 1, 2009, and have reflected the required disclosures herein.

In April 2009, the FASB issued additional guidance regarding fair value measurements and impairments of securities which makes fair value measurements more consistent with fair value principles, enhances consistency in financial reporting by increasing the frequency of fair value disclosures, and provides greater clarity and consistency in accounting for and presenting impairment losses on securities.  The additional guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  The Company adopted the provisions for the period ending March 31, 2009.  The adoption did not have a material impact on our financial position or results of operations.

In April 2009, the FASB issued new accounting guidance related to interim disclosures about the fair values of financial instruments. This guidance requires disclosures about the fair value of financial instruments whenever a public company issues financial information for interim reporting periods. This guidance is effective for interim reporting periods ending after June 15, 2009. The Company adopted this guidance upon its issuance, and it had no material impact on our consolidated financial statements.

 In June 2009, the FASB issued new accounting guidance related to the accounting and disclosures of subsequent events. This guidance incorporates the subsequent events guidance contained in the auditing standards literature into authoritative accounting literature. It also requires entities to disclose the date through which they have evaluated subsequent events and whether the date corresponds with the release of their financial statements. This guidance is effective for all interim and annual periods ending after June 15, 2009. The Company adopted this guidance upon its issuance and it had no material impact on its consolidated financial statements.

In August 2009, the FASB issued new accounting guidance to provide clarification on measuring liabilities at fair value when a quoted price in an active market is not available. This guidance became effective for us on October 1, 2009. The Company adopted this guidance on October 1, 2009, and it had no material impact on our consolidated financial statements.

KL Energy Corporation
Notes to Consolidated Financial Statements

(2) Recently Issued Accounting Pronouncements (continued)

In January 2010, the FASB issued new accounting guidance to require additional disclosures related to a reporting entity’s fair value measurements. This guidance will become effective in the first quarter of 2010. The Company expects to adopt this guidance effective January 1, 2010 but does not expect it to have a material impact on our consolidated financial statements.

(3) Inventories

Inventories consisted of raw materials of $14,975 and $88,225 at December 31, 2009 and 2008, respectively.

(4)  Note Receivable – Related Party

On October 9, 2008, we entered into a term loan agreement (“O2D Loan”) with O2Diesel Corporation (“O2D”), formerly a publically traded company, pursuant to which we agreed to provide O2D with up to $1,000,000 for O2D’s working capital purposes.  O2D is a commercial developer of cleaner-burning diesel fuel alternatives, including O2Diesel™, an ethanol-diesel additive.  We previously licensed certain technology to O2D under a Technology License and Services Agreement, dated March 6, 2008 (the "License Agreement"). The O2D Loan provided an initial loan of $250,000 in the form of a secured promissory note (the “Note”) with an annual interest rate of 10%.   As of March 31, 2009, O2D defaulted on this Note and, due to O2Diesel’s financial condition, the Company determined it would not make any additional loans to O2D and reserved for the entire amount of the Note.   The Company sold this Note at face value to a third party (the "Note Purchaser") in April 2009.  Subsequently, O2D declared bankruptcy and the Note Purchaser acquired O2D out of bankruptcy.  The Company acquired the License Agreement from the Note Purchaser in exchange for a payment of $150,000 in October 2009 and the Company's agreement to negotiate a new license for limited territories with the Note Purchaser.

 (5)  Property, Plant, and Equipment

Property, plant, and equipment consist of the following as of:

	December 31,
	2009	2008
Plant and Plant Equipment	$7,402,413	$7,348,028
Office Furnishings and Equipment	274,103	187,801
Vehicles	51,698	51,698
	7,728,214	7,587,527
Less Accumulated Depreciation	(4,227,017)	(2,333,611)
Total Property, Plant, and Equipment, Net	$3,501,197	$5,253,916

Construction costs associated with the WBE demonstration plant are stated at cost (including direct construction costs, and capitalized interest).  The Company has also capitalized approximately $471,000 of professional engineering and construction services provided by the Company through December 31, 2009.  Depreciation expense, excluding depreciation expenses charged to research and development, was approximately $43,000 and $74,000 for the years ended December 31, 2009 and 2008, respectively.  Included in research and development expense is depreciation expense of approximately $1,858,000 and $1,718,000 for the years ended December 31, 2009 and 2008, respectively.

KL Energy Corporation
Notes to Consolidated Financial Statements

(6) Derivative Financial Instruments

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157 for all financial instruments. The valuation techniques required by SFAS No. 157 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent resources, while unobservable inputs reflect the Company’s market assumptions. The standard established the following fair value hierarchy:

Level 1 — Quoted prices for identical assets or liabilities in active markets.

Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

Level 3 — Significant inputs to the valuation model are unobservable.

The Company also uses various types of financing arrangements to fund its business capital requirements, including convertible debt indexed to the price per share in the private placement (Note 8) of the Company’s common stock. The Company evaluates these contracts to determine whether derivative features embedded in host contracts require bifurcation and fair value measurement or, in the case of free-standing derivatives (principally warrants), whether certain conditions for equity classification have been achieved. In instances where derivative financial instruments require liability classification, the Company initially and subsequently measures such instruments at estimated fair value using Level 3 inputs. Accordingly, the Company adjusts the estimated fair value of these derivative components at each reporting period through earnings until such time as the instruments are exercised, expired or permitted to be classified in stockholders’ equity.

 As of September 30, 2008, the fair value of a conversion option that was included as a component of current liabilities, did not achieve all of the requisite conditions for equity classification in accordance with SFAS No. 133 and EITF 00-19. These free-standing derivative financial instruments arose in connection with the Company’s financing transactions described in Note 8 which consisted of the $6.1 million convertible notes.  The fair value of the conversion liability was determined to be $3,050,000 and recorded as additional debt discount.  Effective September 30, 2008, the convertible notes were converted into shares of the Company’s common stock upon closing of the Merger.   The debt discount was amortized over the life of the notes resulting in additional interest expense of $1,150,000.  The remaining unamortized debt discount of $1,900,000 at the time of the Merger was recorded to equity with the conversion.  The Company had no derivative financial instruments as of December 31, 2009 and 2008.

KL Energy Corporation
Notes to Consolidated Financial Statements

(7) Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted long-term contracts as of:

	December 31,	December 31,
	2009	2008
Costs Incurred on Uncompleted Contracts	$5,112,225	$5,112,225
Estimated Earnings	2,421,920	2,023,012
	7,534,145	7,135,237
Less Billings to Date	(9,174,733)	(9,174,733)
	$(1,640,588)	$(2,039,496)

Included in the Balance Sheet Under the Following Captions:
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	$—	$—
Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts	(1,640,588)	(2,039,496)
	$(1,640,588)	$(2,039,496)

A shareholder and former officer of the Company was also a member of the board of directors for and held an ownership interest in Midwest Renewable Energy, LLC (“MRE”) during this period.  The Company provided construction management and engineering services for the construction of an addition to MRE’s existing facility for a total estimated cost to the customer of $5,600,000.  Due to MRE’s inability to meet contractual obligations, the Company issued a stop work order on the construction project in March, 2008. MRE has not committed to completing the project and has taken no action to cure the stop work order. If the project is terminated prior to completion, the Company may be liable to return excess billings.

The Company provided construction management and engineering services for the construction of a new biofuels production facility for a total estimated cost to Willmark Energy, Inc. (“Willmark”) of $5,980,000.   Billings on this contract exceed costs and estimated earnings by approximately $399,000 at December 31, 2008.  During 2008, Willmark proposed a change order to revise the scope of the work to include only engineering services and to reduce the total contract to $4,660,000.  As further described in Note 20, Willmark requested arbitration to settle this dispute.  In February 2010, this dispute was settled with a requirement that Willmark pay $35,000 to KL and this amount is included in other income in the 2009 consolidated statement of operations.  This settlement also resulted in the reversal of billings in excess of costs on uncompleted contracts of approximately $399,000 which is reflected as a reduction in previously recorded bad debt expense in 2009 in general and administrative expenses in the 2009 consolidated statement of operations.

(8) Financing

In July 2008, the Company received financing from Niton Capital (formerly PPM Holdings LTD) a sister company of Fair Energy S.A. totaling $3,100,000 at 10% per annum interest. In connection with the Merger, the notes were converted into an aggregate of 1,162,500 shares of our common stock.  At the time of the Merger these notes had accrued interest of approximately $77,500 which was converted into approximately 29,062 shares of common stock.  The Company paid $155,000 in issuance costs for this financing.  This fee was recorded as debt issuance costs and amortized to interest expense over the life of the notes with any remaining unamortized debt issuance costs being recorded as interest expense upon conversion of the notes to equity.  Upon the conversion of the notes to equity the Company incurred an additional $155,000 of issuance costs, which were recorded as a reduction in equity.

KL Energy Corporation
Notes to Consolidated Financial Statements

(8) Financing (continued)

In September, 2008, the Company received financing in the form of redeemable convertible promissory notes from The Green Fund, a division of Pluris Sustainable of $3,000,000 at 10% per annum interest. In connection with the Merger, the notes were converted into an aggregate of 1,125,000 shares of our common stock.  At the time of the Merger these notes had accrued interest of approximately $25,000 which was converted into approximately 9,375 shares of common stock.  The Company paid $150,000 in issuance costs for this financing.  This fee was recorded as debt issuance costs and amortized to interest expense over the life of the notes with any remaining unamortized debt issuance costs being recorded as interest expense upon conversion of the notes to equity.  Upon conversion of the notes to equity the Company incurred an additional $150,000 of issuance costs which were recorded as a reduction to equity.

Contemporaneously with the closing of the Merger, the Company issued an aggregate of 3,125 units of its securities in a private placement, with each unit comprised of two shares of common stock, for a total of 6,250 shares, and a warrant to purchase one share of common stock pursuant to the terms of the Securities Purchase Agreement dated September 30, 2008 among the Company and certain investors.  The purchase price per unit was $8.00 per unit for an aggregate price of $25,000.

The Security Purchase Agreement related to the above financings required a registration statement be filed by the Company within 60 days of the financing. This agreement provided for a 1.5% penalty of the proceeds received for the first 30 days delinquent and an additional 1% of the proceeds received for each 30 days delinquent thereafter.  As of February 11, 2009, the Company received a waiver of any further penalties from this financing.  The total penalty amount of $152,000 is included in other expense and other liabilities at December 31, 2008 and was settled in 2009 with the issuance of 95,312 shares of the Company’s common stock.

 (9) Short-Term Borrowing Arrangements

The Company had available a $250,000 revolving line of credit with Wells Fargo Bank, N.A.  The line of credit accrued interest payable monthly at the prime rate plus 0.5% (3.75% at December 31, 2009 and 2008). The outstanding borrowing under this agreement was $250,000 at December 31, 2008.  The note was personally guaranteed by certain Company shareholders and collateralized by their personal property. This line of credit has matured and was paid off in 2009 by a Company payment of $175,000 plus interest and the proceeds from a management shareholder line of credit of $75,000.  This shareholder line of credit was paid in full in June 2009.  In addition, the Company had approximately $44,000 and $95,000 in credit card liability at December 31, 2009 and 2008, respectively, that were guaranteed by certain shareholders.  These credit card liability balances are included in accounts payable in the accompanying consolidated balance sheets.

At December 31, 2007, the Company had an additional unsecured line of credit with Wells Fargo Bank, N.A.  The line accrued interest at the prime rate plus 5.0% (12.25% at December 31, 2007) and was paid in full in February 2008.  There were no outstanding borrowings under this agreement at December 31, 2009 and 2008.  The note was personally guaranteed by certain shareholders.

KL Energy Corporation
Notes to Consolidated Financial Statements

(10) Subordinated Debt – Related Party

The Company has a subordinated unsecured note payable to a Company shareholder totaling $560,000 at December 31, 2009 and 2008, respectively.  This note includes interest at a variable rate, which was 5.0% at December 31, 2009 and 2008, respectively, with interest paid quarterly.  The original note was unsecured and did not have a specified due date. In February 2009, the note was modified to include principal payments of $10,000 per month, beginning September 2009 over a 60 month term. The principal payments are scheduled to be $120,000 in 2010, 2011, 2012, 2013, respectively, and $80,000 in 2014.  In addition, when the Company receives additional financing, the Company is obligated to pay 5% of the gross proceeds towards principal payments on this note.  As of December 31, 2009, this obligation amounted to $142,500 and is included in current maturities of subordinated debt-related party in the consolidated balance sheets.

(11) Long-Term Debt

The following is a summary of long-term debt as of:

	December 31,	December 31,
	2009	2008

Note payable to bank with interest at 6.5%. The note is payable in twelve monthly installments of $17,560 of principal and interest beginning March 2009 with any remaining unpaid principal and interest due March 2010, secured by substantially all assets of
WBE and guaranteed by the Company and certain WBE members.	$1,394,043	$1,984,949

Payable to Hermanson Egge to replace over due payables for
construction services with unsecured agreement, interest at 0%
with payments of $70,000 in July 2009, $15,000 monthly from
July 2009 to April 2010, $10,000 monthly from May 2010 to
August 2010, $20,000 monthly for September 2010 to November
2010 and $15,000 in December 2010.	160,000	-

Note payable to Lansing Securities Corp., interest at 10% and the maturity date has passed and has been temporarily waived by the
note holder until further notice.	250,000	250,000

Note payable to Universal Premium Acceptance Corp. for
payment of insurance premiums, interest at 9.24%, payable in
monthly principal and interest installments of $5,239.	30,605	33,816

$195,000, payable in monthly principal and interest installments
of $10,000, including interest at 10% secured by equipment.	6,767	116,000

Note payable to Shimadzu for lab equipment of $32,114, payable in monthly principal and interest installments of $1,072, including
interest at 13.6% secured by equipment.	19,095

Note payable to First Insurance Funding Corporation for payment of director and officer insurance premiums, payable in monthly
installments of $3,692, including interest at 9.1%.	-	32,000

Subordinated note (Note 10) payable to Randy Kramer and
assigned to First National Bank, interest at 5.0%, secured by accounts receivable of the Company, payable in monthly
installments of $10,000 per month plus interest beginning
September 2009 and 5% of equity financings after February 2009.	560,000	600,000

Sub total	$2,420,510	$3,016,765
Less current maturities of long-term debt	(2,113,889)	(1,055,482)
Total Long-Term Debt	$306,621	$1,961,283

KL Energy Corporation
Notes to Consolidated Financial Statements

(11) Long-Term Debt (continued)

The following are the future maturities of long-term debt for the years ending December 31:

		Unrelated	Related
Year	Total	Party	Party

2010	$2,113,889	$1,851,389	$262,500
2011	129,121	9,121	120,000
2012	120,000	-	120,000
2013	57,500	-	57,500
2014	-	-	-
	$2,420,510	$1,860,510	$560,000

(12) Net Loss Per Common Share

The FASB Codification Section 260 provides for the calculation of “Basic” and “Diluted” earnings per share (“EPS”). Basic EPS includes no dilution and is computed by dividing income or (loss) applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS.   For the years ended December 31, 2009 and 2008, stock warrants for 3,125 shares were not included in the computation of diluted loss per share because their effect was anti-dilutive.  There were no other stock warrants or options issued or outstanding for the years ended December 31, 2009 and 2008.

Revision of Earnings Per Share

Upon review of our earnings per share calculations for previously reported periods, we concluded that several calculations were incorrect.   Shares outstanding of the accounting acquirer in connection with the reverse merger on September 30, 2008 were not reflected as if outstanding for the entire reporting period.  These corrections have no effect on previously reported net losses or cash flows.

Effects of Revisions

The following table sets forth the previously reported earnings per share and corrected earnings per share for previously filed financial statements:
	Year Ended						Year Ended
	December 31,	March 31, 2008	June 30, 2008		September 30, 2008		December 31,
	2007	3 Months	3 Months	6 Months	3 Months	9 Months	2008

NET LOSS	$(1,391,828)	$(1,361,374)	$(738,340)	$(2,099,714)	$(2,965,450)	$(5,065,254)	$(7,392,832)

EPS AS REPORTED:
Weighted Avg Shares Outstanding	15,623,452	24,107,801	36,436,158	30,306,036	15,612,348	15,612,348	15,623,452

Earnings per share reported *	$(0.09)	$(0.06)	$(0.02)	$(0.07)	$(0.19)	$(0.32)	$(0.47)

EPS AS CORRECTED:
Weighted Avg Shares Outstanding	9,900,266	9,900,266	9,900,266	9,900,266	9,900,266	9,900,266	11,342,697

Earnings per share corrected *	$(0.14)	$(0.14)	$(0.07)	$(0.21)	$(0.30)	$(0.51)	$(0.65)

* Basic and diluted

KL Energy Corporation
Notes to Consolidated Financial Statements

(13)  Escrow Shares

On September 30, 2008, four management shareholders entered into a Performance Escrow Agreement (“Agreement”) in conjunction with the Reverse Merger and Securities Purchase Agreement.  The Agreement calls for 9,900,765 of certain stockholders’ common stock to be placed in escrow until certain benchmarks are reached.  The agreement covering these shares provides that up to 20% of the escrowed shares are subject to cancellation if certain performance milestones by the Company are not met.

In connection with his removal on February 11, 2009, a former President and Chief Executive Officer of the Company entered into a settlement agreement with the Company which, among other things, provided for a release of his 4,356,337 shares of Company common stock from an escrow agreement.

In connection with his resignation as President and Chief Executive Officer, the Company agreed to release or cause the release of Mr. Corcoran’s 594,046 shares of the Company’s common stock, held by him that are subject to that certain lock-up agreement dated September 30, 2008, from the contractual restrictions and covenants set forth in that agreement.

(14) Common Stock Activity

On February 24, 2009, the Company consummated a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors listed on the signature pages of the Purchase Agreement (the “Investors”).  Pursuant to the terms of the Purchase Agreement, the Company issued to the Investors 18,181,818 shares of the Company’s common stock (the “Shares”) for a purchase price of $4,000,000 before expenses.

On August 11, 2009, the Company consummated a Securities Purchase Agreement with certain Investors listed on the signature pages of such Purchase Agreement.   Pursuant to the terms of the Purchase Agreement, the Company will issue to the Investors 4,545,454 shares for a purchase price of $1,000,000.  The shares were issued in October 2009 in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

Effective August 14, 2009, the Company approved the issuance of 48,437 and 46,875 shares of its common stock to Niton Capital and Green Fund, respectively, in settlement of an aggregate of $77,500 and $75,000, respectively, in interest penalties incurred by the Company for not filing a timely registration statement within sixty days after the Merger.  In light of the Company’s cash flow demands, all parties agreed that common shares would be issued to settle these obligations.  The shares were issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On May 13, 2009, the Company approved the issuance of 2,886,364 shares of its common stock to Pelly Management (“PM”)  in consideration of an aggregate of $635,000 in fees incurred by the Company for certain financial advisory services provided by PM since October 2008. Pursuant to the arrangement between the Company and PM, the Company was obligated to pay cash for the fees.  However, in light of the Company’s cash flow demands, the Company and PM agreed that the common shares would be issued in lieu of cash. The shares were issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On May 13, 2009, the Company approved the issuance of 2,319,205 shares of its common stock to Niton Capital (“NC”) in consideration of an aggregate of $510,225 in fees incurred by the Company for certain consulting and engineering services provided by NC from July 2008 to March 2009.   However, in light of the Company’s cash flow demands, the Company and NC agreed that the common shares would be issued in lieu of cash. The shares were issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

KL Energy Corporation
Notes to Consolidated Financial Statements

(14) Common Stock Activity (continued)

On October 2, 2009, the Company entered into a Securities Purchase Agreement with a certain Investor.  Pursuant to the terms of the Purchase Agreement, the Company received $600,000 before expenses on that date, representing 50% of the Investor’s commitment to purchase 800,000 shares of the Company’s common stock, and will either pay the remaining $600,000 within 14 days of receiving a written demand from the Company or, if the investor elects not to complete the investment commitment, all previously authorized shares will be cancelled.  As required by this agreement, the pricing of these shares was reduced to $1.10 per share, based on the absence of an investment by an additional institutional investor within 90 days after the date of the agreement, and the related 145,455 additional shares were deemed to be issued on December 31, 2009.  This Purchase Agreement provides for: (i) piggyback registration rights allowing the Investor to participate in registration statements filed by the Company and (ii) participation rights allowing the Investor to purchase its pro rata share of equity securities issued by the Company for cash, with certain exceptions including, without limitation, issuances relating to compensation, commercial credit arrangements, and strategic transactions involving ongoing business relationships. The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On November 17, 2009, the Company entered into a Securities Purchase Agreement with a certain Investor.  Pursuant to the terms of the Purchase Agreement, the Company received $750,000 before expenses on that date, representing 50% of the Investor’s commitment to purchase 1,000,000 shares of the Company’s common stock, and will either pay the remaining $750,000 within 14 days of receiving a written demand from the Company or, if the investor elects not to complete the investment commitment, all previously authorized shares will be cancelled.  As required by this agreement, the pricing of these shares was reduced to $1.10 per share, based on the absence of an investment by an additional institutional investor within 90 days after the date of the agreement, and the related 181,818 additional shares were deemed to be issued on February 14, 2010.  This Purchase Agreement provides for: (i) piggyback registration rights allowing the Investor to participate in registration statements filed by the Company and (ii) participation rights allowing the Investor to purchase its pro rata share of equity securities issued by the Company for cash, with certain exceptions including, without limitation, issuances relating to compensation, commercial credit arrangements, and strategic transactions involving ongoing business relationships.  The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On December 16, 2009, the Company entered into a Securities Purchase Agreement with a certain Investor.  Pursuant to the terms of the Purchase Agreement, the Company received $500,000 before expenses on that date, representing 50% of the Investor’s commitment to purchase 666,667 shares of the Company’s common stock, and will pay the remaining $500,000 within 14 days of receiving a written demand from the Company.  The pricing of these shares may be reduced based on certain subsequent events.  This Purchase Agreement provides for: (i) piggyback registration rights allowing the Investor to participate in registration statements filed by the Company and (ii) participation rights allowing the Investor to purchase its pro rata share of equity securities issued by the Company for cash, with certain exceptions including, without limitation, issuances relating to compensation, commercial credit arrangements, and strategic transactions involving ongoing business relationships. The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

(15) Income Tax

The Company has not recorded a provision for federal or state income taxes related to continuing operations for the years ended December 31, 2009 and 2008, due to the operating losses in those years.  The Company has recorded a full valuation allowance against the deferred tax assets due to the uncertainty of realizing these benefits.  As of December 31, 2009 the Company had net operating loss carry forwards of $7,003,915.  Significant components related to permanent differences include losses incurred prior to the Merger and non-deductible registration statement penalties.

KL Energy Corporation
Notes to Consolidated Financial Statements

(15) Income Tax (continued)

On January 1, 2007, the Company adopted the provisions of FASB Accounting Standards Codification 740 – Income Taxes (“ASC 740”), formerly referenced as FASB Interpretation 48 – Accounting for Uncertainty in Income Taxes. ASC 740prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  ASC 740 requires that the Company recognize in its consolidated financial statements only those tax positions that are “more-likely-than-not” of being sustained as of the adoption date, based on technical merits of the position.  As a result of the implementation of ASC 740, the Company performed a comprehensive review of its material tax positions in accordance with recognition and measurement standards established by ASC 740.  No unrecognized tax positions were recorded as of the date of adoption.

The Company uses the asset and liability method to account for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for future tax benefits for which realization is not considered more likely than not.

The following is a summary of the Company's deferred tax assets and liabilities at December 31:

	2009	2008
Deferred Tax Assets
Investment in Flow-Through Entities	$1,071,516	$185,202
Allowance for Doubtful Accounts	216,075	152,213
Accrued professional fees	151,598	-
Accrued Vacation	14,973	14,899
R&D Credit	24,995	6,312
Net Operating Loss	2,165,118	372,660
Total Deferred Tax Asset	3,644,275	731,286

Deferred Tax Liabilities
Prepaid Expense	14,467	28,270
Property and Equipment	11,356	10,144
Total Deferred Tax Liabilities	25,823	38,414

Net Deferred Tax Asset	3,618,452	692,872
Less Valuation Allowance	(3,618,452)	(692,872)

Net Deferred Taxes	$-	$-

A valuation allowance for the full amount of the deferred tax asset of $3,618,452 and $692,872 was recognized for the years ended December 31, 2009 and 2008, respectively, as realization of the deferred tax asset is not considered more likely than not.

KL Energy Corporation
Notes to Consolidated Financial Statements

(15) Income Tax (continued)

The income tax provision differs from the amount of income tax determined by applying the federal tax rate of 34% to pretax income due to the following at December 31:

	2009	2008
Computed "Expected" Tax Expense (Benefit)	$(2,803,867)	$(2,548,883)
Loss Prior to Merger not Subject to Income Taxes	-	1,756,703
R&D Credits	(24,995)	-
Nondeductible Expenses	3,139	52,625
Change in valuation allowance	2,925,580	692,872
Other, net	(99,857)	46,683

Income Tax Benefit	$-	$-

(16)  Noncontrolling Interests

On January 1, 2009, the Company adopted changes issued by the FASB to consolidation accounting and reporting. These changes establish accounting and reporting for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. These changes require, among other items, that (a) noncontrolling interests to be included in the consolidated statement of financial position within equity separate from the parent’s equity, (b) consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of operations, and (c) if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary should be measured at fair value and a gain or loss be recognized in net income based on such fair value. Other than the change in presentation of noncontrolling interests, the adoption of these changes had no impact on the consolidated financial statements. The presentation and disclosure requirements of these changes were applied retrospectively.

Components of noncontrolling interests are as follows as of December 31:

	2009	2008

Beginning of year	$193,399	$292,990
Estimated losses	(1,251,855)	(99,591)
End of year	$(1,058,456)	$193,399

KL Energy Corporation
Notes to Consolidated Financial Statements

(17) Retirement Plan

In 2006, the Company established a SIMPLE IRA salary deferral plan under Section 401(k) of the Internal Revenue Code for full-time employees who meet certain eligibility requirements.  Under the provisions of the plan, employees may elect to contribute a percentage of their compensation to the plan subject to the limitations prescribed by law.  The plan provides for matching contributions by the Company of 1% and 2% of eligible compensation in 2009 and 2008, respectively.  The Company made contributions of approximately $61,000 and $51,300 related to this plan for the years ended December 31, 2009 and 2008, respectively.  This plan is renewable annually at the discretion of the Company.

(18) Continuing Operations

During the period from its inception to December 31, 2009, the Company has incurred significant annual net losses. At December 31, 2009 and 2008, the Company has negative working capital (i.e. current assets less current liabilities) of approximately $6.4 million and $5.3 million, respectively, and its total liabilities exceed its total assets by approximately $3.2 million and $2.0 million, respectively.  The grain based ethanol industry, the industry in which the Company has historically operated, is facing challenges including the rising cost of raw materials (primarily corn), increased construction costs, and a reduction in public and governmental support.  Engineering and construction management represented a substantial amount of the Company’s business and the grain based ethanol industry challenges are an impediment to new grain based ethanol construction.  Furthermore, the Company has used cash flows generated by Company contracts to fund the construction of a demonstration cellulose based ethanol plant which management considers to be a significant part of the Company’s future within the ethanol industry.  Certain contractual payments that have been paid to the engineering and construction management business may have to be returned to one customer (Note 7).  Furthermore, there is a risk that the product produced at the demonstration cellulose based ethanol plant may not be immediately commercially viable, or the Company may not be able to produce sufficient saleable ethanol at this facility to cover the costs of plant operations or to repay its loans from outside debtors and affiliated companies.

These factors, among others, indicate the Company may be unable to meet its current obligations and may be unable to continue as a going concern.  Management has raised capital during 2008 and 2009 and continues to raise additional capital through various methods.  It is refocusing its business to cellulose based ethanol and the sale of cellulose based ethanol technology.  During 2009 and 2008, the Company received approximately $6.8 million (before expenses) and $6.1 million (before expenses) in equity and debt financing (Notes 8 and 14), respectively.  In January 2010, the Company received an additional $1.5 million (before expenses) in equity financing from an investor (Note 22).

(19) Commitments and Contingencies

Leases

We lease our office space and the total rent expense under our office lease obligation was approximately $63,300 and $65,000 for the years ended December 31, 2009 and 2008, respectively. We have office lease obligations, that expire September 30, 2011, of approximately $67,000 for 2010 and $52,000 for 2011. The Company also has various, primarily small equipment, leases which aggregated $32,640 and $31,062 in rent expense for the years ended December 31, 2009 and 2008, respectively.  Future commitments under these leases are approximately $21,000 for 2010, $9,300 for 2011, $9,300 for 2012, $8,400 for 2013, and $6,000 for 2014.

KL Energy Corporation
Notes to Consolidated Financial Statements

(19) Commitments and Contingencies (continued)

WBE leases approximately 30 acres of land in Upton, WY.  As of December 31, 2008, the lease was a month-to-month lease. Total rent expense under this agreement was approximately $54,510 and $15,700 for the years ended December 31, 2009 and 2008, respectively.  On March 4, 2009, WBE signed a lease for the same property with a 2 year term and an option to extend the lease to 2013.  The lease requires payments of $30,000 per year.

WBE Ownership

WBE has an agreement with a wood residue supplier to supply its demonstration plant with raw materials in exchange for an ownership interest in WBE.  The agreement between the two entities allows  the supplier to receive a 1% ownership interest in WBE for every 625 tons of wood feedstock delivered each year, up to 4% and 2,500 tons.   As of December 31, 2008, approximately 835 tons had been delivered since the inception of the agreement and the supplier was granted a 1% cumulative ownership interest in WBE in 2008.  The contribution of wood feedstock for ownership was valued at the fair market value of $10,500 at December 31, 2008.  No additional WBE ownership interest was granted in 2009 as no wood feedstock was provided by this supplier during the year.

Licensing Agreement

The Company had an agreement with the South Dakota School of Mines and Technology (“SDSM&T”) whereby SDSM&T granted the Company all intellectual property rights associated with joint discovery and development of any CBE technology in exchange for potential royalty payments.  No licenses have been sold to date and no amounts have been recorded in the consolidated financial statements related to this agreement.  In September 2009, the Company received confirmation from SDSM&T that the Company has no related current or future financial obligations and that this agreement has been terminated with the Company retaining all rights on the intellectual properties.  However, the Company and SDSM&T continue to collaborate on various technology projects.

Company Profit Share Agreement

The Company entered into a contract in 2007 whereby the Company would provide management and process improvement services to two biofuels production facilities in exchange for a standard monthly fee and a share of the customer’s profits at the end of the one-year contract term.  The Company received quarterly estimated payments of profit share amounts from one of its customers totaling approximately $157,000.  During 2008, the Company received notice from this customer that the customer would not meet profit projections and the customer requested a return of the profit share payments made.  The Company is disputing the revised profit share calculation, but has recorded a reserve against revenue and a liability for the profit share payments previously received and recognized during the year.  During 2007, one of the shareholders of the Company was a member of the Board of Managers for this customer and the Company had several other long-term agreements with this customer. The agreement was terminated in March, 2008.

KL Energy Corporation
Notes to Consolidated Financial Statements

(20) Litigation

The Company is named in a personal injury lawsuit relating to an employee of a subcontractor performing acid cleaning services of a grain based ethanol plant boiler.  The Company was also performing services at the grain based ethanol plant in 2006. The amount of liability, if any, is not determinable but the Company plans to vigorously defend its position. The insurance company for the grain based ethanol plant is defending the Company employee.  The jury trial, originally scheduled for March 2010, is now expected to take place in the third quarter of 2010 or later.

The Company is named in a pending action, which is captioned Dakota Supply Group, Inc. (“DSG”) v. KL Process Design Group, LLC (“KL”), and Midwest Renewable Energy, LLC, (“MRE”).  The action was commenced in 2008 for the collection of a debt of approximately $524,000 plus interest for electrical supplies and materials furnished by DSG to MRE.  DSG alleges that KL and MRE are responsible for the debt because KL executed the purchase order without clarifying that the debt was the responsibility of MRE and that credit was extended directly to KL rather than MRE.  Depositions have taken place between all parties. At this time, the Company is unable to predict the outcome of the case but plans to vigorously defend its position.

The Company provided construction management and engineering services for the construction of a new biofuels production facility in Iowa in 2007 for Willmark Energy, Inc. (“Willmark”). The Company believes that it would have provided services of approximately $800,000, including approximately $350,000 of services actually performed, for which it was not paid and filed a lien on the Willmark property.  Willmark refused to pay the Company for the unpaid services and subsequently filed a request for arbitration, counter-claiming that the Company failed to perform its design and project management duties under the construction contract and was seeking approximately $1.5 million in damages and the release of liens the Company has placed on Willmark assets.  In February 2010, in view of legal costs and especially management time, the Company accepted a settlement offer which required that Willmark pay $35,000 to the Company and the Company release its lien on the Willmark property.

On June 30, 2009, a lawsuit was brought against the Company, certain subsidiaries, and certain current and past officers in the District Court of Lincoln County, Nebraska.  The plaintiff is Midwest Renewable Energy, LLC, a Nebraska limited liability company ("MRE").  MRE previously engaged the Company to manage its existing ethanol facility, oversee its expansion construction and market the ethanol produced at its facilities.  The plaintiff alleges, among other things, that the named individuals and entities engaged in breaches of fiduciary duties owed to MRE, breaches of contract, fraud, interference with contract, conversion and negligence relating to the management and expansion of its corn-based ethanol facilities in Nebraska.

In August 2009, Company filed a motion to compel MRE to arbitrate its claims, and also separately filed three arbitration demands for claims relating to the three agreements between the Company and its affiliates and MRE that were at issue in the lawsuit.  In November 2009, the Court ruled for the Company and issued an order to compel arbitration. The Company and MRE are currently determining who shall arbitrate these arbitration claims and demands. It is expected that arbitration proceedings will begin in the second quarter of 2010.

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes resolution of such general litigation matters will not have a material adverse effect on the Company.

KL Energy Corporation
Notes to Consolidated Financial Statements

(21) Segment Information

As of December 31, 2008 the Company consisted of three segments, as defined by the Accounting Standards Codification, identified as engineering and management contracts, fuel, and biofuel.  The fuel segment, which provided ethanol fuel blends to retail users, was discontinued in January 2009 as a result of competition and pricing factors.  As of December 31, 2009, the Company manages its business and aggregates its operational and financial information in accordance with two reportable segments. Its engineering and management contract segment provides contracted engineering and project development to third party customers.  Despite the lack of activity in this segment in 2009, during which time the Company focused its resources on biofuel research and development, management believes this will be a viable business segment in the near future.  The biofuel segment is focused on developing unique technical and operational capabilities designed to enable the production and commercialization of biofuel, in particular ethanol from cellulosic biomass.  Starting in 2010, the Company expects to have the following business segments:  cellulosic ethanol revenue (from owned CBE facilities), lignin revenue (from CBE by-products), technology licensing fees (related to Company patents and/or proprietary technology), royalties (from third party CBE facilities utilizing the Company’s technology), and engineering consulting fees (on third party CBE facilities).

Management assesses performance and allocates resources based on specific financial information for the business segments.  For each segment, performance is generally assessed based on total operating expenses and capital expenditures.  Operating expenses for each segment include direct costs of that segment.  Expenses and assets shared by the segments require the use of judgments and estimates in determining the allocation of expenses to the segments.  Different assumptions or allocation methods could result in materially different results by segment.

Identifiable assets, depreciation and interest expense for the Company’s business segments were as follows (in thousands)

	As of December 31,
	2009	2008
Identifiable Fixed Assets:
Engineering and management contract	$326	$239
Biofuel research and development	7,402	7,349
Total	7,728	7,588
Accumulated Depreciation	(4,227)	(2,334)
Total Identifiable Fixed Assets	$3,501	$5,254

	For the Year Ended December 31,
	2009	2008
Depreciation :
Engineering and management contract	$43	$74
Biofuel research and development	1,858	1,718
Total Depreciation	$1,901	$1,792

Interest Expense:
Engineering and management contract	$96	$1,720
Biofuel research and development	99	194
Total Interest Expense	$195	$1,914

KL Energy Corporation
Notes to Consolidated Financial Statements

(22)  Related Party Transactions

In addition to the related party transactions discussed in Notes 4, 7, 10, and 13, the Company had the following related party transactions and account balances as of and for the years ended December 31, 2009 and 2008:

During 2009, Niton Capital (“NC”, a significant shareholder) provided the Company with certain consulting and engineering services.  As of December 31, 2009, the Company incurred approximately $930,000 in such services of which NC has not been paid for $420,000 as of December 31, 2009 and this amount is included in accrued liabilities in the 2009 consolidated balance sheets.

In February 2009 and April 2009, the Company entered into a consulting contract with Thomas Schueller, for the position of Executive Chairman of the Board, and Thomas Bolan, for the position of Chief Financial Officer, respectively.  In July 2009, the Company also entered into a consulting services contract with Alan Rae, a Director.  During the year ended December 31, 2009, fees paid to Messrs. Schueller, Bolan and Rae were $129,088 $109,588 and $38,500, respectively.

In calendar year 2008, up to March, 2008, three officers of KLPDG and affiliates (KLPDG was merged into KL Energy as of September 30, 2008), were board members of Midwest Renewable Energy (MRE), an ethanol plant located in Sutherland, NE. One of these board members was also an officer of MRE up to January, 2008 and all three former board members remain shareholders of MRE up to now. During the time period of 2007 and 2008 there was business transacted between the two companies wherein KLPDG, LLC, KLE, LLC and KLM, LLC, collectively contracted work for MRE on the original plant and for MRE on the expansion project-MREX (for the original plant) and had billings in 2008 of $613,719 , and had collections in 2008 of $555,985. The Company (and/or affiliates) listed accounts payable with MRE of $327,612 and accounts receivable with MRE of $228,806.  Both payable and receivable amounts are presently in dispute (by both parties) as of December 31, 2009.  Also, two officers of KLPDG and affiliates were shareholders (and/or family members were shareholders) of North Country Ethanol (NCE), an ethanol plant located in Rosholt, SD. During the time period of 2008, there was business transacted between the two companies wherein the LLC’s (aforementioned above) collectively contracted work for NCE on their ethanol plant and had billings in 2008 of $232,070 and had collections in 2008 of $144,475.

(23) Subsequent Events

Effective March 2, 2010, Mr. Corcoran resigned his position as the Company’s CEO and President and terminated his employment agreement with the Company.  As of the same date, Mr. Corcoran entered into a consulting agreement with the Company, pursuant to which he will continue to provide certain services relating to the Company’s general U.S. operations.  During the first four months of service under his consulting agreement, Mr. Corcoran will receive $12,251 per month.  Thereafter, he will receive a base of $3,000 per month and reimbursement of reasonable expenses.  The Company also: (i) issued to Mr. Corcoran an option to purchase 83,333 shares of the Company’s common stock at an exercise price of $1.10, exercisable for three years; and (ii) released 594,046 shares of common stock from the lock-up agreement between Mr. Corcoran and the Company dated September 30, 2008. The consulting agreement may be terminated by the Company at any time following the expiration of the first four months of the agreement and by Mr. Corcoran upon 10 days notice.

KL Energy Corporation
Notes to Consolidated Financial Statements

(23) Subsequent Events (continued)

The Company has entered into a consulting agreement with add blue Consultoria Ltda., a Brazilian consulting company, for the provision of certain executive services.  Pursuant to this agreement, the services of CEO and President of the Company and its subsidiaries will be performed by Peter Gross beginning March 8, 2010.  The Company’s Brazilian subsidiary, KLE Brazil Ltda., when formed, will fund the payment obligations under the consulting agreement.  An initial payment of $24,000 U.S. will be paid to add blue Consultoria Ltda. on March 31, 2010, and thereafter the monthly fee will be $16,000 U.S.  The consulting agreement may be terminated upon 90 days notice by either party.  It is anticipated that initially, until his appropriate immigration benefits have been secured, substantially all of Mr. Gross services will be performed at the Company’s Brazilian offices.

On January 6, 2010, the Company entered into a Securities Purchase Agreement with a certain Investor.  Pursuant to the terms of the Purchase Agreement, the Investor paid $1.5 million on that date, representing 50% of the Investor’s commitment to purchase 2,000,000 shares of the Company’s common stock, and will pay the remaining $1.5 million within 14 days of receiving a written demand from the Company.  The pricing of these shares may be reduced based on certain subsequent events.  This Purchase Agreement provides for: (i) piggyback registration rights allowing the Investor to participate in registration statements filed by the Company and (ii) participation rights allowing the Investor to purchase its pro rata share of equity securities issued by the Company for cash, with certain exceptions including, without limitation, issuances relating to compensation, commercial credit arrangements, and strategic transactions involving ongoing business relationships.  The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended, and deferred issuance costs will be charged against this transaction.

On November 17, 2009, the Company entered into a Securities Purchase Agreement with a certain Investor.  Pursuant to the terms of the Purchase Agreement, the Company received $750,000 (before expenses) on that date, representing 50% of the Investor’s commitment to purchase 1,000,000 shares of the Company’s common stock, and will either pay the remaining $750,000 within 14 days of receiving a written demand from the Company or, if the investor elects not to complete the investment commitment, all previously authorized shares will be cancelled.  As required by this agreement, the pricing of these shares was reduced by approximately 27% based on the absence of an investment by an additional institutional investor within 90 days after the date of the agreement and the related 181,818 additional shares were deemed to be issued on February 14, 2010.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE	AMOUNT *
SEC Registration fee	$2,139
Accounting fees and expenses	10,000
Legal fees and expenses	40,000
Printing and related expenses	3,000
TOTAL	$55,139

 *    Estimated.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We provide for indemnification of our directors and certain officers for liabilities and expenses that they may incur in such capacities. In general, our directors and certain officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

Except as set forth below, there were no sales of unregistered securities by KL Energy Corporation, during the past three years

In July 2008, KLPDG issued notes to Niton Capital (formerly PPM Holdings LTD), an affiliate of Fair Energy S.A., totaling $3,100,000 in principal amount. The notes accrued interest at a rate of 10% per annum.  In connection with the Merger, the notes were converted into an aggregate of 1,191,562 shares of our common stock at a conversion rate of 66.66% of the price paid by investors under the a securities purchase agreement.

In September 2008, KLPDG issued notes to The Green Fund, an affiliate of Pluris Sustainable Investments S.A., totaling $3,000,000 in principal.  The notes accrued interest at a rate of 10% per annum.  In connection with the Merger, the notes were converted into an aggregate of 1,134,375 shares of our common stock at a conversion rate of 66.66% of the price paid by investors under the a securities purchase agreement.

On September 30, 2008, the Company issued an aggregate of 3,125 units, each unit comprised of two shares of our common stock and a warrant to purchase one share of common stock pursuant to the terms of a securities purchase agreement. The purchase price per unit was $8.00 for an aggregate purchase price of $25,000.

On February 24, 2009, the Company consummated a Securities Purchase Agreement with certain Investors listed on the signature pages of the Purchase Agreement.  Pursuant to the terms of such Purchase Agreement, the Company issued to the Investors 18,181,818 shares of the Company’s common stock for a purchase price of $4,000,000 before expenses.

On August 11, 2009, the Company consummated a Securities Purchase Agreement with certain Investors listed on the signature pages of such Purchase Agreement.   Pursuant to the terms of such Purchase Agreement, the Company will issue to the Investors 4,545,454 shares for a purchase price of $1,000,000.  The shares were issued in October 2009 in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

Effective August 14, 2009, the Company approved the issuance of 48,437 and 46,875 shares of its common stock to Niton Capital and Green Fund, respectively, in settlement of an aggregate of $77,500 and $75,000, respectively, in interest penalties incurred by the Company for not filing a timely registration statement within sixty days after the Merger.  In light of the Company’s cash flow demands, all parties agreed that common shares would be issued to settle these obligations.  The shares were issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On May 13, 2009, the Company approved the issuance of 2,886,364 shares of its common stock to Pelly Management (“PM”)  in consideration of an aggregate of $635,000 in fees incurred by the Company for certain financial advisory services provided by PM since October 2008. Pursuant to the arrangement between the Company and PM, the Company was obligated to pay cash for the fees.  However, in light of the Company’s cash flow demands, the Company and PM agreed that the common shares would be issued in lieu of cash. The shares were issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On May 13, 2009, the Company approved the issuance of 2,319,205 shares of its common stock to Niton Capital (“NC”) in consideration of an aggregate of $510,225 in fees incurred by the Company for certain consulting and engineering services provided by NC from July 2008 to March 2009.  In light of the Company’s cash flow demands, the Company and NC agreed that the common shares would be issued in lieu of cash. The shares were issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On October 2, 2009, the Company entered into a Securities Purchase Agreement with a certain Investor.  Pursuant to the terms of such Purchase Agreement, the Company received $600,000 before expenses on that date, representing 50% of the Investor’s commitment to purchase 800,000 shares of the Company’s common stock, and will either pay the remaining $600,000 within 14 days of receiving a written demand from the Company or, if the investor elects not to complete the investment commitment, all previously authorized shares will be cancelled.  As required by this agreement, the pricing of these shares was reduced to $1.10 per share, based on the absence of an investment by an additional institutional investor within 90 days after the date of the agreement, and the related 145,455 additional shares were deemed to be issued on December 31, 2009.  This Purchase Agreement provides for: (i) piggyback registration rights allowing the Investor to participate in registration statements filed by the Company and (ii) participation rights allowing the Investor to purchase its pro rata share of equity securities issued by the Company for cash, with certain exceptions including, without limitation, issuances relating to compensation, commercial credit arrangements, and strategic transactions involving ongoing business relationships. The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On November 17, 2009, the Company entered into a Securities Purchase Agreement with a certain Investor.  Pursuant to the terms of such Purchase Agreement, the Company received $750,000 before expenses on that date, representing 50% of the Investor’s commitment to purchase 1,000,000 shares of the Company’s common stock, and will either pay the remaining $750,000 within 14 days of receiving a written demand from the Company or, if the investor elects not to complete the investment commitment, all previously authorized shares will be cancelled.  As required by this agreement, the pricing of these shares was reduced to $1.10 per share, based on the absence of an investment by an additional institutional investor within 90 days after the date of the agreement, and the related 181,818 additional shares were deemed to be issued on February 14, 2010.  This Purchase Agreement provides for: (i) piggyback registration rights allowing the Investor to participate in registration statements filed by the Company and (ii) participation rights allowing the Investor to purchase its pro rata share of equity securities issued by the Company for cash, with certain exceptions including, without limitation, issuances relating to compensation, commercial credit arrangements, and strategic transactions involving ongoing business relationships.  The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On December 16, 2009, the Company entered into a Securities Purchase Agreement with a certain Investor.  Pursuant to the terms of such Purchase Agreement, the Company received $500,000 before expenses on that date, representing 50% of the Investor’s commitment to purchase 666,667 shares of the Company’s common stock, and will either pay the remaining $750,000 within 14 days of receiving a written demand from the Company or, if the investor elects not to complete the investment commitment, all previously authorized shares will be cancelled.  As required by this agreement, the pricing of these shares was reduced to $1.10 per share, based on the absence of an investment by an additional institutional investor within 90 days after the date of the agreement, and the related 121,212 additional shares were deemed to be issued on March 16, 2010.  This Purchase Agreement provides for: (i) piggyback registration rights allowing the Investor to participate in registration statements filed by the Company and (ii) participation rights allowing the Investor to purchase its pro rata share of equity securities issued by the Company for cash, with certain exceptions including, without limitation, issuances relating to compensation, commercial credit arrangements, and strategic transactions involving ongoing business relationships. The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On January 6, 2010, the Company entered into a securities purchase agreement with a certain investor.  Pursuant to the terms of such purchase agreement, the investor paid $1.5 million (for proceeds to the Company of $1.35 million) on that date, representing 50% of the investor’s commitment to purchase 2,000,000 shares of the Company’s common stock, and will either pay the remaining $1.5 million within 14 days of receiving a written demand from the Company or, if the investor elects not to complete the investment commitment, all previously authorized shares will be cancelled.  As required by this agreement, the pricing of these shares were reduced to $1.10 per share, based on the absence of an investment by an additional institutional investor within 90 days after the date of the agreement.  This purchase agreement provides for: (i) piggyback registration rights allowing the investor to participate in certain registration statements filed by the Company and (ii) participation rights allowing the investor to purchase its pro rata share of equity securities issued by the Company for cash, with certain exceptions including, without limitation, issuances relating to compensation, commercial credit arrangements, and strategic transactions involving ongoing business relationships.

Effective April 6, 2010, pursuant to the terms of a Securities Purchase Agreement consummated on January 6, 2010 and which Agreement required pricing of these shares to be reduced to $1.10 per share based on the absence of an investment by an additional institutional investor within 90 days after the date of the agreement, the Company will issue to this Investor an additional 363,636 shares of the Company’s common stock at $1.10 per share. The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

On May 3, 2010, the Company received the final installment of a Securities Purchase Agreement with a certain Investor listed on the signature page of such Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the Company will issue to the Investors 545,455 shares of the Company’s common stock, at $1.10 per share, for proceeds to the Company of $540,000. The shares will be issued in reliance on the exemption provided by Regulation S of the Securities Act of 1933, as amended.

In the above issuances, the Company made no general solicitation and the Company believes that purchasers of the securities were both accredited investors and not U.S. persons (as defined under Regulation S).  The Company relied upon exemptions from securities registration for non-public offerings and offerings pursuant to Regulation S in issuing the shares described above.

On March 2, 2010, the Company agreed to issue to Mr. Corcoran an option to purchase 83,333 shares of the Company’s common stock at a purchase price of $1.10 per share.  This option will become fully vested on April 1, 2010, and will be exercisable for a period of three years.  The option was issued to Mr. Corcoran pursuant to exemptions from the registration requirements for private offerings.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are included as part of this Form S-1.

Exhibit Number	Description
1.1	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger dated September 30, 2008 between the registrant and KL Process Design Group, LLC (filed on October 7, 2008 as Exhibit 2.1 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

2.2
Agreement of Merger dated September 30, 2008 between the registrant and KL Process Design Group, LLC (filed on October 7, 2008 as Exhibit 2.2 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

2.3
Articles of Merger dated September 30, 2008 between the registrant and KL Process Design Group, LLC (filed on October 7, 2008 as Exhibit 2.3 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

2.4
Securities Purchase Agreement dated September 30, 2008 between the registrant and certain investors (filed on October 7, 2008 as Exhibit 2.4 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

3.1	Articles of Incorporation, incorporated by reference to our Registration Statement on Form SB-2, filed August 7, 2007

3.2	Amended and Restated Bylaws of the Company, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, filed March 9, 2010

5.1	Holland & Hart LLP Legal Opinion

10.1
Securities Purchase Agreement dated September 30, 2008 between the registrant and certain investors (filed on October 7, 2008 as Exhibit 10.1 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

10.2	Form of Common Stock Purchase Warrant (filed on October 7, 2008 as Exhibit 10.2 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

10.3
Performance Escrow Agreement dated September 30, 2008 between the registrant and certain shareholders (filed on October 7, 2008 as Exhibit 10.3 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

10.4
Employment Agreement dated September 30, 2008 between the registrant and Randy Kramer (filed on October 7, 2008 as Exhibit 10.4 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

10.5
Employment Agreement dated January 1, 2010 between the registrant and David Litzen, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.6
Employment Agreement dated January 1, 2010 between the registrant and Dennis Harstad, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.7
Employment Agreement dated January 1, 2010 between the registrant and Steve Corcoran, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.8	Term Loan Agreement, dated October 9, 2008, between the registrant and O2Diesel Corporation.

10.9	Secured Promissory Note, dated October 9, 2008, from O2Diesel Corporation in favor of the registrant.

10.10	Supply and Distribution Agreement, dated October 9, 2008, between the registrant and O2Diesel Corporation.

10.11	Securities Purchase Agreement, dated February 24, 2009, between the registrant and certain investors listed on the signature pages thereto.

10.12	Amendment to Loan Agreement, dated March 27, 2009 between Western Biomass Energy, LLC and Security National Bank of Omaha, and related Guaranty by registrant.

10.13
Securities Purchase Agreement, dated October 2, 2009, between the registrant and a certain investor listed on the signature page thereto, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010

10.14
Securities Purchase Agreement, dated November 17, 2009, between the registrant and a certain investor listed on the signature page thereto, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.15
Securities Purchase Agreement, dated December 16, 2009, between the registrant and a certain investor listed on the signature page thereto, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.16
Securities Purchase Agreement, dated January 6, 2010, between the registrant and a certain investor listed on the signature page thereto, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.17	Consulting agreement between the registrant and CMN, Inc./Alan Rae, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, filed March 9, 2010

10.18	Consulting agreement between the registrant and Steven Corcoran, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, filed March 9, 2010

10.19	Promissory Note between registrant and Randy Kramer, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, filed March 9, 2010

16.1	Letter from Moore & Associates, Chartered (filed on October 7, 2008 as Exhibit 16.1 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

21	List of Subsidiaries.

23.1*	Consent of Ehrhardt, Keefe, Steiner & Hottman PC

23.2	Consent of Holland & Hart LLP contained in their opinion filed as Exhibit 5.1 hereto

* Filed herewith.

UNDERTAKINGS

The undersigned Registrant undertakes:

(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in Rapid City, South Dakota, on June 18, 2010.

KL Energy Corporation

By:	/s/ Peter Gross
Peter Gross, President, and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Peter Gross	President and Chief Executive Officer	June 18, 2010
Peter Gross

/s/ Thomas Bolan	Acting Chief Financial Officer	June 18, 2010
Thomas Bolan

/s/ Thomas Schueller	Director	June 18, 2010
Thomas Schueller

/s/ Alan Rae	Director	June 18, 2010
Alan Rae

/s/ Alain Vignon	Director	June 18, 2010
Alain Vignon

EXHIBIT INDEX

The following exhibits are included as part of this Form S-1.

Exhibit Number	Description
1.1	Form of Underwriting Agreement

2.1
Agreement and Plan of Merger dated September 30, 2008 between the registrant and KL Process Design Group, LLC (filed on October 7, 2008 as Exhibit 2.1 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

2.2
Agreement of Merger dated September 30, 2008 between the registrant and KL Process Design Group, LLC (filed on October 7, 2008 as Exhibit 2.2 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

2.3
Articles of Merger dated September 30, 2008 between the registrant and KL Process Design Group, LLC (filed on October 7, 2008 as Exhibit 2.3 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

2.4
Securities Purchase Agreement dated September 30, 2008 between the registrant and certain investors (filed on October 7, 2008 as Exhibit 2.4 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

3.1	Articles of Incorporation, incorporated by reference to our Registration Statement on Form SB-2, filed August 7, 2007

3.2	Amended and Restated Bylaws of the Company, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, filed March 9, 2010

5.1	Holland & Hart LLP Legal Opinion

10.1
Securities Purchase Agreement dated September 30, 2008 between the registrant and certain investors (filed on October 7, 2008 as Exhibit 10.1 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

10.2	Form of Common Stock Purchase Warrant (filed on October 7, 2008 as Exhibit 10.2 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

10.3
Performance Escrow Agreement dated September 30, 2008 between the registrant and certain shareholders (filed on October 7, 2008 as Exhibit 10.3 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

10.4
Employment Agreement dated September 30, 2008 between the registrant and Randy Kramer (filed on October 7, 2008 as Exhibit 10.4 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

10.5
Employment Agreement dated January 1, 2010 between the registrant and David Litzen, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.6
Employment Agreement dated January 1, 2010 between the registrant and Dennis Harstad, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.7
Employment Agreement dated January 1, 2010 between the registrant and Steve Corcoran, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.8	Term Loan Agreement, dated October 9, 2008, between the registrant and O2Diesel Corporation.

10.9	Secured Promissory Note, dated October 9, 2008, from O2Diesel Corporation in favor of the registrant.

10.10	Supply and Distribution Agreement, dated October 9, 2008, between the registrant and O2Diesel Corporation.

10.11	Securities Purchase Agreement, dated February 24, 2009, between the registrant and certain investors listed on the signature pages thereto.

10.12	Amendment to Loan Agreement, dated March 27, 2009 between Western Biomass Energy, LLC and Security National Bank of Omaha, and related Guaranty by registrant.

10.13
Securities Purchase Agreement, dated October 2, 2009, between the registrant and a certain investor listed on the signature page thereto, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.14
Securities Purchase Agreement, dated November 17, 2009, between the registrant and a certain investor listed on the signature page thereto, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.15
Securities Purchase Agreement, dated December 16, 2009, between the registrant and a certain investor listed on the signature page thereto, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.16
Securities Purchase Agreement, dated January 6, 2010, between the registrant and a certain investor listed on the signature page thereto, incorporated by reference to our Annual Report on Form 10-K for the year ended  December 31, 2009, filed March 9, 2010.

10.17	Consulting agreement between the registrant and CMN, Inc./Alan Rae, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, filed March 9, 2010

10.18	Consulting agreement between the registrant and Steven Corcoran, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, filed March 9, 2010

10.19	Promissory Note between registrant and Randy Kramer, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, filed March 9, 2010

16.1	Letter from Moore & Associates, Chartered (filed on October 7, 2008 as Exhibit 16.1 to the registrant’s Report on Form 8-K (File No. 000-52773) and incorporated herein by reference).

21	List of Subsidiaries.

23.1*	Consent of Ehrhardt, Keefe, Steiner & Hottman PC

23.2	Consent of Holland & Hart LLP contained in their opinion filed as Exhibit 5.1 hereto

* Filed herewith.